     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2002

                                                      REGISTRATION NO. 333-39350
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------

                                AMENDMENT NO. 6

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ----------------------------
                                 RIBAPHARM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             2834                            95-4805655
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                               3300 HYLAND AVENUE
                              COSTA MESA, CA 92626
                                 (714) 545-0100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                          ----------------------------

                              ROGER D. LOOMIS, JR.
                               3300 HYLAND AVENUE
                              COSTA MESA, CA 92626
                                 (714) 545-0100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                          ----------------------------
                                   Copies to:

                  Jeffrey Bagner                                    Frederick W. Kanner
     Fried, Frank, Harris, Shriver & Jacobson                      Dewey Ballantine LLP
                One New York Plaza                              1301 Avenue of the Americas
             New York, New York 10004                            New York, New York 10019
                  (212) 859-8000                                      (212) 259-8000

                          ----------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                          ----------------------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.  [ ]   _________________



If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   _________________



If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [ ]   _________________



If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ----------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS            Subject to completion            April 3, 2002

--------------------------------------------------------------------------------

26,000,000 Shares

[RIBAPHARM LOGO]
Common Stock

--------------------------------------------------------------------------------

This is an initial public offering of shares of our common stock. ICN Pharmaceuticals, Inc. is selling all of these shares of our common stock and will receive all of the proceeds of this offering. We expect the public offering price to be between $13.00 and $15.00 per share.

UPON COMPLETION OF THIS OFFERING, ICN WILL OWN APPROXIMATELY 82.67% OF OUR OUTSTANDING SHARES OF COMMON STOCK, ASSUMING NO EXERCISE OF THE OVER-ALLOTMENT OPTION REFERRED TO BELOW. IF THE OVER-ALLOTMENT OPTION REFERRED TO BELOW IS EXERCISED, ICN WILL OWN APPROXIMATELY 80.07% OF OUR OUTSTANDING SHARES OF COMMON STOCK.

Our common stock is approved for listing on the New York Stock Exchange under the symbol "RNA," subject to official notice of issuance.

BEFORE BUYING ANY SHARES YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR COMMON STOCK IN "RISK FACTORS" BEGINNING ON PAGE 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER SHARE    TOTAL
----------------------------------------------------------------------------------
Public offering price                                         $           $
----------------------------------------------------------------------------------
Underwriting discounts and commissions                        $           $
----------------------------------------------------------------------------------
Proceeds, before expenses, to ICN                             $           $
----------------------------------------------------------------------------------

The underwriters may also purchase up to an additional 3,900,000 shares of our common stock from ICN at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts
and commissions will be $          and the total proceeds to ICN, before
expenses, will be $          .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about           ,
2002.

UBS WARBURG
                                   CIBC WORLD MARKETS
                                                                        SG COWEN

--------------------------------------------------------------------------------

Until                , 2002 (25 days after the date of this prospectus), all
dealers selling shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary....................    3
The offering..........................    8
Summary financial data................   10
Risk factors..........................   11
Forward-looking information...........   29
Use of proceeds.......................   30
Dividend policy.......................   30
Capitalization........................   31
Dilution..............................   32
Selected financial data...............   33
Management's discussion and analysis
  of financial condition and results
  of operations.......................   34
Business..............................   40
Management............................   70
Relationship with ICN.................   81
Principal and selling stockholders....   90
Description of capital stock..........   91
Shares eligible for future sale.......   94
Underwriting..........................   96
Legal matters.........................   99
Experts...............................   99
Where you can find more information...  100
Index to financial statements.........  F-1

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. We urge you to read this entire prospectus carefully, including the "Risk factors" section, before making an investment decision. We derived the financial and other information contained in this prospectus from our historical performance as a division within the ICN Pharmaceuticals, Inc. consolidated group.

OUR BUSINESS

We are a biotechnology company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. Prior to this offering, we were operated as a division of ICN Pharmaceuticals, Inc.


Our product ribavirin is an antiviral drug that Schering-Plough Ltd. markets under license from us as a therapy for the treatment of hepatitis C in the United States, the European Union and Japan. Ribavirin is marketed in combination with Schering-Plough's interferon alfa-2b and Schering-Plough's pegylated interferon alfa-2b. Our royalties from sales of ribavirin by Schering-Plough were $110 million for 1999, $155 million for 2000 and $139 million for 2001. The royalty payment for sales of ribavirin in the first quarter of 2002 is payable in late May 2002. ICN will retain this royalty payment. The royalty payment for sales of ribavirin in the second quarter of 2002 is payable in late August 2002. This royalty payment will be divided between us and ICN on a pro-rata basis based on the closing date of this offering. We will retain all subsequent royalty payments.



We have two next generation compounds, which are similar to ribavirin, as product candidates. These product candidates are Levovirin and Viramidine. We filed an investigational new drug application with the US Food and Drug Administration, or FDA, for Levovirin in December 2000. In February 2001, we began Phase I clinical trials on Levovirin in the United States. In June 2001, we licensed Levovirin to F. Hoffmann-La Roche. In September 2001, we initiated Phase I clinical trials on Viramidine in Europe. We filed an investigational new drug application with the FDA in December 2001 for Viramidine. In late March 2002, we began additional Phase I clinical trials on Viramidine in the United States.


To further expand our antiviral pipeline, we and ICN licensed two other compounds from third parties. These compounds are Hepavir B and IL-12. ICN licensed Hepavir B from Metabasis Therapeutics, Inc. in October 2001. Hepavir B is a compound we intend to develop for the treatment of hepatitis B. ICN contributed the Hepavir B license to us. We and ICN licensed IL-12 from F. Hoffmann-La Roche in June 2001. IL-12 is a developmental compound for the treatment of cancer and allergies. We have not taken any steps at this time to develop IL-12. ICN contributed all of its rights under the IL-12 license to us.

Ribavirin, Levovirin and Viramidine came from our extensive library of nucleoside analog chemical compounds. ICN initially began discovering the compounds from 1968 through 1976. ICN developed additional compounds from 1985 through 1988. Since March 2000, we discovered additional compounds using chemical methods known as combinatorial chemistry. In total, we presently have over 6,500 nucleoside analog compounds in our library. Nucleoside analogs are small-molecule-type chemicals that resemble the natural building blocks of human and viral genetic material. This genetic material is commonly known as DNA and RNA. We believe that our library contains one of the largest collections of nucleoside analogs in the world. We intend to combine our scientific expertise with advanced drug screening techniques in an effort to discover and develop new product candidates using our nucleoside analog library. During 2001, we acquired more than 70,000 diverse non-nucleoside analog compounds from third parties to complement our nucleoside analog library. These

--------------------------------------------------------------------------------
non-nucleoside compounds also target antiviral and anticancer areas. We intend to use these non-nucleoside compounds to facilitate our development of new products. To date, ribavirin is the only compound we have commercialized from our library.

RELATIONSHIP WITH ICN

ICN has advised us that it is initiating the public offering at this time as part of a larger corporate restructuring plan intended to enhance the success and efficiency of each of its three core businesses. See "Relationship with ICN."

In February 2000, ICN retained UBS Warburg LLC to advise it regarding possible strategic alternatives. On June 15, 2000, ICN publicly announced a restructuring plan to split into three separate companies. ICN has advised us that, as part of its restructuring, it is committed to distributing its remaining interest in us to ICN's stockholders in a tax-free spin-off no later than six months after completion of this offering. ICN developed its corporate restructuring plan after consulting with UBS Warburg LLC.

ICN has advised us that it believes the restructuring and spin-off will result in the following benefits:

 -- GREATER STRATEGIC FOCUS AND REDUCED INEFFICIENCIES. As a result of each of its three core businesses having its own board of directors and separate management team, ICN expects the businesses will be better able to focus on corporate and strategic opportunities. These opportunities include acquisitions and investments that are critical to the growth and success of each of the businesses. In addition, ICN expects that the restructuring and spin-off will eliminate the difficulties and inefficiencies inherent in managing three separate businesses.

 -- INCREASED OFFERING PROCEEDS. ICN believes that its proceeds from the public offering are likely to be greater since ICN is committed to distributing its interest in us to ICN stockholders on a tax-free basis as soon as possible after this offering. ICN believes that investors should place a higher valuation on us if they believe that we will be operated independently from ICN, rather than as a consolidated subsidiary, and that investors will be more interested in purchasing shares of our common stock if there will be more liquidity in the near future.

 -- EQUITY CURRENCY MORE DIRECTLY LINKED TO EACH BUSINESS. As a result of the restructuring and spin-off, each of ICN's core businesses will have its own equity currency. ICN expects that this will result in better incentives for, and greater accountability of, employees by allowing incentive compensation to be more closely linked with market performance of the stock of each of the businesses. In addition, ICN believes that equity currency more closely linked to each business may be more attractive consideration for future acquisitions.

 -- BROADER EQUITY RESEARCH COVERAGE. ICN believes that the restructuring and spin-off are likely to facilitate broader equity research coverage of both ICN and us, thereby expanding the range of prospective equity investors in both ICN and us.

ICN has advised us that its commitment to distribute its remaining interest in us to ICN's stockholders on a tax-free basis is subject to:

 -- obtaining a ruling from the Internal Revenue Service that the distribution will qualify as a tax-free spin-off under US tax laws or a favorable opinion from ICN's counsel regarding the federal income tax consequences of the distribution; and

 -- compliance with all other applicable laws, including SEC regulations, Delaware General Corporation Law provisions regarding the payment of dividends and compliance with applicable fraudulent conveyance laws.

--------------------------------------------------------------------------------
 4

In addition, while ICN has been advised by counsel that stockholder approval is not legally required, it may also seek the approval of the spin-off by its stockholders. ICN has advised us that it filed in March 2002 a request with the Internal Revenue Service for a ruling that the distribution will qualify as a tax-free spin-off under US tax laws. Typically, it takes four to six months from the date of submission of a ruling request for the Internal Revenue Service to make a determination. We cannot assure you that it will not take longer for the Internal Revenue Service to rule on ICN's request or that the Internal Revenue Service will issue a favorable ruling. Nor can we assure you that ICN will be able to obtain a favorable opinion from ICN's counsel or that the Internal Revenue Service or a court will agree with the conclusions reached in that opinion. Furthermore, ICN's commitment to effect the spin-off does not constitute a binding legal obligation to do so. See "Risk factors -- Risks relating to our separation from ICN -- ICN's commitment to distribute its interest in us in a tax-free spin-off is subject to conditions and may not occur" and "Relationship with ICN -- Tax-Free Spin-Off."

In order to facilitate this offering, ICN commenced a tender offer and consent solicitation with respect to its outstanding 8 3/4% senior notes due 2008. As presently in effect, the covenants governing the 8 3/4% senior notes would prohibit ICN from contributing to us the Schering-Plough license agreement and would impose restrictions on the conduct of our business. On March 7, 2002, ICN announced that it had received the requisite consents necessary to remove these covenants and entered into a supplemental indenture to this effect. However, the removal of the covenants will not become operative until the tendered 8 3/4% senior notes are purchased by ICN. The purchase of the 8 3/4% senior notes is expected to occur concurrently with the completion of this offering. It is a condition to the completion of this offering that the 8 3/4% senior notes are purchased pursuant to the tender offer.

Upon completion of this offering, we become jointly and severally liable with ICN for the obligations under $525 million of 6 1/2% convertible subordinated notes due 2008 issued by ICN in July 2001. As between ICN and us, ICN agreed to make all interest and principal payments on these notes. However, we will be responsible for these payments to the extent ICN does not make these payments. In that event, we would have a claim against ICN for any payments ICN does not make. We can only amend this agreement, in a manner adverse to us, with the approval of holders of a majority of our outstanding shares of common stock, excluding shares held by ICN. In the event of the spin-off, a holder who converts those notes will receive, in addition to shares of ICN common stock, the same number of shares of our common stock that the holder would have received had the holder converted the notes immediately prior to the record date for the spin-off. See "Relationship with ICN -- ICN Convertible Notes."

RIBAVIRIN FOR HEPATITIS C

In 1995, ICN granted an exclusive license to Schering-Plough for all oral forms of ribavirin for the treatment of chronic hepatitis C. ICN also granted to Schering-Plough an option to license oral forms of ribavirin for additional indications we develop.

In 1998, Schering-Plough received FDA approval to market ribavirin in the United States in combination with Schering-Plough's interferon alfa-2b for the treatment of chronic hepatitis C in patients with compensated liver disease who have relapsed following alpha interferon therapy. Most hepatitis C patients have compensated liver disease. This means that these patients have relatively normal liver function. According to the World Health Organization, as many as 170 million people worldwide are infected by the hepatitis C virus. Of these, it is estimated that approximately 10 million reside in the United States, Europe and Japan.

In May 1999, the European Union granted Schering-Plough authorization to market ribavirin with interferon alfa-2b as a combination therapy in the European Union for the same patient populations as those approved in the United States.

--------------------------------------------------------------------------------

In March 2001, the European Union granted Schering-Plough authorization to market ribavirin with pegylated interferon alfa-2b, a longer lasting form of interferon alfa-2b, as a combination therapy in the European Union for the same patient populations as those previously approved for the ribavirin and interferon alfa-2b combination therapy.

In August 2001, the FDA granted Schering-Plough authorization to market ribavirin with pegylated interferon alfa-2b as a combination therapy for the treatment of chronic hepatitis C in the United States in patients with compensated liver disease previously untreated with interferon alpha and who are at least 18 years of age.

In late 2001, Schering-Plough received marketing and pricing approval for ribavirin and interferon alfa-2b as a combination therapy for the treatment of chronic hepatitis C in Japan.

OUR TECHNOLOGY PLATFORM

We believe nucleoside analogs present significant opportunities for drug development. Nucleoside analogs treat viruses and cancers by modifying the natural structure of DNA and RNA in a way that disrupts the replication of viruses and cancer cells. The FDA has approved approximately 15 nucleoside analogs for antiviral and anticancer indications. Ribavirin is the only one of these nucleoside analogs that we own. Some of these nucleoside analogs are marketed as monotherapy treatments. Others, like ribavirin, are marketed as part of a combination therapy with other drugs. According to IMS Health Incorporated, revenues for 2000 in the United States for the top four selling nucleoside analogs were approximately $2.6 billion. According to IMS Health Incorporated, the top four selling nucleoside analogs in the United States for 2000 were Epivir, also known as Lamivudine, marketed by GlaxoSmithKline plc, Famvir marketed by Novartis AG, Gemzar marketed by Eli Lily and Company and Zerit marketed by Bristol-Myers Squibb Company. We also believe that our nucleoside analog library provides a potentially greater opportunity for successful antiviral and anticancer drug discovery when compared to the random screening of large numbers of diverse chemical compounds. We base our belief on the fact that the chance of fitting molecules like nucleoside analogs to genetic targets with viruses and cancer cells is higher than the chance of fitting random unrelated small molecules to these same targets. During 2001, we acquired more than 70,000 diverse non-nucleoside compounds from third parties to complement our nucleoside analog library. These non-nucleoside compounds also target antiviral and anticancer areas.

RESEARCH AND DEVELOPMENT PROGRAM

Our research and development efforts seek to capitalize on our chemical compound library. We believe this library may provide us with a large supply of potential new drug candidates. We are screening our chemical compound library for our target indications, hepatitis C, hepatitis B, HIV and cancer.

In March 2000, we hired Johnson Y.N. Lau, MD, PhD, to lead our research and development efforts. Dr. Lau, an expert in viruses and liver diseases, was formerly senior director in antiviral research at the Schering-Plough Research Institute. We expanded our research team from 12 scientists on March 1, 2000 to approximately 100 scientists on December 31, 2001. We plan to continue to expand our research team to over 120 scientists by the end of 2002. We spent approximately $6 million in each of 2000 and 2001 to upgrade and modernize our research equipment. In addition, ICN spent approximately $12 million in 2000 and $16 million in 2001 on capital improvements to ICN's headquarters. A substantial portion of these improvements were to upgrade and modernize our laboratories that we lease from ICN.

In addition to ribavirin, to date we derived four product candidates from our nucleoside analog library. These include Levovirin and Viramidine.

--------------------------------------------------------------------------------
 6

 -- Based on preclinical studies, we believe that Levovirin may have an ability to stimulate an immune response to some viral infections without the anemia associated with ribavirin. We filed an investigational new drug application to begin clinical testing of Levovirin for use in combination with interferon alpha for the treatment of hepatitis C in December 2000. Based on this investigational new drug application, we began Phase I clinical trials on Levovirin in the United States in February 2001. In June 2001, we exclusively licensed Levovirin to F. Hoffmann-La Roche for further development. See "Business -- Products in
      Development -- Levovirin."


 -- Based on preclinical studies we believe that Viramidine may generate an antiviral and immune response to hepatitis C virus infections better than ribavirin, but with less side effects. In September 2001, we initiated Phase I clinical trials on Viramidine in Europe. We filed an investigational new drug application with the FDA in December 2001. In late March 2002, we began additional Phase I clinical studies on Viramidine in the United States.


We continuously evaluate the status of the research and development programs of our product candidates. We may reduce or eliminate any of these programs if we believe that a candidate may not be successfully commercialized or if we decide to devote our resources to other product candidates.

We have an agreement that provides Schering-Plough with the option or right of first/last refusal to license various products we may develop. See
"Business -- Products in Development -- November 2000 Schering-Plough
Agreement."


We intend to fund our research and development from the royalty income we receive from sales of ribavirin by Schering-Plough. These royalties presently are our only source of revenues. If this royalty income decreases significantly in the future, we would need to find an alternative funding source. ICN will retain all royalty payments relating to sales of ribavirin prior to the completion of this offering. The royalty payment for sales of ribavirin in the first quarter of 2002 is payable in late May 2002. ICN will retain this royalty payment. The royalty payment for sales of ribavirin in the second quarter of 2002 is payable in late August 2002. This royalty payment will be divided between us and ICN on a pro-rata basis based on the closing date of this offering. We will retain all subsequent royalty payments. Prior to receiving our first royalty payment for sales of ribavirin, we intend to fund our operations by borrowing up to $60 million from ICN.


OUR STRATEGY

Our objective is to be a leader in the discovery, development, acquisition and commercialization of novel drugs that can be effective in the treatment of viral diseases, cancer and other unmet medical needs. We plan to pursue this objective by:

 -- focusing on diseases that we believe provide substantial commercial opportunities;

 -- maximizing the value of our new product candidates by leveraging our internal development capabilities;

 -- accelerating development of identified drug candidates from our current product pipeline; and

 -- expanding our existing product pipeline and technologies through acquisitions and in-licensing opportunities.

--------------------------------------------------------------------------------

The offering
Common stock offered by ICN.........     26,000,000 shares

Common stock to be outstanding after
this offering ......................     150,000,000 shares

Restrictions on directors...........     Our certificate of incorporation and
                                         bylaws provide that any person who was
                                         a director, officer, employee or
                                         consultant of ICN at any time during
                                         the immediately preceding three years
                                         will not be qualified to serve as one
                                         of our directors. This restriction will
                                         remain in place until after our 2006
                                         annual meeting of stockholders. This
                                         provision does not apply to any person
                                         serving as one of our directors
                                         immediately following this offering.

New York Stock Exchange symbol......     RNA

Use of proceeds.....................     We will not receive any of the proceeds
                                         from the sale of the common stock in
                                         this offering.

The number of shares of our common stock shown above as offered by ICN does not include up to 3,900,000 shares which the underwriters have the option to purchase from ICN to cover over-allotments.

The number of shares of our common stock shown above as outstanding after this offering does not include the following:

 -- 22,500,000 shares reserved for issuance under our 2002 Stock Option Plan, including 11,425,000 shares issuable upon the exercise of options to be granted at the time of this offering with an exercise price equal to the offering price;

 -- 23,070,195 shares that will be reserved for issuance, in the event the spin-off is completed, upon conversion of the convertible notes issued by ICN, assuming a distribution ratio of approximately 1.51 shares of our common stock for each share of ICN common stock in the spin-off. This distribution ratio is based upon 82,375,777 outstanding shares of ICN common stock as of March 1, 2002 and assumes that ICN sells 26,000,000 shares of common stock in this offering and that we do not issue any additional shares after the completion of this offering, including in connection with the underwriters' over-allotment option; and

 -- any shares that may be reserved for issuance, in the event that the spin-off is completed, as a result of an adjustment to ICN's existing stock option plans to account for the spin-off. As of December 31, 2001, there were outstanding options to purchase 10,721,000 shares of ICN common stock. See "Relationship with ICN -- Option Grants to ICN Employees."

HOW TO CONTACT US

Our principal executive offices are located at Ribapharm Inc., 3300 Hyland Avenue, Costa Mesa, California 92626 and our telephone number is (714) 545-0100.

--------------------------------------------------------------------------------
 8

ABOUT THIS PROSPECTUS

Virazole(R), Levovirin(TM), Tiazole(TM), Adenazole(TM), Viramidine(TM) and Hepavir B(TM) are our trademarks. All other brand names, trademarks or service marks referred to in this prospectus are the property of their owners. Schering-Plough markets ribavirin under the trade name Rebetron as part of a combination therapy with its interferon alfa-2b and under the trade name Peg-Intron/Rebetol as part of a combination therapy with its pegylated interferon alfa-2b. Schering-Plough also markets ribavirin as a separately packaged product under the trade name Rebetol for use in either of these combination therapies.

For ease of presentation, we will sometimes refer to Rebetol and the ribavirin component of Rebetron or Peg-Intron/Rebetol in this prospectus as ribavirin.

Unless otherwise stated, all information contained in this prospectus assumes no exercise by the underwriters of their over-allotment option. The assumed initial offering price of $14.00 used in this prospectus is the midpoint of the range shown on the cover page of this prospectus.

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                                                                               9

Summary financial data

The following table summarizes the financial data for our business during the periods indicated. You should read the data set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our financial statements and related notes included elsewhere in this prospectus. We derived the statement of income data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data as of December 31, 2001 from our audited financial statements, which are included elsewhere in this prospectus. We derived the statement of income data for the years ended December 31, 1997 and 1998 from our audited financial statements not included in this prospectus. Basic and diluted earnings per share has been calculated using the 150,000,000 shares that will be outstanding at the completion of this offering. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                              PRO FORMA
                                                                                                FOR THE
                                                  YEAR ENDED DECEMBER 31,                    YEAR ENDED
                                    ----------------------------------------------------   DECEMBER 31,
STATEMENT OF INCOME DATA              1997         1998       1999       2000       2001        2001(1)
-------------------------------------------------------------------------------------------------------
                                           (in thousands, except per share data)
Revenues..........................    $3,223    $36,830   $109,592   $154,818   $143,622       $143,622
Costs and expenses:
  Research and development........     7,011      9,530      5,523     13,015     25,212         25,212
  General and administrative......     9,676      7,392      5,608     11,103      5,945          5,945
                                    --------   --------   --------   --------   --------   ------------
     Total costs and expenses.....    16,687     16,922     11,131     24,118     31,157         31,157
                                    --------   --------   --------   --------   --------   ------------
Income (loss) before income
  taxes...........................   (13,464)    19,908     98,461    130,700    112,465        112,465
Interest expense..................        --         --         --         --         --         34,125
                                    --------   --------   --------   --------   --------   ------------
Income (loss) before income
  taxes...........................   (13,464)    19,908     98,461    130,700    112,465         78,340
Provision (benefit) for income
  taxes...........................    (4,847)     7,167     35,446     48,717     40,487         40,487
                                    --------   --------   --------   --------   --------   ------------
Net income (loss).................   $(8,617)   $12,741    $63,015    $81,983    $71,978        $37,853
                                    ========   ========   ========   ========   ========   ============
Basic and diluted earnings (loss)
  per share.......................     $(.06)      $.08       $.42       $.55       $.48           $.25
                                    ========   ========   ========   ========   ========   ============
Shares used in computation........   150,000    150,000    150,000    150,000    150,000        150,000
                                    ========   ========   ========   ========   ========   ============

                                                              AS OF DECEMBER 31, 2001
                                                              ------------------------
BALANCE SHEET DATA                                              ACTUAL    PRO FORMA(1)
--------------------------------------------------------------------------------------
                                                                   (in thousands)
Working capital.............................................  $10,813     $     10,813
Total assets................................................   26,634           26,634
Current liabilities.........................................    5,415            5,415
Total liabilities...........................................    5,415          530,415
Total equity (deficit)......................................   21,219         (503,781)

------------
(1) Pro forma statement of income data and balance sheet data gives effect to our joint and several obligation with ICN under ICN's 6 1/2% convertible subordinated notes due 2008 upon completion of this offering. The pro forma statement of income reflects the interest expense that would have been incurred if the offering was completed on January 1, 2001. As between us and ICN, ICN agreed to make all interest and principal payments on these notes and to make any payments due upon a change of control of ICN or us. Therefore, interest payments on the notes will, to the extent paid by ICN, represent a non-cash charge to us. We can only amend this agreement, in a manner adverse to us, with the approval of holders of a majority of our outstanding shares of common stock, excluding shares held by ICN. The pro forma information reflects our anticipated accounting treatment for the 6 1/2% convertible subordinated notes. However, it is possible that the accounting treatment related to the accrual of interest expense on the notes reflected in the pro forma income statement may be modified prior to the completion of this offering. There can be no assurance that this accounting treatment will be modified. See "Relationship with ICN -- ICN Convertible Notes."

--------------------------------------------------------------------------------
 10

--------------------------------------------------------------------------------

Risk factors

An investment in our common stock is risky. You should carefully consider the following risks, as well as the other information contained in this prospectus. If any of the following risks occur, our business could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

BECAUSE WE WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF OUR COMMON STOCK IN THIS OFFERING, WE WILL BE DEPENDENT ON ALTERNATIVE FINANCING SOURCES TO FUND OUR OPERATIONS.

ICN will receive all of the proceeds from the sale of our common stock in this offering. The royalties we receive from Schering-Plough presently represent substantially all of our revenues. As a result, we will be dependent upon these royalties to fund our operations. Until we receive our first royalty payment for sales of ribavirin in the second quarter of 2002 payable in late August 2002, we intend to finance our operations by borrowing up to $60 million from ICN. If ICN were unable to provide us with this financing, other financing might not be available on economically favorable terms, if at all.

WE WILL CONTINUE TO BE CONTROLLED BY ICN AS LONG AS IT OWNS OVER 50% OF THE COMBINED VOTING POWER OF OUR STOCK, AND WE MAY HAVE CONFLICTS WITH ICN THAT MAY BE RESOLVED IN A MANNER UNFAVORABLE TO US.

After the completion of this offering, ICN will beneficially own approximately 82.67% of our outstanding shares of common stock. Our certificate of incorporation and bylaws provide that any person who was a director, officer, employee or consultant of ICN at any time during the immediately preceding three years will not be qualified to serve as one of our directors. This restriction will remain in place until after the 2006 annual meeting of stockholders but is subject to amendment by our board of directors and, as is the case with any amendment to our certificate of incorporation, the holders of at least 66 2/3% of our outstanding shares of common stock. This restriction on persons serving as our directors does not apply to any person serving as one of our directors immediately following this offering. As long as ICN owns a majority of our outstanding shares of common stock, ICN will be able to determine the outcome of most matters requiring approval by our stockholders. These matters include the election of our directors, mergers, consolidations or a sale of substantially all of our assets. As long as ICN owns a majority of our outstanding shares of common stock, action may be taken by written consent without a stockholders' meeting. ICN may exercise this ability in a manner that advances its best interests and not those of our other stockholders. For example, ICN could unilaterally replace our entire board of directors without action by our other stockholders.

We may have conflicts with ICN after this offering that we cannot resolve and, even if we are able to do so, the resolution of these conflicts may not be as favorable as if we were dealing with an unaffiliated party. Upon the completion of this offering, we will have arrangements with ICN requiring ICN and its affiliates to provide us with various interim, ongoing and other services. As a result, conflicts of interest may arise between ICN and us in a number of areas relating to our past and ongoing relationships, including:

 --   major business combinations by us;

 -- sales or distributions by ICN of all or any portion of its ownership interest in us;

 --   ICN's ability to control our management and affairs;

 -- the nature, quality and pricing of transitional services ICN has agreed to provide us;

 --   our lease of our laboratory and office facilities from ICN;

 --   business opportunities that may be attractive to both ICN and us; and

--------------------------------------------------------------------------------
                                                                              11
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RISK FACTORS
--------------------------------------------------------------------------------

 -- litigation, labor, tax, employee benefit and other matters arising from our separation from ICN.

In preparation for this offering, we entered into a number of intercompany agreements with ICN. The terms of those intercompany agreements were determined by ICN in a manner that ICN believed would be reasonable for both ICN and us. The prices and other terms under these agreements may be less favorable to us than those we could have obtained in arm's-length negotiations with unaffiliated third parties for similar services or under similar agreements. ICN has advised us that it will observe any fiduciary duties as our majority stockholder it may have to our other stockholders. For more information about these agreements, see "Relationship with ICN." In addition, after this offering, a number of our directors and executive officers will continue to own ICN stock and options on ICN stock that they acquired as employees of ICN. This ownership could create, or appear to create, potential conflicts of interest when these directors and officers are faced with decisions that could have different implications for our company and ICN. These conflicts may not ultimately be resolved in a manner fair to us.

IF OUR ROYALTIES FROM SCHERING-PLOUGH DECLINE SIGNIFICANTLY IN THE FUTURE, WE MAY NOT HAVE SUFFICIENT FUNDS TO OPERATE OUR BUSINESS.

We are dependent upon royalties from our license agreement with Schering-Plough for ribavirin to fund our research and development program. During the term of the license agreement, Schering-Plough has sole discretion to determine the pricing of ribavirin and the amount and timing of resources devoted to the marketing of ribavirin. Any significant decrease in royalties from this license agreement could require us to cut back on our research and development expenditures and other activities. We also may not be able to repay any borrowings we have incurred in anticipation of receiving these royalties.

In addition, ICN has advised us that Schering-Plough has informed ICN that it believes royalties paid under the ribavirin license agreement should not include royalties on products distributed as part of an indigent patient marketing program. Schering-Plough claims that because it receives no revenue from products given to indigent patients, it is not required to pay royalties on these products under the ribavirin license agreement. We and ICN do not agree with Schering-Plough's interpretation of the agreement. In August 2001, Schering-Plough withheld approximately $11.6 million from its royalty payment relating to the second quarter of 2001. The amount withheld was purportedly intended by Schering-Plough to be a retroactive adjustment of royalties previously paid to ICN through the third quarter of 2000 on products distributed as part of this indigent patient marketing program. Since the beginning of the fourth quarter of 2000, Schering-Plough is withholding on a current basis all royalty payments purportedly related to this indigent patient marketing program. We recognized the approximately $11.6 million of withheld royalty payments for the retroactive adjustment and approximately $3 million of royalty payments withheld for the fourth quarter of 2000 and the first quarter of 2001 as income. These amounts appear on our balance sheet as a receivable. Since the second quarter of 2001, we no longer recognize any of these withheld royalty payments as income because we can no longer determine the amounts due to a lack of information from Schering-Plough.


ICN has given Schering-Plough written notice of its intention to arbitrate this royalty payment dispute to collect these royalties and prevent Schering-Plough from withholding royalty payments on sales under the indigent patient marketing program in the future. The parties expect to select an arbitrator and set an arbitration schedule during April 2002. If ICN does not succeed in this alternative dispute resolution process, we may have to write off all or a portion of this receivable. If ICN does succeed, we will be entitled to receive the royalty payments on these indigent sales withheld by Schering-Plough. See "Business -- Legal Proceedings of ICN -- Arbitration with Schering-Plough."


--------------------------------------------------------------------------------
 12
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RISK FACTORS
--------------------------------------------------------------------------------

Royalties received from the sale of ribavirin by Schering-Plough could also decline in the future for a variety of other reasons, including:

 -- reductions in the pricing of ribavirin by Schering-Plough or in reimbursement by health care payors;

 --   the expiration or invalidation of the patents related to ribavirin;

 --   a decrease in Schering-Plough's marketing efforts;

 --   fluctuations in foreign currency exchange rates;

 -- an increase in the severity or frequency of side effects associated with ribavirin, the Rebetron or Peg-Intron/Rebetol combination therapies, interferon alfa-2b or pegylated interferon alfa-2b, or the discovery of other harmful effects attributable to these drugs and therapies;

 -- the suspension or withdrawal of the FDA's approval of ribavirin marketed by Schering-Plough or changes in the terms of that approval or the approved labeling for ribavirin;

 -- any FDA or court imposed restrictions on the manner in which ribavirin is promoted; and

 -- any reduction in supplies due to a natural or accidental disaster or regulatory concerns like good manufacturing practices compliance.

In addition, future royalties from Schering-Plough may also decrease if competing therapies are developed for the treatment of hepatitis C. Competing therapies may include:

 --   Copegus, a form of ribavirin, being developed by F. Hoffmann-La Roche;

 -- generic or follow-on forms of ribavirin manufactured by others, including Geneva Pharmaceuticals Technology Corporation, Three Rivers
      Pharmaceuticals, LLC and Teva Pharmaceuticals USA, Inc.;

 --   pegylated interferon developed by F. Hoffmann-La Roche;

 --   Infergen being developed by InterMune, Inc.;

 --   Albuferon being developed by Human Genome Sciences, Inc.;

 --   natural interferon being developed by Viragen, Inc.; and

 -- protease and polymerase inhibitors being developed by Eli Lilly and Company, Vertex Pharmaceuticals Incorporated, ViroPharma Incorporated, American Home Products Corporation, Schering-Plough, Merck & Co. Inc. and Boehringer Ingelheim.

Other companies that engage in research activities similar to our research activities include Abbott Laboratories, Chiron Corporation, Bristol-Myers Squibb Company, Triangle Pharmaceuticals, Inc., GlaxoSmithKline plc and Novartis AG.

OTHER PHARMACEUTICAL COMPANIES ARE SEEKING TO INTRODUCE COMPETING VERSIONS OF RIBAVIRIN TO THE MARKET WITHOUT OBTAINING A LICENSE FROM US.

We depend on the protection afforded by our patents and patents of Schering-Plough relating to ribavirin for market exclusivity. We have three US patents relating to ribavirin for use as part of a combination therapy for the treatment of hepatitis C. In addition, Schering-Plough has at least three US patents relating to ribavirin for use as part of a combination therapy for the treatment of hepatitis C.


Three generic pharmaceutical companies, Geneva Pharmaceuticals Technology Corporation, Three Rivers Pharmaceuticals, LLC and Teva Pharmaceuticals USA, Inc., have filed abbreviated new drug applications to market generic forms of ribavirin for use as part of a combination therapy for the treatment of hepatitis C. ICN has sued two of these pharmaceutical companies, and the parent of one of these companies, to prevent these two companies from marketing a generic form of ribavirin. Schering-Plough has sued all three of these companies to prevent them from marketing a generic form


--------------------------------------------------------------------------------
                                                                              13
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--------------------------------------------------------------------------------

of ribavirin. See "Business -- Ribavirin for hepatitis C -- Patent and regulatory strategy." Unlike a new drug application, the Federal Food, Drug and Cosmetic Act, as amended by the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, generally prohibits the FDA from giving final marketing approval of a generic drug for 30 months after these generic applications for ribavirin were filed. However, the FDA could grant marketing approval prior to expiration of this 30-month stay if a court rules that our patents are invalid or unenforceable or that a generic manufacturer of ribavirin would not infringe our patents. There is also a risk that other pharmaceutical companies will file abbreviated new drug applications without notifying us. The FDA may approve these applications without giving us a chance to bring litigation.

We understand that F. Hoffmann-La Roche has developed its own version of ribavirin, which it calls Copegus, for use in combination therapy with F. Hoffmann-La Roche's version of pegylated interferon, called Pegasys, for the treatment of hepatitis C. Schering-Plough has advised us that it has licensed its patents relating to ribavirin as part of a combination therapy for the treatment of hepatitis C to F. Hoffmann-La Roche in connection with the settlement between Schering-Plough and F. Hoffmann-La Roche of litigation between them relating to pegylated interferon. In addition, F. Hoffmann-La Roche has filed a notice of opposition with the European Patent Office seeking to invalidate Ribapharm's issued European patents relating to ribavirin. It is also possible that F. Hoffmann-La Roche will challenge our US patents. We believe that F. Hoffmann-La Roche may have filed a new drug application in the United States and the European Union seeking approval for Copegus for use as part of a combination therapy with Pegasys for the treatment of hepatitis C. Since new drug applications are not publicly available, we are unable to confirm whether
F. Hoffmann-La Roche made a new drug application filing for Copegus or when this filing might have been made. Unlike an abbreviated new drug application filing under the Hatch-Waxman Act, the FDA could approve this new drug application at any time.

If any other pharmaceutical company is able to obtain regulatory approval of a competing version of ribavirin for use as part of a combination therapy for the treatment of hepatitis C without obtaining a license from us, our royalties from sales of ribavirin by Schering-Plough may decrease significantly. See
"Business -- Ribavirin for Hepatitis C -- Patent and regulatory strategy."

OBTAINING NECESSARY GOVERNMENT APPROVALS IS TIME-CONSUMING AND NOT ASSURED.

We must obtain FDA approval in the United States and approval from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products, including biological products, intended for use by humans. These approvals do not ensure that a product will be commercially successful.

Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. We must satisfy numerous requirements, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. Pre-clinical studies and clinical trials are inherently unpredictable. Clinical trials can be delayed or halted for various reasons, including disagreements with the FDA over protocol design, the inability to enroll a sufficient quantity of patients in the clinical trials at the rate we expect, the inability to maintain a supply of the investigational drug in sufficient quantities to support the trial, the reporting of severe adverse side effects or fatalities during or following the trial or a finding during the trial that the drug is not effective for the particular indication being studied. Even if our clinical trials are successful, we may not secure authorization for the commercial sale of any new drugs or compounds for any application, or for existing drugs or compounds for new applications in the United States or any other country.

The FDA and foreign regulatory authorities have substantial discretion in the approval process and may disagree with our interpretation of the data from our trials. Even if we do secure authorization,

--------------------------------------------------------------------------------
 14

RISK FACTORS
--------------------------------------------------------------------------------

the FDA or a foreign regulatory authority may impose restrictions on the distribution of the product and may request that we conduct ongoing post-marketing studies of the product. In addition, the approved labeling may have significant labeling limitations that could affect our ability to market the product and, in turn, our profitability. For example, the FDA may require distribution to patients of a medication guide for prescription drug products that the FDA determines pose a serious and significant health concern in order to provide information necessary to patients' safe and effective use of these products. The FDA's approval of Schering-Plough's pegylated interferon alfa-2b in combination with ribavirin included a requirement to conduct post-marketing studies, as well as a requirement to distribute a medication guide.

After a product is approved or licensed for marketing, it remains subject to extensive regulatory control, including FDA adverse event reporting requirements and FDA requirements governing product distribution, advertising, and promotion. Newly discovered or developed safety or efficacy data may require changes to a product's approved labeling, including the addition of new warnings and contraindications, or even in some instances revocation or withdrawal of the approval. For example, the approved labeling for Schering-Plough's Rebetol includes strong warnings against the use of ribavirin by persons with cardiac disease and by women who are or may become pregnant.

The FDA and regulatory agencies in other countries also periodically inspect manufacturing facilities, including third parties who manufacture our products or our active ingredients for us. Pharmaceutical manufacturing facilities must comply with applicable good manufacturing practice standards, and manufacturers usually must invest substantial funds, time and effort to ensure full compliance with these standards. Failure to comply with applicable regulatory requirements can result in sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions, manufacturing interruptions, costly corrective actions, injunctions, adverse publicity against us and our products and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay us from obtaining future regulatory approvals or jeopardize existing approvals. See
"Business -- Government Regulation."

Further, as a result of a legal proceeding involving ICN, we may for a period of time be required to pre-clear with the FDA any public communication concerning any matter subject to FDA regulation. See "Business -- Legal Proceedings of ICN -- SEC litigation and US Attorney investigation."

BECAUSE OUR EFFORTS TO DISCOVER, DEVELOP AND COMMERCIALIZE NEW PRODUCT CANDIDATES ARE IN A VERY EARLY STAGE, THESE EFFORTS ARE SUBJECT TO HIGH RISK OF FAILURE.

A key component of our strategy is to discover, develop and commercialize new product candidates. The process of successfully commercializing product candidates is very time-consuming, expensive and unpredictable. We have only recently begun to direct significant efforts toward the expansion of our scientific staff and research capabilities in order to pursue this strategy.

We may not identify any additional compounds from our chemical compound library that we believe have sufficient commercial promise to warrant further development. Furthermore, compounds selected from the library for development may not be patentable. Also, our development work may not identify patentable uses.

Clinical trials may not demonstrate that our products are safe or effective. Even if we successfully complete clinical trials, we may not be able to obtain the required regulatory approvals to commercialize any product candidate. For example, prior to its approval as part of the combination therapy to treat hepatitis C patients, the FDA denied our request for regulatory approval to market ribavirin as a monotherapy to treat hepatitis C. If we gain regulatory approval for a product, the approval will be limited to those diseases for which our clinical trials demonstrate the product is safe and effective. To date, ribavirin is our only product that has received regulatory approval for

--------------------------------------------------------------------------------
                                                                              15
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RISK FACTORS
--------------------------------------------------------------------------------

commercial sale. A more detailed discussion regarding government regulation of our products is included in this prospectus under the heading
"Business -- Government Regulation."

IF OUR INTELLECTUAL PROPERTY RIGHTS EXPIRE OR ARE NOT BROAD ENOUGH, OUR ABILITY TO COMPETE IN OUR MARKETS MAY BE IMPAIRED BECAUSE THIRD PARTIES MAY BE ABLE TO USE OUR TECHNOLOGY OR SELL GENERIC FORMS OF OUR PRODUCTS.


Our success will depend in part on our ability to obtain and maintain meaningful patent protection for our products or product candidates throughout the world. The patent positions of pharmaceutical, biopharmaceutical and biotechnology companies can be highly uncertain and involve complex legal and factual questions. We seek patents to protect our intellectual property and to enhance our competitive position. We will be able to protect our intellectual property rights from unauthorized use by third parties only to the extent that our technologies are covered by valid and enforceable patents or are effectively maintained as trade secrets. However, our presently pending or future patent applications may not issue as patents. Any patent issued to us may be challenged, invalidated, held unenforceable or circumvented. Furthermore, our patents may not be sufficiently broad to prevent third parties from producing competing products. See "-- Other pharmaceutical companies are seeking to introduce competing versions of ribavirin to the market without obtaining a license from us."


In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, and we may be similarly sued by others. We may also become subject to interference proceedings conducted in the patent and trademark offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property actions is costly and diverts our technical and management personnel from their normal responsibilities. We may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings may put our patents at risk of being invalidated or interpreted narrowly and may put our patent applications at risk of not issuing.


We have limited patent rights in selected countries of the European Union, Switzerland and Japan relating to the antiviral use of ribavirin. These patents are currently scheduled to expire by 2005, although we are seeking to extend these patents until 2010. We may not be able to have these patents extended.



ICN previously licensed six chemical compounds to Dr. Devron Averett, a former research director of ICN. ICN did not contribute any of these six compounds to us. ICN will retain the rights to any royalties that may become payable under this license with respect to these six chemical compounds. Dr. Averett and his employer and sublicensee, Anadys Pharmaceuticals, Inc., have, from time to time, asserted that the license may cover additional compounds that ICN has contributed to us, including Levovirin and Viramidine. Dr. Averett and Anadys have not taken legal action to enforce these alleged rights. ICN has advised us that it believes that these assertions are without merit. If Dr. Averett and Anadys were to have rights to Levovirin and/or Viramidine, this may materially adversely affect our ability to commercialize Viramidine and may materially adversely affect our license agreement related to Levovirin with F. Hoffmann-La Roche. In addition, to the extent Dr. Averett and Anadys have rights to other compounds in our library, we could be precluded from commercializing these other compounds.


Some of the compounds in our compound library may have been patented previously or otherwise disclosed to the public. This would prevent us from obtaining patent protection for the compounds themselves. In these cases, we intend to seek patent protection for our intended uses of these compounds or for derivatives of these compounds.

We licensed rights in IL-12 from F. Hoffmann-La Roche, including the non-exclusive rights to IL-12 that F. Hoffmann-La Roche had previously licensed from Genetics Institute. We may also need to

--------------------------------------------------------------------------------
 16

RISK FACTORS
--------------------------------------------------------------------------------

pursue a license agreement from Genetics Institute. If we are required to obtain license rights from Genetics Institute, we cannot assure you that we will be able to do so on terms acceptable to us.

Because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during intellectual property litigation. In addition, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of our common stock.

We have filed a trademark registration application with the US Patent and Trademark Office for the mark RIBAPHARM. Our application was published in the Federal Register on January 8, 2002 and is subject to opposition for a period of one month after that date unless an extension is granted. We believe that the opposition period expired without any opposition or notice of opposition being filed. Although we expect to be able to register this mark, if we cannot, we may choose a different mark. We also reserve the right to change our company name. Furthermore, we may be subject to monetary damages for infringing any other company's right to the mark RIBAPHARM.

See "Business -- Patents and Proprietary Technology" and "Business -- Ribavirin for Hepatitis C -- Patent and regulatory strategy."

IF COMPETITORS DEVELOP MORE EFFECTIVE OR LESS COSTLY DRUGS FOR OUR TARGET INDICATIONS, OUR BUSINESS COULD BE SERIOUSLY HARMED.

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Ribavirin and many of the drugs that we are attempting to discover will be competing with new and existing therapies. Many companies in the United States and abroad are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We believe that a significant number of drugs are currently under development and may become available in the future for the treatment of hepatitis C, hepatitis B, HIV and cancer. For example, F. Hoffmann-La Roche is developing a modified form of interferon, called pegylated interferon, for the treatment of hepatitis C. In addition, in October 2000, Human Genome Sciences, Inc. submitted an investigational new drug application with the FDA to initiate Phase I human clinical trials of Albuferon for the treatment of hepatitis C.


If pegylated interferon, Albuferon, Copegus or other therapies prove to be a more effective treatment for hepatitis C than the combination therapies or if the FDA approves any generic or other form of ribavirin, then our royalty revenues from Schering-Plough could significantly decrease. See " -- Other pharmaceutical companies are seeking to introduce competing versions of ribavirin to the market without obtaining a license from us" and "Business -- Ribavirin for Hepatitis C -- Developments related to new forms of interferon."


Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. We believe that many of our competitors spend significantly more on research and development related activities than we do. Others may succeed in developing products that are more effective than those presently marketed or proposed for development by us. Progress by other researchers in areas similar to those being explored by us may result in further competitive challenges. We may also face increased competition from manufacturers of generic pharmaceutical products when the patents covering some of our products expire. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products. They may also establish exclusive collaborative or licensing relationships with our competitors.

See "Business -- Ribavirin for Hepatitis C -- Patent and regulatory strategy."

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                                                                              17
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IF WE FAIL TO MEET OUR INDEBTEDNESS OBLIGATIONS, OUR BUSINESS COULD BE IMPAIRED.

Upon completion of this offering, we will be jointly and severally liable with ICN for $525 million of convertible subordinated notes issued by ICN in July 2001. As between ICN and us, ICN agreed to make all interest and principal payments on these notes. However, we will be responsible for these payments to the extent ICN does not make these payments. In that event, we would have a claim against ICN for any payments ICN does not make. We also will enter into an agreement with ICN providing that we may borrow up to $60 million from ICN and we may incur additional indebtedness in the future. Our level of indebtedness may have several important effects on our future operations, including:

 --   adversely affecting our ability to carry out our business strategy;

 -- increasing the impact on our business of negative changes in general economic and industry conditions, as well as competitive pressures; and

 -- affecting our ability to obtain additional financing for working capital, capital expenditures or general corporate purposes.

General economic conditions, industry cycles and financial, business and other factors affecting our operations may affect our future performance. Many of these factors are beyond our control. These and other factors may affect our ability to make principal and interest payments on our indebtedness, including on the convertible notes if ICN does not make the required payments. If we cannot generate sufficient cash flow from operations in the future to service our debt, we may:

 --   seek additional financing in the debt or equity markets;

 --   refinance or restructure all or a portion of our indebtedness;

 --   sell selected assets; or

 --   reduce or delay planned capital or research and development expenditures.

These measures might not be sufficient to enable us to service our debt. In addition, any financing, refinancing or sale of assets might not be available on economically favorable terms, if at all.

BECAUSE OUR EXPENSES WILL INCREASE SIGNIFICANTLY FROM PRIOR LEVELS, OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE REPRESENTATIVE OF OUR FUTURE RESULTS.

Prior to this offering, we have not operated as a stand-alone entity. Our research and development activities have increased significantly since we hired Dr. Johnson Lau in March 2000. As a result, the historical financial information we have included in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone entity during the periods presented. This information may also not be indicative of what our results of operations, financial position and cash flows will be in the future. As a result, there is limited information which you have to evaluate our business and your investment decision. This is because:

 -- as a division of ICN, ICN provided us with various services and allocated expenses for these services to us in amounts that may not have been the same as the expenses we would have incurred had we performed or acquired these services ourselves;

 -- the information does not reflect other events and changes that will occur as a result of our separation from ICN, including the establishment of our capital structure and changes in our expenses as a result of new employee plans, our tax sharing agreement with ICN, and other matters; and

 -- we are in the process of significantly expanding our research and development activities in connection with the implementation of our business strategy, including our plan to spend approximately $140 million in 2002 and 2003 on research and development activities.

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IF WE ARE UNABLE TO ATTRACT AND RETAIN KEY RESEARCH SCIENTISTS AND OTHER
RESEARCH AND DEVELOPMENT PERSONNEL, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY.

We depend on the principal members of our scientific staff, including Dr. Johnson Lau. We intend to enter into employment agreements with our executive officers, including Dr. Lau. The loss of services of any of these persons could delay or reduce our product development and commercialization efforts. Our success depends upon our ability to attract, train, motivate and retain qualified scientific personnel. Qualified personnel are in great demand throughout the biotechnology and pharmaceutical industries. We expanded our research team from 12 scientists on March 1, 2000 to approximately 100 scientists on December 31, 2001. We plan to continue to expand our research team to over 120 scientists by the end of 2002. However, we may not be able to attract additional personnel or retain existing employees.

In addition, the existence of non-competition agreements between prospective employees and their previous employers may prevent us from hiring these individuals, or subject us to suit from their former employers.

IF OUR PRODUCTS ARE ALLEGED TO BE HARMFUL, WE MAY NOT BE ABLE TO SELL THEM AND WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS NOT COVERED BY INSURANCE.

The nature of our business exposes us to potential liability risks inherent in the testing, manufacturing and marketing of pharmaceutical products. Using our drug candidates in clinical trials may expose us to product liability claims. These risks will expand with respect to drugs, if any, that receive regulatory approval for commercial sale. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from our products. We generally self-insure against potential product liability exposure with respect to our marketed products, including ribavirin. While to date no material adverse claim for personal injury resulting from allegedly defective products, including ribavirin, has been successfully maintained against us, a substantial claim, if successful, could have a negative impact on us.

In the event that anyone alleges that any of our products are harmful, we may experience reduced consumer demand for our products or our products may be recalled from the market. In addition, we may be forced to defend lawsuits and, if unsuccessful, to pay a substantial amount in damages. We do not currently have insurance against product liability risks. Insurance is expensive and, if we seek insurance in the future, it may not be available on acceptable terms. Even if obtained, insurance may not fully protect us against potential product liability claims.

We maintain insurance covering normal business operations, including fire, property and casualty protection. We will not carry insurance that covers political risk, nationalization or losses resulting from anti-government violence.

IF WE ARE UNABLE TO USE OUR FACILITIES, IT WOULD BE COSTLY AND DISRUPTIVE TO FIND OTHER FACILITIES.

We do not own our laboratory and office facilities. We lease our laboratory and office facilities from ICN under a lease which expires in 2007, with a five-year option by us to renew. If our lease terminates earlier than contemplated by our lease with ICN or we are unable to use our facilities for some other reason, it would be very costly and disruptive to find other comparable facilities. Since 2000, ICN spent approximately $28 million on capital improvements to its headquarters. A substantial portion of these improvements were to upgrade and modernize our laboratories that we lease from ICN.

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IF WE CANNOT SUCCESSFULLY DEVELOP OR OBTAIN FUTURE PRODUCTS, OUR GROWTH MAY BE
DELAYED.

Our future growth will depend, in large part, upon our ability to develop or obtain and commercialize new products and new formulations or indications relating to products. We are engaged in an active research and development program involving compounds owned by us or licensed from others which we may commercially develop in the future. Although Schering-Plough has received regulatory approvals for the sale of oral ribavirin for treatment of chronic hepatitis C in combination with Schering-Plough's interferon alfa-2b and pegylated interferon alfa-2b, there can be no assurance that we will be able to develop or acquire new products, obtain regulatory approvals to use these products for proposed or new clinical indications, manufacture our potential products in commercial volumes or gain market acceptance for such products. It may be necessary for us to enter into other licensing agreements, similar to our agreement with Schering-Plough for ribavirin and F. Hoffmann-La Roche for Levovirin, with other pharmaceutical companies in order to market effectively any new products or new indications for existing products. There can be no assurance that we will be successful in entering into any new licensing agreements on terms favorable to us or at all. We have granted Schering-Plough an option or right of first/last refusal to license various compounds we may develop. See "Business -- Products in Development -- November 2000 Schering-Plough Agreement."

OUR FLEXIBILITY IN MAXIMIZING COMMERCIALIZATION OPPORTUNITIES FOR OUR COMPOUNDS MAY BE LIMITED BY OUR OBLIGATIONS TO SCHERING-PLOUGH.

In November 2000, we entered into an agreement that provides Schering-Plough with an option or right of first/last refusal to license various compounds we may develop. This agreement was entered into as part of a resolution of claims asserted by Schering-Plough against us and ICN regarding our alleged improper hiring of several former Schering-Plough research and development personnel and claims that our license agreement with Schering-Plough precluded us from conducting hepatitis C research. We believe we are in compliance with our obligations under this agreement. The interest of potential collaborators in obtaining rights to our compounds or the terms of any agreements we ultimately enter into for these rights may be impacted by this agreement. Furthermore, a commercialization partner other than Schering-Plough might have otherwise been preferable due to that potential partner's strength in a given disease area or geographic region or for other reasons. See "Business -- Products in Development -- November 2000 Schering-Plough Agreement."

In June 2001, we licensed Levovirin to F. Hoffmann-La Roche. See
"Business -- Products in Development -- Levovirin." Our agreement with Schering-Plough granted Schering-Plough a right of first/last refusal to license Levovirin. Although we believe we have complied with our obligations under the right of first/last refusal, and Schering-Plough has not alleged otherwise, Schering-Plough may allege in the future that we did not comply with these obligations as to Levovirin.

IF WE DO NOT DEVELOP OUR OWN MANUFACTURING, SALES, MARKETING AND DISTRIBUTION CAPABILITIES, WE WILL REMAIN DEPENDENT ON THIRD PARTIES TO MANUFACTURE AND COMMERCIALIZE OUR PRODUCTS.

We currently have no manufacturing, sales, marketing or distribution capabilities. Other than our agreements with Schering-Plough and F. Hoffmann-La Roche, we currently have no agreements with third parties to manufacture, sell, market or distribute our products. If we do not develop our own internal capabilities, we will have to rely on third parties to manufacture, sell, market and distribute some or all of our products. We may have limited or no control over the activities of these third parties. These third parties may not be able to manufacture or market our products successfully. The agreement we entered into with Schering-Plough which grants Schering-Plough rights of first/last refusal to license compounds we may develop may restrict our ability to manufacture, sell, market or distribute our products with third parties. This could prevent us from obtaining the increased revenue and assistance that agreements with other third parties could provide. Before we can manufacture, sell, market or distribute products, we will need to build manufacturing capacity and a marketing and sales

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force with technical expertise and with supporting distribution capabilities. In
January 2002, due to demand in excess of its manufacturing capacity of the pegylated interferon alfa-2b component of the combination therapy, Schering-Plough announced it started a waiting list for new patients to begin treatment with ribavirin in combination with Schering-Plough's pegylated interferon alfa-2b. Schering-Plough announced that new patients would have to wait for a period of 10 to 12 weeks to begin treatment with the combination therapy. See "Business -- Ribavirin for Hepatitis C -- Schering-Plough license agreement" and "Business -- Products in Development -- November 2000 Schering-Plough Agreement."

OUR THIRD-PARTY MANUFACTURERS' FAILURE TO COMPLY WITH FDA REGULATIONS COULD CAUSE INTERRUPTION OF THE MANUFACTURE OF OUR PRODUCTS.

We do not have the internal capability to manufacture pharmaceutical products. Schering-Plough manufactures the ribavirin sold under license from us. Our manufacturers are required to adhere to regulations enforced by the FDA. Our dependence upon others to manufacture our products may adversely affect our profit margins and our ability to develop and commercialize products on a timely and competitive basis. Delays or difficulties with contract manufacturers in producing, packaging or distributing our products could adversely affect sales of ribavirin or introduction of other products.

In February 2001, Schering-Plough announced that the FDA has been conducting inspections of various Schering-Plough manufacturing facilities and issued reports citing deficiencies concerning compliance with current good manufacturing practices, primarily relating to production processes, controls and procedures. In June 2001, Schering-Plough announced that FDA inspections at some of these facilities in May and June 2001 cited continuing and additional deficiencies in manufacturing practices. In January 2002, Schering-Plough announced that it was in negotiations with the FDA for a consent decree to resolve the issues regarding the FDA inspections. Schering-Plough also announced that it recorded a $500 million reserve against a possible consent decree payment. While Schering-Plough has advised us that the deficiencies were not specifically applicable to the production of ribavirin, any deviations from current good manufacturing practices can affect the capabilities of a manufacturing site. Schering-Plough's ability to manufacture and ship ribavirin, interferon alfa-2b and pegylated interferon alfa-2b could be affected by temporary or indefinite interruptions of some production lines to install system upgrades and further enhance compliance, and other technical production and equipment qualification issues.

If the FDA is not satisfied with Schering-Plough's responses and proposed corrective action, the FDA could take regulatory actions against Schering-Plough, including seizure of products, injunction against further manufacture, recall or other actions that could interrupt production of ribavirin or the products used in combination with ribavirin. Interruption of ribavirin or related product manufacturing for a sustained period of time could materially reduce our royalty payments.

WE ARE SUBJECT TO UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND REIMBURSEMENT POLICIES.

The levels at which government authorities, private health insurers, HMOs and other organizations reimburse the costs of developing and manufacturing drugs and treatments related to those drugs will have an effect on the successful commercialization of our drug candidates. We cannot be sure that reimbursement in the United States or elsewhere will be available for any drugs we may develop or, if already available, will not be decreased in the future. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our drugs. If reimbursement is not available or is available only to limited levels, we may not be able to obtain a satisfactory financial return on the manufacture and commercialization of any future drugs. In addition, as a result of the trend towards managed health care in the United States, as well as legislative proposals to reduce government insurance programs, third-party payors are increasingly attempting to contain health care

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costs by limiting both coverage and the level of reimbursement of new drug products. Consequently, significant uncertainty exists as to the reimbursement status of newly-approved health care products. Third-party payors may not establish and maintain price levels sufficient for us to realize an appropriate return on our investment in product development.

IF WE FAIL TO MANAGE OUR EXPANSION, OUR BUSINESS COULD BE IMPAIRED.

We are in the process of significantly increasing the number of our employees and expanding the scope of our operations. We expanded our research team from 12 scientists on March 1, 2000 to approximately 100 scientists on December 31, 2001. We plan to continue to expand our research team to over 120 scientists by the end of 2002. We spent approximately $6 million in each of 2000 and 2001 to update and modernize our research equipment. In addition, ICN spent approximately $12 million in 2000 and $16 million in 2001 on capital improvements to ICN's headquarters. A substantial portion of these improvements were to upgrade and modernize our laboratories that we lease from ICN. This internal expansion and any acquisitions of products or businesses we make will result in an increase in responsibilities for both existing and new management personnel. Our ability to manage our expansion and acquisitions effectively will require us to continue to implement and improve our operational, financial and management information systems. We may also have to recruit additional employees. If we fail to manage our research and development expansion, our business could be impaired.

IF OUR COMPOUND LIBRARY IS DESTROYED BECAUSE OF AN EARTHQUAKE OR OTHER DISASTER, OUR RESEARCH AND DEVELOPMENT PROGRAM WILL BE SERIOUSLY HARMED.

The laboratory books and the compounds that comprise our compound library are all located at our facilities in Costa Mesa, California, near areas where earthquakes have occurred in the past. There are no duplicate copies off-premises and there are no backup materials for the product candidates we are currently developing. No duplicate copies of our compound library exist because making copies would be prohibitively expensive. The library has not been moved off-site because our scientific staff is currently in the process of screening it. Our ability to develop potential product candidates from our compound library would be significantly impaired if these records were destroyed in an earthquake or other disaster. Any insurance we maintain may not be adequate to cover our losses.

IF WE USE BIOLOGICAL AND HAZARDOUS MATERIALS IN A MANNER THAT CAUSES INJURY OR VIOLATES LAWS, WE MAY BE LIABLE FOR DAMAGES NOT COVERED BY INSURANCE.

Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for damages that result. Any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with, or any potential violation of, these laws and regulations could be significant. Any insurance we maintain may not be adequate to cover our losses.

IF WE ACQUIRE EXCESS CASH FROM OUR OPERATIONS, THE TYPES OF INVESTMENTS IN WHICH WE MAY BE ABLE TO INVEST THIS CASH MAY BE LIMITED.

The Investment Company Act of 1940 requires registration as an investment company for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. Unless an exemption or safe harbor applies, a company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets on an unconsolidated basis, excluding government securities and cash items. Securities issued by

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companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act.

If we acquire significant amounts of cash from our royalty payments which are not used in our operations, we will be limited in our ability to invest these excess cash reserves. If we were to invest even a small percentage of this excess cash in speculative investment securities, we could be considered an investment company. However, under interpretations by the staff of the SEC, we would not be considered an investment company if we invest this cash in various non-speculative investment securities and engage in activities that are consistent with our goal of discovering, developing and commercializing antiviral and anticancer medications.

Registration as an investment company would subject us to restrictions that are inconsistent with our fundamental business strategies. We may have to take actions, including buying, refraining from buying, selling or refraining from selling securities, when we would otherwise not choose to in order to continue to avoid registration under the Investment Company Act.

RISKS RELATING TO OUR SEPARATION FROM ICN

ICN'S COMMITMENT TO DISTRIBUTE ITS REMAINING INTEREST IN US IN A TAX-FREE SPIN-OFF IS SUBJECT TO CONDITIONS AND MAY NOT OCCUR.

ICN has advised us that it is committed to distributing its interest in us to ICN's stockholders on a tax-free basis no later than six months after completion of this offering. The distribution is subject to obtaining a ruling from the Internal Revenue Service that the distribution will qualify as a tax-free spin-off under US tax laws or a favorable opinion from ICN's counsel regarding the federal income tax consequences of the distribution, and compliance with all other applicable laws, including SEC regulations, Delaware General Corporation Law provisions regarding the payment of dividends and compliance with applicable fraudulent conveyance laws. In addition, while ICN has been advised by counsel that stockholder approval is not legally required, it may also seek the approval of the spin-off by its stockholders. ICN has advised us that it filed a ruling request with the Internal Revenue Service in March 2002. Typically, it takes four to six months from the date of submission of a ruling request for the Internal Revenue Service to make a determination. We cannot assure you that it will not take longer for the Internal Revenue Service to rule on ICN's request or that the Internal Revenue Service will issue a favorable ruling. Nor can we assure you that ICN will be able to obtain a favorable opinion from ICN's counsel or that the Internal Revenue Service or a court will agree with the conclusions reached in that opinion. Furthermore, ICN's commitment to effect the distribution does not constitute a binding legal obligation to do so.

Under one of the legal requirements for a tax-free spin-off, ICN would need to own at least 80% of the voting power of our outstanding capital stock. After completion of this offering, ICN will own approximately 82.67% of the voting power of our outstanding capital stock, or approximately 80.07% if the underwriters over-allotment option is exercised in full. However, ICN's interest in the voting power of our outstanding capital stock could decrease below 80% through any combination of sales by ICN of our common stock and issuances by us of our common stock for acquisitions, under employee benefit plans or otherwise. We have agreed with ICN that, until the earlier of completion of the spin-off and September 30, 2003, we will not, without the prior written consent of ICN, issue any shares of capital stock if, after giving effect to those issuances, ICN would cease to own at least 80% of the total combined voting power of our outstanding capital stock. We have also agreed with ICN, for the same time period, not to take any action which could cause the spin-off to fail to qualify as a tax-free spin-off. If the spin-off does not occur before these limitations expire on September 30, 2003, ICN may not be able to effect the spin-off on a tax-free basis. You should read "Relationship with ICN -- Tax-Free Spin-Off."

If the spin-off does not occur, the number of shares of our common stock that are publicly held will be smaller than if the spin-off does occur and the market for our shares may, therefore, be less liquid.

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In addition, the marketplace may view the failure to complete the spin-off negatively and the market price of our common stock may be adversely affected.

ANY SHARES RESERVED FOR ISSUANCE AS A RESULT OF AN ADJUSTMENT TO ICN'S EXISTING STOCK OPTION PLANS IN THE SPIN-OFF WILL RESULT IN ADDITIONAL DILUTION.

ICN has not determined what adjustments to make to its existing stock option plans at the time of the spin-off. One alternative is to split each existing option into two options, one option being exercisable for our common stock on the basis of the distribution ratio used in the spin-off and the other option being exercisable for ICN common stock. The exercise price of each option would be allocated to each component on an equitable basis. As of December 31, 2001, options to purchase 10,721,000 shares of ICN common stock were outstanding.

FUTURE SALES OR THE PERCEPTION OF FUTURE SALES OF OUR COMMON STOCK COULD CAUSE OUR COMMON STOCK PRICE TO DECLINE.

If a tax-free spin-off does not occur, ICN retains the right to sell shares of our common stock in the public market. Pursuant to a registration rights agreement, ICN has the right to require us to register its shares of our common stock under the Securities Act. Sales of a substantial number of shares of our common stock by ICN in the public market, or the perception that these sales could occur following this offering, could adversely affect the market price of our common stock.

If ICN completes the spin-off, substantially all of our shares distributed by ICN to its stockholders will be eligible for immediate resale in the public market. We are unable to predict whether significant amounts of our common stock will be sold in the open market in anticipation of, or following, the spin-off.

See "Shares eligible for future sale" and "Relationship with ICN -- Tax-Free Spin-Off."

OUR ABILITY TO EFFECT BUSINESS COMBINATION TRANSACTIONS OR TO ISSUE ADDITIONAL SHARES OF OUR STOCK COULD BE LIMITED.

Under current law, one or more transactions involving the acquisition of a total of 50% or more of the value or voting power of our stock that generally occur prior to, or during the two years after, a spin-off of ICN's interest in us could cause the spin-off to become taxable to ICN. Under our tax sharing agreement with ICN, we would be required to indemnify ICN for this tax liability. Because of concerns regarding the tax-free nature of the spin-off, we may not be able to enter into transactions with third parties that we might otherwise have pursued to acquire businesses or products using our common stock as consideration before and for two years after the spin-off. See "Relationship with ICN -- Affiliation and Distribution Agreement."

A CHANGE OF CONTROL OF ICN COULD ADVERSELY AFFECT OUR BUSINESS AND THE ANTICIPATED SPIN-OFF.


At ICN's annual meeting of stockholders on May 30, 2001, three persons nominated by a group of dissident stockholders calling themselves the ICN Committee to Maximize Shareholder Value were elected to ICN's board of directors. Nine other of ICN's directors remain in office. The terms of office for six of these directors expire at the 2002 annual meeting and the terms of office for three of these directors expire at the 2003 annual meeting. Under ICN's bylaws and an agreement between ICN and SSP-Special Situations Partners Inc., a member of the ICN Committee to Maximize Shareholder Value, only three directors will be elected at the 2002 annual meeting, so that after the 2002 annual meeting, ICN's board will be comprised of nine directors. If the dissident group or any other stockholder were to elect three additional nominees at ICN's 2002 annual meeting, then two-thirds of ICN's board of directors would be different from ICN's Board of Directors as it existed prior to ICN's 2001 annual meeting. Under ICN's certificate of incorporation, a stockholder must notify ICN between February 28, 2002 and March 30, 2002 of its intention to nominate individuals to stand for election as directors at ICN's 2002 annual meeting to be held no later than May 29, 2002. On March 22, 2002, a person purportedly representing stockholders of ICN beneficially owning approximately 8.8%


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of the outstanding common stock of ICN gave ICN written notice proposing to nominate three directors for election to ICN's board of directors at ICN's 2002 annual meeting of stockholders. If the board of directors of ICN were to change, the new board of directors of ICN may not continue to operate our business as we currently contemplate.


In addition, if another dissident slate was successful in being elected to ICN's board of directors prior to the spin-off being completed, a change in control would occur under employment agreements with our executive officers. Under the provisions of these employment agreements, we may be obligated to pay our executive officers approximately $3 million, based on present compensation, if these executive officers were to terminate their services with us after the change in control. In addition, the vesting of options granted to the executives would be accelerated. See "Management -- Employment Agreements/Change in Control Agreements."

In addition, if ICN experiences a change of control, as defined in the indenture governing ICN's 6 1/2% convertible subordinated notes, ICN is required to make an offer to purchase all of these notes. As between ICN and us, ICN agreed to pay for each note tendered in the offer an amount equal to 100% of the principal amount plus accrued interest. However, we will be responsible for this amount to the extent ICN does not make the payment. In that event, we would have a claim against ICN for any payments ICN does not make. See "Relationship with ICN -- ICN Convertible Notes."

In a press release dated October 20, 2000, ICN said it is committed to considering strategic transactions, including a sale of all or part of ICN. If a sale of all or part of ICN resulted in a change of control of ICN, the successor company may be able to control us to the same extent as ICN. There can be no assurance that a new controlling entity would continue to operate our business as we currently contemplate.

Under current law, one or more transactions involving the acquisition of a total of 50% or more of the value or voting power of ICN's stock that generally occur prior to, or during the two years after, a spin-off of ICN's interest in us could cause the spin-off to become taxable to ICN. This may cause ICN to delay the spin-off or not pursue it at all. In addition, if a spin-off becomes taxable to ICN and ICN is unable to pay the tax, as a member of ICN's consolidated group, we could be held liable for the tax.

A CHANGE OF CONTROL OF US WOULD REQUIRE US TO MAKE AN OFFER TO PURCHASE ALL OF ICN'S OUTSTANDING 6 1/2% CONVERTIBLE SUBORDINATED NOTES AND MAY REQUIRE US TO MAKE SIGNIFICANT PAYMENTS TO OUR EXECUTIVE OFFICERS.

If we experience a change of control, as defined in the indenture governing ICN's 6 1/2% convertible subordinated notes, we are required to make an offer to purchase all of these notes. As between ICN and us, ICN agreed to pay for each note tendered in the offer an amount equal to 100% of the principal amount plus accrued interest. However, we will be responsible for this amount to the extent ICN does not make the payment. In that event, we would have a claim against ICN for any payments ICN does not make. See "Relationship with ICN -- ICN Convertible Notes."

In addition, if we experience a change of control, as defined in the employment agreements with our executive officers, we may be obligated to pay up to $3 million, based upon present compensation, if these executive officers were to terminate their services with us after the change in control. In addition, the vesting of options granted to the executives would be accelerated. See "Management -- Employment Agreements/Change in Control Agreements."

BECAUSE OF AN ONGOING DISPUTE INVOLVING ICN'S INTEREST IN A YUGOSLAVIAN JOINT VENTURE, OUR RIGHTS TO COMMERCIALIZE TIAZOLE AND ADENAZOLE MAY BE LIMITED.

In connection with our separation from ICN, ICN contributed to us its rights related to Tiazole and Adenazole. These are two of the compounds in our product development pipeline. However, ICN is

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involved in arbitration with the Republic of Serbia, the Federal Republic of
Yugoslavia and the State Health Fund of the Republic of Serbia that could impact those rights. In this arbitration, ICN has taken the position that rights related to Tiazole and Adenazole were previously validly transferred to ICN Yugoslavia, a joint venture between ICN and Yugoslavian entities. Depending on the resolution of this arbitration, we may not have valid rights related to Tiazole and Adenazole. We may be required to obtain licenses from, or grant licenses to, third parties prior to any effort by us to commercialize these products. In addition, it may be difficult for us to license Tiazole and Adenazole to third parties for commercialization if rights related to these compounds remain unclear. See "Business -- Legal Proceedings of ICN."

As a result of the changing political environment in Yugoslavia, ICN has advised us that it is attempting to regain control of ICN Yugoslavia. There can be no assurance that ICN will be successful in its efforts.

WE MAY BE ADVERSELY AFFECTED BY AN ONGOING LITIGATION INVOLVING ICN AND ITS CHAIRMAN.

ICN and Milan Panic, its chairman, are defendants in a pending civil lawsuit by the SEC that seeks to bar Mr. Panic from acting as an officer or director of any publicly traded company. As a company controlled by ICN, any adverse result in this lawsuit may affect us. For example, we may be subject to the terms of any judgment or settlement and may be liable for any fines or settlement payments. In addition, while we will be indemnified by ICN for any expenses related to this SEC action, we will be required for financial reporting purposes to expense 50% of ICN's expenses related to this action. See "Business -- Legal Proceedings of ICN" for a description of this litigation.

On December 17, 2001, ICN entered a guilty plea in the United States District Court for the Central District of California. This plea was entered pursuant to a plea agreement with the office of the US Attorney in Los Angeles to settle a six year investigation. As part of the guilty plea, ICN agreed to a three-year term of probation. The conditions of the probation require ICN to create a compliance program to ensure no future violations of the federal securities laws and to pre-clear with the FDA any public communication by ICN concerning any matter subject to FDA regulation. The terms of the compliance program include ICN retaining an expert to review its procedures for public communications regarding matters subject to FDA regulation and to develop written procedures for these communications. The compliance program also requires preparation of an annual report by the expert on ICN's compliance with the written procedures and annual certification by ICN management that ICN is complying with the expert's recommendations. ICN has advised us that these conditions of probation also apply to us unless, after the spin-off or other change in control of us occurs, the District Court grants us, upon application, early termination of the probation. The US Attorney may oppose any application we may make and the District Court may not grant early termination of the probation. See
"Business -- Legal Proceedings of ICN."

AS LONG AS WE ARE A MEMBER OF ICN'S CONSOLIDATED GROUP FOR FEDERAL INCOME TAX PURPOSES, ICN WILL CONTROL DECISIONS RELATING TO PAYMENT OF TAXES.

For so long as ICN continues to own 80% or more of the combined voting power and value of our outstanding shares of stock, we will be included in ICN's consolidated group for federal income tax purposes. We and ICN have entered into a tax sharing agreement pursuant to which the tax amounts to be paid or received by us with respect to federal consolidated returns of ICN in which we are included generally is determined as though we file separate federal income tax returns. Also, we will calculate our state and local income taxes taking into account ICN's worldwide apportionment schedule, where applicable. In addition, ICN will have sole responsibility and authority to respond to and conduct all tax proceedings relating to ICN consolidated or combined income tax returns in which we are included. Moreover, notwithstanding the tax sharing agreement, federal law provides that each member of a consolidated group is jointly and severally liable for the federal income tax liability of

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RISK FACTORS
--------------------------------------------------------------------------------

each other member of the consolidated group. Thus, to the extent ICN or other members of the group fail to make any federal income tax payments required of them by law, including any federal income tax payments due if the spin-off is determined to be taxable to ICN, we could be liable for the shortfall. Similar principles may apply for state income tax purposes in many states.

RISKS RELATED TO THIS OFFERING

OUR STOCK PRICE MAY BE VOLATILE AND YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.

Prior to this offering, there has been no public market for our common stock. An active public market for our common stock may not develop or be sustained after the offering. The initial public offering price will be determined by negotiations between the representatives of the underwriters and ICN and may not be indicative of future market prices. You may not be able to resell your common stock at or above the initial offering price due to fluctuation in the market price of the common stock arising from changes in our operating performance or prospects. In addition, the stock market in general has recently experienced extreme volatility often unrelated to the operating performance or prospects of specific companies. In particular, the market prices for securities of biotechnology companies in general have been highly volatile and may continue to be highly volatile in the future. The market price of our common stock may be subject to substantial volatility depending upon many factors. Many of these are beyond our control. These factors include:

 -- announcements regarding the results of discovery efforts and preclinical and clinical activities by us or our competitors;

 -- announcements regarding the acquisition of technologies or companies by us or other biotechnology companies;

 --   changes in our relationship with Schering-Plough or F. Hoffmann-La Roche;

 -- establishment of additional corporate partnerships or licensing agreements;

 -- technological innovations or new commercial products developed by us or our competitors;

 --   changes in our intellectual property portfolio;

 --   developments or disputes concerning our proprietary rights;

 --   changes in government regulations affecting us or our industry;

 -- progress or withdrawal of regulatory approvals with respect to our product candidates;

 -- issuance of new or changed securities analysts' reports and/or recommendations;

 --   economic and other external factors;

 --   additions or departures of key personnel;

 -- actual or anticipated fluctuations in our quarterly financial and operating results; and

 -- developments with respect to legal proceedings that we or ICN may be involved in.

One or more of these factors could significantly harm our business and/or cause a decline in the price of our common stock in the public market.

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                                                                              27

RISK FACTORS
--------------------------------------------------------------------------------

ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND UNDER DELAWARE LAW MAY PREVENT ATTEMPTS TO REMOVE OR REPLACE OUR MANAGEMENT.

Provisions of our certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third party to acquire us or replace or remove our current management. These provisions include:

 -- Article IV(c) of our certificate of incorporation, which authorizes the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

 -- Article VI(a) of our certificate of incorporation, which limits who may call a special meeting of stockholders; and

 -- Article I, Section 8 of our bylaws, which establishes advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

THE PURCHASE PRICE PAID BY YOU PER SHARE FOR OUR COMMON STOCK IN THIS OFFERING WILL BE SUBSTANTIALLY GREATER THAN BOOK VALUE PER SHARE OF THE COMMON STOCK.


Based on the assumed offering price of $14.00 per share, you will suffer immediate dilution of $17.36 per share. The pro forma net tangible book value for our common stock was approximately $(3.36) per share as of December 31, 2001, as adjusted to give effect to the issuance of our common stock to ICN, the contribution of assets to us by ICN, a stock split of our common stock on the basis of 1,500,000 for 1.0, our becoming jointly and severally liable for the obligations under ICN's 6 1/2% convertible subordinated notes and this offering. See "Dilution."


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

--------------------------------------------------------------------------------

Forward-looking information

Some of the statements under the captions "Prospectus summary," "Risk factors," "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations" and "Business" and elsewhere in this prospectus are forward-looking statements. These forward-looking statements include statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts. When used in this prospectus, the words "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "seeks," "should," "will" or "would" or the negative of these terms or similar expressions are generally intended to identify forward-looking statements.

Forward-looking statements necessarily involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth above under "Risk factors" and elsewhere in this prospectus. The factors set forth above in the "Risk factors" section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on these statements. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933 provide any protection for statements made in this prospectus.

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                                                                              29

--------------------------------------------------------------------------------

Use of proceeds

We will not receive any proceeds from the sale of the common stock in this offering.

Dividend policy

We currently intend to retain our future earnings, if any, to support the growth and development of our business. We do not anticipate paying dividends for the foreseeable future. Our board of directors will make all future determinations relating to our dividend policy. This determination will depend on a number of other factors, including future earnings, capital requirements, financial condition and future prospects and other factors our board of directors may deem relevant.

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 30

--------------------------------------------------------------------------------

Capitalization

The following table shows our capitalization as of December 31, 2001 on an actual basis and pro forma basis to reflect the completion of this offering.

                                                              AS OF DECEMBER 31, 2001
                                                              ------------------------
                                                                  ACTUAL     PRO FORMA
--------------------------------------------------------------------------------------
                                                                   (in thousands)
6 1/2% convertible subordinated notes due 2008(1)...........        $--      $525,000
Stockholder's equity (deficit):
  Preferred stock, $0.01 par value; 10,000,000 shares
     authorized; none issued and outstanding................         --            --
  Common stock, $0.01 par value; 400,000,000 shares
     authorized; 150,000,000 issued and outstanding(2)(3)...      1,500         1,500
  Advances due from ICN(4)..................................   (188,017)           --
  Retained earnings (deficit)...............................    207,736      (505,281)
                                                              ---------     ---------
  Total stockholder's equity (deficit)......................     21,219      (503,781)
                                                              ---------     ---------
     Total capitalization...................................    $21,219       $21,219
                                                              =========     =========

(1) Upon the completion of this offering, we will be jointly and severally liable for the obligations under the $525,000,000 of convertible notes issued by ICN. As between us and ICN, ICN agreed to make all interest and principal payments on these notes and to make any payments due upon a change of control of ICN or us. Therefore, interest payments on the notes will, to the extent paid by ICN, represent a non-cash charge to us. We can only amend this agreement, in a manner adverse to us, with the approval of holders of a majority of our outstanding shares of common stock, excluding shares held by ICN. The pro forma information reflects our anticipated accounting treatment for the 6 1/2% convertible subordinated notes. However, it is possible that the accounting treatment related to the accrual of interest expense on the notes reflected in the pro forma income statement may be modified prior to the completion of this offering. There can be no assurance that this accounting treatment will be modified. See "Relationship with ICN -- ICN Convertible Notes."

(2) The financial statements have been retroactively restated to effect a stock split of our common stock of 1,500,000 for 1.0.

(3) The number of shares of our common stock shown above as outstanding does not include the following:

       - 22,500,000 shares reserved for issuance under our 2002 Stock Option Plan, including 11,425,000 shares issuable upon the exercise of options to be granted at the time of this offering with an exercise price equal to the offering price;

       - 23,070,195 shares that will be reserved for issuance, in the event the spin-off is completed, upon conversion of the convertible notes issued by ICN, assuming a distribution ratio of approximately 1.51 shares of our common stock for each share of ICN common stock in the spin-off. This distribution ratio is based upon 82,375,777 outstanding shares of ICN common stock as of March 1, 2002 and assumes that ICN sells 26,000,000 shares of common stock in this offering and that we do not issue any additional shares after the completion of this offering, including in connection with the underwriters' over-allotment option. In the event the spin-off is completed and holders of the notes convert those notes into shares of our common stock, we will treat the conversion and issuance of those shares as an equity transaction for accounting purposes; and

       - any shares that may be reserved for issuance, in the event the spin-off is completed, as a result of an adjustment to ICN's existing stock option plans to account for the spin-off. As of December 31, 2001, there were outstanding options to purchase 10,721,000 shares of ICN common stock. See "Relationship with ICN -- Option Grants to ICN Employees."

(4) Advances due from ICN prior to completion of this offering represent our historical revenues less amounts ICN provided to us to fund our operations. We will not be repaid any of the advances due to us from ICN outstanding immediately prior to this offering. Accordingly, these advances will reduce our retained earnings upon completion of this offering.

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                                                                              31

--------------------------------------------------------------------------------

Dilution


The historical as adjusted net tangible book value of our common stock was approximately $21.2 million, or approximately $0.14 per share on December 31, 2001, giving effect to the issuance of our common stock to ICN, the contribution of assets to us by ICN, a stock split of our common stock on the basis of 1,500,000 for 1.0 and this offering. Historical as adjusted net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the total number of shares of common stock outstanding. The pro forma net tangible book value of our common stock was approximately $(503.8) million, or approximately $(3.36) per share on December 31, 2001, and includes the historical as adjusted net tangible book value and gives effect to our becoming jointly and severally liable for the obligations under ICN's 6 1/2% convertible subordinated notes upon completion of this offering.



If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering. Based on the assumed offering price of $14.00 per share, new investors would experience an immediate dilution of $17.36 per share.


The following table summarizes, on an as adjusted basis as of December 31, 2001, the differences between the total consideration paid and the price per share paid by ICN for the shares of common stock purchased by ICN from us and by the new investors for the shares of common stock purchased from ICN in this offering. We have assumed an initial public offering price of $14.00 per share and have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

                                  SHARES PURCHASED         TOTAL CONSIDERATION
                               ----------------------    -----------------------    AVERAGE PRICE
                                 NUMBER       PERCENT       AMOUNT       PERCENT      PER SHARE
-------------------------------------------------------------------------------------------------
ICN..........................  124,000,000     82.67%            $100       --%            $--
New investors................   26,000,000     17.33      364,000,000      100           14.00
                               -----------     -----     ------------      ---
     Total...................  150,000,000       100%    $364,000,100      100%
                               ===========     =====     ============      ===

The foregoing discussion and tables assume no exercise of any outstanding stock options, no exercise by the underwriters of their over-allotment option, no issuance of our shares issuable upon conversion of the convertible notes issued by ICN and no exercise by participants in ICN's stock option plans of options to acquire shares of our common stock which may be granted in connection with the spin-off.

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 32

--------------------------------------------------------------------------------

Selected financial data

The following selected financial data should be read in conjunction with the financial statements and the notes to the statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus.

We derived the statement of income data for the years ended December 31, 1999, 2000 and 2001 and the balance sheet data as of December 31, 2000 and 2001 from our audited financial statements, which are included elsewhere in this prospectus. We derived the statement of income data for the years ended December 31, 1997 and 1998 and the balance sheet data as of December 31, 1997, 1998 and 1999 from our audited financial statements not included in this prospectus. Basic and diluted earnings per share has been calculated using the 150,000,000 shares that will be outstanding at the completion of this offering. Historical results are not necessarily indicative of the results to be expected in the future.

                                                                                                    PRO FORMA
                                                                                                     FOR THE
                                                          YEAR ENDED DECEMBER 31,                   YEAR ENDED
                                            ----------------------------------------------------   DECEMBER 31,
STATEMENT OF INCOME DATA                      1997       1998       1999       2000       2001       2001(1)
---------------------------------------------------------------------------------------------------------------
                                                   (in thousands, except per share data)
Revenues..................................    $3,223    $36,830   $109,592   $154,818   $143,622       $143,622
Costs and expenses:
  Research and development................     7,011      9,530      5,523     13,015     25,212         25,212
  General and administrative..............     9,676      7,392      5,608     11,103      5,945          5,945
                                            --------   --------   --------   --------   --------   ------------
Total costs and expenses..................    16,687     16,922     11,131     24,118     31,157         31,157
                                            --------   --------   --------   --------   --------   ------------
Income (loss) before income taxes.........   (13,464)    19,908     98,461    130,700    112,465        112,465
Interest expense..........................        --         --         --         --         --         34,125
                                            --------   --------   --------   --------   --------   ------------
Income before income taxes (loss).........   (13,464)    19,908     98,461    130,700    112,465         78,340
Provision (benefit) from income taxes.....    (4,847)     7,167     35,446     48,717     40,487         40,487
                                            --------   --------   --------   --------   --------   ------------
Net income (loss).........................   $(8,617)   $12,741    $63,015    $81,983    $71,978        $37,853
                                            ========   ========   ========   ========   ========   ============
Basic and diluted earnings (loss) per
  share...................................     $(.06)      $.08       $.42       $.55       $.48           $.25
                                            ========   ========   ========   ========   ========   ============
Shares used in computation................   150,000    150,000    150,000    150,000    150,000        150,000
                                            ========   ========   ========   ========   ========   ============

                                                                                                       PRO FORMA
                                                                  AS OF DECEMBER 31,                     AS OF
                                                    -----------------------------------------------   DECEMBER 31,
BALANCE SHEET DATA                                   1997      1998      1999      2000      2001       2001(1)
------------------------------------------------------------------------------------------------------------------
                                                                            (in thousands)
Working capital (deficit).........................  $(3,162)    $(626)  $(1,112)     $527   $10,813   $     10,813
Total assets......................................    7,961     2,854     1,048     9,853    26,634         26,634
Current liabilities...............................    4,962       626     1,112     3,073     5,415          5,415
Total liabilities.................................   17,904     4,949     1,112     3,073     5,415        530,415
Total equity (deficit)............................   (9,943)   (2,095)      (64)    6,780    21,219       (503,781)

------------
(1) Pro forma statement of income data and balance sheet data gives effect to our joint and several obligation with ICN under ICN's 6 1/2% convertible subordinated notes due 2008 upon completion of this offering. The pro forma statement of income reflects the interest expense that would have been incurred if the offering was completed on January 1, 2001. As between us and ICN, ICN agreed to make all interest and principal payments on these notes and to make any payments due upon a change of control of ICN or us. Therefore, interest payments on the notes will, to the extent paid by ICN, represent a non-cash charge to us. We can only amend this agreement, in a manner adverse to us, with the approval of holders of a majority of our outstanding shares of common stock, excluding shares held by ICN. The pro forma information reflects our anticipated accounting treatment for the 6 1/2% convertible subordinated notes. However, it is possible that the accounting treatment related to the accrual of interest expense on the notes reflected in the pro forma income statement may be modified prior to the completion of this offering. There can be no assurance that this accounting treatment will be modified. See "Relationship with ICN -- ICN Convertible Notes."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors such as those set forth under "Risk factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in conformity with generally accepted accounting principles. The preparation of these statements require our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Our actual results could differ from those estimates under different assumptions or conditions.


We believe the following critical accounting policies affect our financial statements:



 -- We earn royalty revenue at the time the products subject to the royalty are sold by a third party. Additionally, we recognize as revenue up-front non-refundable fees associated with royalty and license agreements when all performance obligations under the agreements are completed. Milestone payments received, if any, related to scientific achievement are recognized as revenue when the milestone is accomplished by the third party.



 --   Research and development costs are expensed as incurred.



 -- Our management performs an ongoing credit evaluation of our customers' financial condition. We generally do not require collateral to secure accounts receivable. Our exposure to credit risk associated with non-payment is affected principally by conditions or occurrences affecting our primary customer, Schering-Plough. To date, we have not experienced losses relating to accounts receivable from Schering-Plough. See the discussion below in "-- Results of Operations" regarding Schering-Plough's dispute relating to the royalty receivables due under an indigent patient marketing program. All of our revenues for the years ended December 31, 1999 and 2000 and 97% of our revenues for the year ended December 31, 2001 were derived from Schering-Plough.



 -- Our operations are included in ICN's consolidated tax returns. Income tax provision and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California tax rate of 1%.



 -- Our balance sheets have been prepared using the historical basis of accounting and include all of the assets and liabilities specifically identifiable to us. Our statements of income include all revenue and costs attributable to us, including a corporate allocation of costs of shared services with ICN, including legal, finance, corporate development, information systems and corporate office expenses. These costs are allocated to us on a basis that we consider to reflect most fairly or reasonably our utilization of services provided or the benefit we obtained, such as the square footage, headcount or actual utilization. It is not practicable to determine the costs specifically attributable to either ICN or us with respect to the US Attorney investigation or the SEC litigation. Additionally,


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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS
--------------------------------------------------------------------------------


      allocation methods based upon revenue, net income, assets, equity or headcount are not reflective of the nature of the costs incurred in connection with the US Attorney investigation and the SEC litigation. Therefore, ICN and we used a joint responsibility approach in allocating these charges such that 50% of the costs and expenses, including any reserve for settlement, are allocated to each of us. We believe the methods used to allocate these amounts are reasonable. However, our financial information does not necessarily reflect what our financial position or results of operation would have been had we operated as a stand-alone public entity during the periods covered and may not be indicative of future results of operation or financial position.


RESULTS OF OPERATIONS

ICN has advised us that Schering-Plough has informed ICN that it believes that royalties paid under the ribavirin license agreement should not include royalties on products distributed as part of an indigent patient marketing program. Schering-Plough claims that because it receives no revenue from products given to indigent patients, it is not required to pay royalties on these products under the ribavirin license agreement. We and ICN do not agree with Schering-Plough's interpretation of the agreement. In August 2001, Schering-Plough withheld approximately $11.6 million from its royalty payment relating to the second quarter of 2001. The amount withheld was purportedly intended by Schering-Plough to be a retroactive adjustment of royalties previously paid to ICN through the third quarter of 2000 on products distributed as part of this indigent patient marketing program. Since the beginning of the fourth quarter of 2000, Schering-Plough is withholding on a current basis all royalty payments purportedly related to this indigent patient marketing program. We recognized the approximately $11.6 million of withheld royalty payments for the retroactive adjustment and approximately $3 million of royalty payments withheld for the fourth quarter of 2000 and the first quarter of 2001 as income. These amounts appear on our balance sheet as a receivable. We have not established a reserve for these amounts because in the opinion of our management collectibility is reasonably assured. Since the second quarter of 2001, we no longer recognize any of these withheld royalty payments as income since we can no longer determine the amounts due to a lack of information from Schering-Plough.


ICN has given Schering-Plough written notice of its intention to arbitrate this royalty payment dispute to collect these royalties and prevent Schering-Plough from withholding royalty payments on sales under the indigent patient marketing program in the future. The parties expect to select an arbitrator and set an arbitration schedule during April 2002. If ICN does not succeed in this alternative dispute resolution process, we may have to write off all or a portion of this receivable. If ICN does succeed, we will be entitled to receive the royalty payments on these indigent sales withheld by Schering-Plough. See "Business -- Legal Proceedings of ICN -- Arbitration with Schering-Plough."


PRODUCTS IN DEVELOPMENT

We expect our research and development expenses to increase in the foreseeable future. We expect that we will incur a large percentage of our research and development expenses in support of our product development programs for Viramidine, Hepavir B, IL-12, Adenazole and Tiazole.

We licensed Levovirin to F. Hoffmann-La Roche in June 2001 on an exclusive basis. Our development expenses for Levovirin were approximately $5 million. F. Hoffmann-La Roche is responsible for all future development costs of Levovirin.


In September 2000, we initiated Phase I clinical trials on Viramidine in Europe. We filed an investigational new drug application with the FDA in December 2001. In late March 2002, we began


--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


additional Phase I clinical trials on Viramidine in the United States. Our development expenses for Viridamine were approximately $4 million through December 31, 2001.



ICN licensed Hepavir B from Metabasis Therapeutics, Inc. in October 2001. ICN contributed the Hepavir B license to us. Under the terms of the license agreement, we are required to pay a $2 million nonrefundable license fee, $1 million of which was paid in October 2001 and $0.5 million of which was paid in April 2002. We will pay the remaining $0.5 million in October 2002. The $2 million represents the valuation of acquired in-process research and development for which no alternative use exists and has been charged to operations as research and development expense. We have initiated biology, drug metabolism, pharmacokinetic and toxicology studies on this compound. We expect to finish these studies and, if these studies produce satisfactory results, file an investigational new drug application with the FDA in the second half of 2002. If that filing is made and accepted by the FDA, we intend to initiate Phase I clinical trials on Hepavir B.


We have completed two Phase I trials on Adenazole. Our development expenses for Adenazole were approximately $1 million as of December 31, 2001.

The FDA granted Tiazole orphan drug designation in January 2001 for the treatment of chronic myelogenous leukemia in blast crisis. Additionally, through a Russian subsidiary of ICN, we are also conducting a limited Phase II study in patients with advanced ovarian cancer and planning a limited Phase II study in patients with multiple myeloma resistant to conventional therapy. Our development expenses for Tiazole were approximately $0.5 million as of December 31, 2001.

In connection with our license of Levovirin to F. Hoffmann-La Roche, F. Hoffmann-La Roche licensed to us, on an exclusive basis, a compound known as IL-12 that is at a pre-clinical trial stage of development. We have not taken any steps at this time to develop this compound. We are currently unable to estimate the length of time or the costs that will be required to complete the development of this product.

It is not unusual for the clinical development of these types of products to take five years or more, and to cost over $100 million. The time and cost of completing the clinical development of these product candidates will depend on a number of factors, including the disease or medical condition to be treated, clinical trial design, availability of patients to participate in trials and the relative efficacy of the product versus treatments already approved and whether or when we license the product candidates to third parties. Due to these many uncertainties, we are unable to estimate the length of time or the costs that will be required to complete the development of these product candidates. In addition, we cannot assure you that any of these product candidates will receive regulatory approval for use for the proposed indications or that these product candidates will be commercially successful.

YEARS ENDED DECEMBER 31, 2000 AND 2001

REVENUES
Revenues for the year ended December 31, 2000 were $154,818,000 compared to $143,622,000 for 2001. Royalties on ribavirin sales for 2001 were $138,622,000, a decrease of $16,196,000, or 10%, compared to the same period of 2000. We believe the decrease is primarily reflective of a slowdown in sales of ribavirin by Schering-Plough as physicians awaited marketing authorization pending FDA review and clearance for the use of pegylated interferon with ribavirin, which occurred in August 2001. The launch of this combination therapy was delayed until October 2001. Royalties from Schering-Plough for the fourth quarter of 2001 increased by $25,319,000 as compared to the similar period in 2000. Revenues for 2001 includes other revenues of $5,000,000 in connection with the licensing of Levovirin to F. Hoffmann-La Roche.

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RESEARCH AND DEVELOPMENT
Research and development expenses were $13,015,000 for 2000 and $25,212,000 in 2001. The increase of 94% reflects our expanded and intensified research and development efforts in 2001, primarily in the area of antiviral and anticancer drugs. We increased spending on the antiviral drugs Levovirin and Viramidine during the period due to the initiation of Phase I clinical trials. Additionally, research and development expenses increased on other initiatives, including work on the drug Tiazole as well as work on anti-hepatitis C, anti-hepatitis B, anticancer and antivirus compounds. Also, in 2001 we expensed our purchase of Hepavir B from Metabasis as in-process research and development for which no alternative use exists.

GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses were $11,103,000 for 2000 compared with $5,945,000 for 2001, a decrease of 46%. These expenses include corporate allocations of $10,098,000 for 2000 and $3,594,000 for 2001. These corporate allocations include legal expenses and professional fees, facility and central services charges, corporate development expenses and other general and administrative expenses. Legal expenses and professional fees were $7,637,000 for 2000 and $876,000 for 2001, a decrease of $6,761,000. The decrease of 89% in legal expenses and professional fees was mainly related to a decrease in activity involving the SEC litigation against ICN and the investigation by the US Attorney's Office of ICN during 2001 as compared to 2000. Facility and central services charges were $2,425,000 for 2000 and $1,967,000 for 2001. For 2001, we were allocated $635,000 of corporate development expenses as a result of our recent acquisition of products and product rights. The decrease in corporate allocations was offset by an increase of $1,346,000 in other general and administrative expenses relating to increases in compensation, information systems expenses and depreciation.

INCOME TAXES
Our effective tax rate was 36% for 2001 compared to 37% for 2000. Our operations were included in the consolidated ICN tax returns. Income tax provisions have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California tax rate of 1%. The decrease in the effective rate of 1% in 2001 is because the effective tax rate in 2000 reflects $4,625,000 of expenses not deductible for income taxes.

YEARS ENDED DECEMBER 31, 1999 AND 2000

REVENUES
Revenues for the year ended December 31, 1999 were $109,592,000 compared to $154,818,000 for the same period in 2000, an increase of 41%, reflecting additional sales of ribavirin by Schering-Plough resulting from the 1999 and 2000 launches into certain European markets.

RESEARCH AND DEVELOPMENT
Research and development expenses were $5,523,000 in 1999 and $13,015,000 in 2000. The increase of 136% reflects our expanded and intensified research and development efforts in 2000, primarily in the area of antiviral and anticancer drugs. Total research and development spending for 2000 was $18,904,000, which included capital for new equipment, as well as accelerated research programs to focus on the pipeline and new product development.

GENERAL AND ADMINISTRATIVE EXPENSES
General and administrative expenses were $5,608,000 for 1999 compared with $11,103,000 for 2000, an increase of 98%. These include corporate allocations of $4,852,000 for 1999 and $10,098,000 for 2000. General and administrative costs include legal expenses and professional fees, facility and central

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service charges, and other general and administrative expenses. Legal expenses and professional fees were $2,844,000 for 1999 and $7,637,000 for 2000, an increase of $4,793,000. The legal expenses were mainly related to the SEC litigation against ICN, the investigation by the US Attorney's Office of ICN and the hepatitis C and AIDS class action lawsuits previously paid by ICN. Legal expenses for 2000 include $4,625,000 allocated to us from ICN related to the potential combined settlement of the investigation involving the US Attorney's Office and SEC litigation. Facility and central service charges were $1,963,000 for 1999 and $2,425,000 for 2000, an increase of 24%, primarily due to our increased utilization of ICN's headquarters building.

INCOME TAXES
Our effective tax rate was 37% for the year ended December 31, 2000 and 36% for the year ended December 31, 1999. Our operations were included in the consolidated ICN tax returns. The increase in the effective tax rate in 2000 reflects $4,625,000 of expenses not deductible for income taxes.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities was $44,546,000 for 2001. Operating cash flows primarily reflect net income of $71,978,000, which was partially offset by an increase in royalties receivable transferred to ICN of $19,351,000 and an increase in our receivable from Schering-Plough of $12,628,000. We record amounts related to the royalty receivable from Schering-Plough as a component of advances due from ICN, except for the portion related to indigent sales. Prior to the completion of this offering, ICN will assign the rights to this portion of the royalty receivable to us. We had a receivable from Schering-Plough under the license agreement related to sales of ribavirin of $3,600,000 as of December 31, 2000 and $16,228,000 as of December 31, 2001.

Cash used in investing activities was $6,358,000 for 2001 and $5,889,000 for 2000. The investment in capital expenditures reflects the purchases of state-of-the-art research equipment.

Cash used in financing activities was $38,188,000 for 2001 and $74,525,000 for 2000. In 2001, cash used in financing activities reflects cash retained by ICN of $82,269,000 offset by allocated expenses of $44,081,000.

Historically, we did not maintain cash and cash equivalents balances. We received cash from ICN on an as needed basis. During 2001 and 2000, we transferred our excess cash to ICN.

Under the terms of our affiliation and distribution agreement with ICN, ICN will indemnify us against any cash payments arising out of the SEC litigation and the plea settling the US Attorney's Office investigation. However, after the completion of this offering, these expenses will continue to be allocated on a 50% basis to us for financial reporting purposes by way of a capital contribution from ICN.


ICN will retain all royalty payments relating to sales of ribavirin prior to the completion of this offering. The royalty payment for sales of ribavirin in the first quarter of 2002 is payable in late May 2002. ICN will retain this royalty payment. The royalty payment for sales of ribavirin in the second quarter of 2002 is payable in late August 2002. This royalty payment will be divided between us and ICN on a pro-rata basis based on the closing date of this offering. We will retain all subsequent royalty payments. We believe that borrowings under our $60 million credit facility from ICN and our royalty payments from Schering-Plough for sales of ribavirin in the second and third quarters of 2002 will be sufficient to fund our operations for the year 2002. We believe that our royalty payments from Schering-Plough for sales of ribavirin after the third quarter of 2002 will be sufficient to fund our research and development activities, potential acquisitions and capital expenditures for the medium term and to repay any borrowings under our $60 million credit facility from ICN.


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Any borrowings from ICN under our $60 million credit facility will be payable on
December 31, 2003. The interest on these borrowings will be at LIBOR plus 200 basis points. See "Risk factors -- Risks Related to Our Business -- If our royalties from Schering-Plough decline significantly in the future, we may not have sufficient funds to operate our business."

We expect to spend approximately $140 million in 2002 and 2003 on research and development activities, which represents a substantial increase over our historical spending. We plan to continue to expand our research team from 12 scientists on March 1, 2000 to over 120 scientists by the end of 2002.


In October 2001, ICN purchased the license rights to the compound Hepavir B from Metabasis Therapeutics, Inc. As part of ICN's contribution of its US research and development operations to us, ICN contributed the Hepavir B license to us. We will be responsible for the development costs of this compound, milestone payments and royalties if the compound is successfully developed. Under the terms of the license agreement, we are required to pay a $2 million nonrefundable license, $1 million of which was paid in October 2001 and $0.5 million of which was paid in April 2002. We will pay the remaining $0.5 million in October 2002.


Upon the completion of this offering, we will be jointly and severally liable for the obligations under the $525,000,000 of convertible notes issued by ICN. As between us and ICN, ICN agreed to make all interest and principal payments on these notes and to make any payments due upon a change of control of ICN or us. Therefore, interest payments on the notes will, to the extent paid by ICN, represent a non-cash charge to us. We can only amend this agreement, in a manner adverse to us, with the approval of holders of a majority of our outstanding shares of common stock, excluding shares held by ICN. See Note 10 to "Notes to Financial Statements." Therefore, we do not expect our obligations under these notes to have an impact on our liquidity or capital resources.

NEW ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS No. 142, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives. In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The adoption of these standards will not have a material effect on our results of operations, financial position or cash flows.

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Business

OVERVIEW

We are a biotechnology company that seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. Prior to this offering, we were operated as a division of ICN.

Our product ribavirin is an antiviral drug that Schering-Plough Ltd. markets under license from us as a therapy for the treatment of hepatitis C in the United States, the European Union and Japan. Ribavirin is marketed in combination with Schering-Plough's interferon alfa-2b and Schering-Plough's pegylated interferon alfa-2b. Our royalties from sales of ribavirin by Schering-Plough were $110 million for 1999, $155 million for 2000 and $139 million for 2001.


We have two next generation compounds, which are similar to ribavirin, as product candidates. These product candidates are Levovirin and Viramidine. We filed an investigational new drug application with the FDA for Levovirin in December 2000. In February 2001, we began Phase I clinical trials on Levovirin in the United States. In June 2001, we exclusively licensed Levovirin to F. Hoffmann-La Roche. In September 2001, we initiated Phase I clinical trials on Viramidine in Europe. We filed an investigational new drug application with the FDA in December 2001 for Viramidine. In late March 2002, we began additional Phase I clinical trials on Viramidine in the United States.


To further expand our antiviral pipeline, we and ICN licensed two other compounds from third parties. These compounds are Hepavir B and IL-12. ICN licensed Hepavir B from Metabasis Therapeutics, Inc. in October 2001. Hepavir B is a compound we intend to develop for the treatment of hepatitis B. ICN contributed the Hepavir B license to us. We and ICN licensed IL-12 from F. Hoffmann-La Roche in June 2001. IL-12 is a developmental compound for the treatment of cancer and allergies. We have not taken any steps at this time to develop this compound. ICN contributed all of its rights under the IL-12 license to us.

Ribavirin, Levovirin and Viramidine came from our extensive library of nucleoside analog chemical compounds. ICN initially began discovering the compounds from 1968 through 1976. ICN developed additional compounds from 1985 through 1988. Since March 2000, we discovered additional compounds using chemical methods known as combinatorial chemistry. In total, we presently have over 6,500 nucleoside analog compounds in our library. Nucleoside analogs are small-molecule-type chemicals that resemble the natural building blocks of human and viral genetic material. This genetic material is commonly known as DNA and RNA. We believe that our library contains one of the largest collections of nucleoside analogs in the world. We intend to combine our scientific expertise with advanced drug screening techniques in an effort to discover and develop new product candidates using our nucleoside analog library. During 2001, we acquired more than 70,000 diverse non-nucleoside analog compounds from third parties to complement our nucleoside analog library. These non-nucleoside compounds also target antiviral and anticancer areas. We intend to use these non-nucleoside compounds to facilitate our development of new products. To date, ribavirin is the only compound we have commercialized from our library.

Beginning in April 2000, we expanded our research facilities and assembled an experienced research and development team under the leadership of Johnson Y.N. Lau, MD, PhD. Dr. Lau joined us in March 2000. Dr. Lau is an expert in viruses and liver diseases. He was formerly senior director in antiviral research at the Schering-Plough Research Institute. At that institute, he was involved in the development and approval of the Rebetron combination therapy for hepatitis C. Under Dr. Lau's leadership, we have already hired all of our lead scientists in the areas of drug discovery, molecular biology, computer-assisted drug design, enzymology, pharmacology/toxicology, and clinical and

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regulatory affairs. For a brief description of the professional experience of these department heads, see "Management -- Scientific Staff." We expanded our research team from 12 scientists on March 1, 2000 to approximately 100 scientists on December 31, 2001. We plan to continue to expand our research team to over 120 scientists by the end of 2002. We spent approximately $6 million in each of 2000 and 2001 to upgrade and modernize our research equipment. In addition, ICN spent approximately $12 million in 2000 and $16 million in 2001 on capital improvements to ICN's headquarters. A substantial portion of these improvements were to upgrade and modernize our laboratories that we lease from ICN. This included the expansion of our physical research and development facilities and the purchase of equipment for sophisticated molecular, biological and animal experiments. Furthermore, we intend to accelerate our drug discovery and development process by utilizing advanced screening techniques and equipment, biological assays, and sophisticated computer assisted drug design. We believe these steps are key components of our strategy.

We previously were operated as a division of ICN. We were incorporated in Delaware on April 14, 2000. On August 7, 2000, ICN contributed to us our assets and operations. However, ICN's contribution to us of its rights and obligations under the license agreement with Schering-Plough was made subject to the approval of the holders of ICN's outstanding 8 3/4% senior notes due 2008. In order to facilitate this offering, ICN commenced a tender offer and consent solicitation with respect to its outstanding 8 3/4% senior notes due 2008. As presently in effect, the covenants governing the 8 3/4% senior notes would prohibit ICN from contributing to us the Schering-Plough license agreement and would impose restrictions on the conduct of our business. On March 7, 2002, ICN announced that it had received the requisite consents necessary to remove these covenants and entered into a supplemental indenture to this effect. However, the removal of the covenants will not become operative until the tendered 8 3/4% senior notes are purchased by ICN. The purchase of the 8 3/4% senior notes is expected to occur concurrently with the completion of this offering. It is a condition to the completion of this offering that the 8 3/4% senior notes are purchased pursuant to the tender offer.

After this offering, we will continue to be controlled by ICN, which will own approximately 82.67% of our outstanding shares of common stock. Our certificate of incorporation and bylaws provide that any person who was a director, officer, employee or consultant of ICN at any time during the immediately preceding three years will not be qualified to serve as one of our directors. This restriction will remain in place until after the 2006 annual meeting of stockholders but is subject to amendment by our board of directors and, as is the case with any amendment to our certificate of incorporation, the holders of at least 66 2/3% of our outstanding shares of common stock. This restriction on persons serving as our directors does not apply to any person serving as one of our directors immediately following this offering. As long as ICN owns a majority of our outstanding shares of common stock, ICN will be able to determine the outcome of most matters requiring approval by our stockholders. These matters include the election of our directors, mergers, consolidations or a sale of substantially all of our assets. As long as ICN owns a majority of our outstanding shares of common stock, action may be taken by written consent without a stockholders' meeting. ICN may exercise this ability in a manner that advances its best interests and not those of our other stockholders. See "Relationship with ICN" for a description of agreements between us and ICN.

OUR TECHNOLOGY PLATFORM

We believe nucleoside analogs present significant opportunities for drug development. Nucleoside analogs are chemical compounds created by modifying nucleosides, which are the natural building blocks of human and viral DNA and RNA. Much antiviral and anticancer research has focused on nucleoside analogs because viruses and cells use nucleosides to multiply. By mimicking the role of nucleosides in the cell division process, nucleoside analogs have been used to treat viruses and cancers

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by modifying the natural structure of DNA and RNA in a way that disrupts the viral and cellular replication machinery. Some nucleoside analogs also stimulate antiviral immune responses.

Pharmaceutical and biotechnology companies commonly focus their drug discovery efforts on the random screening of large numbers of diverse chemical compounds. We believe researchers screening nucleoside analogs may be more likely to discover compounds for antiviral and anticancer drug development because nucleoside analogs resemble the building blocks of human and viral DNA and RNA. This approach has attracted significant attention by a number of academic and pharmaceutical investigators. Examples of antiviral and anticancer nucleoside analogs approved by the FDA are:

 --   ICN's antiviral Virazole and Schering-Plough's antiviral Rebetol;

 --   Bristol-Myers Squibb's antivirals Videx and Zerit;

 -- GlaxoSmithKline's antivirals Famvir, Retrovir, Epivir, also known as Lamivudine, and Zovirax;

 --   F. Hoffmann-La Roche's antiviral Hivid and anticancer Xeloda;

 --   Gilead Sciences' antiviral Viread;

 --   Eli Lilly's anticancer Gemzar; and

 --   Pharmacia's anticancer Cytarabine.

According to IMS Health Incorporated, revenues for 2000 in the United States for the top four selling nucleoside analogs were approximately $2.6 billion. According to IMS Health Incorporated, the top four selling nucleoside analogs in the United States for 2000 were Epivir, marketed by GlaxoSmithKline plc, Famvir marketed by Novartis AG, Gemzar marketed by Eli Lily and Company and Zerit marketed by Bristol-Myers Squibb Company. We believe that nucleoside analogs may capture larger portions of the antiviral and anticancer markets in the future for use as monotherapies and as part of combination therapies.

To complement our nucleoside analog library, we have acquired more than 70,000 non-nucleoside analog compounds to develop a non-nucleoside analog library. Our non-nucleoside compounds also target antiviral and anticancer areas.

MARKET OPPORTUNITY

We intend to focus our product discovery efforts on treatments for hepatitis C, hepatitis B, HIV, cancer and other life threatening diseases. We believe that the hepatitis C, hepatitis B, HIV and cancer markets are attractive for us because these diseases are highly prevalent and there are few treatment alternatives. In addition, drugs that treat these diseases may qualify for accelerated FDA review procedures. These drugs have a potential for premium pricing in the marketplace and favorable pricing reimbursement policies from third-party payors.

HEPATITIS C
Hepatitis C is a highly infectious and potentially fatal virus that can be contracted through blood and bodily fluid contact. It is one of the most prevalent chronic infectious diseases in the United States. The disease attacks the liver and can cause liver scarring, liver failure and liver cancer. Most people infected with hepatitis C have no symptoms and are unaware that they carry this potentially deadly virus. Because they are symptomless carriers, they can unknowingly infect others. The hepatitis C virus also has the ability to adapt rapidly to antiviral treatment and host immune response. For this reason, mutants which are resistant to treatment can arise. In most cases, the body is not able to fight off the hepatitis C infection and the infected individual becomes a chronic hepatitis C carrier. According to the World Health Organization, as many as 170 million people worldwide are infected by the hepatitis

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C virus. Of these, it is estimated that approximately 10 million people are infected with hepatitis C in the United States, Europe and Japan. These areas include the world's leading pharmaceutical markets. According to the Centers for Disease Control, approximately 36,000 people become infected and approximately 10,000 people die from complications of hepatitis C each year in the United States. The hepatitis C virus was not specifically identified until 1989. Approximately 20% of infected persons develop cirrhosis of the liver 10 to 30 years after infection. For others, the rate of disease progression is much slower and may extend over 30 to 40 years or more. Aside from the fact that this is a blood borne disease, the proliferation of hepatitis C within a population is not fully understood. Without improved prevention and treatment, the American Liver Foundation and the Centers for Disease Control and Prevention estimate the number of deaths from hepatitis C in the United States will more than triple to 38,000 annually by 2010. Currently, there is no approved vaccine to prevent hepatitis C.

We believe that the hepatitis C market is important not only because of the potential size of the market, but because of the growing education and public awareness campaigns that are focusing the public's attention on the scale and severity of the disease. With this increasing awareness of hepatitis C virus infection, we believe the market potential of hepatitis C will expand further and the demand for effective treatments will increase.

We believe that Peg-Intron/Rebetol combination therapy, which consists of pegylated interferon alfa-2b with ribavirin, is currently the most effective treatment approved by the FDA for patients with chronic hepatitis C. Pegylated interferon differs from interferon in that a substance called polyethylene glycol is attached to the interferon protein. The presence of polyethylene glycol is believed to result in longer-acting, sustained activity of interferon. By prolonging the activity of interferon, patients could potentially take pegylated interferon only once a week, as opposed to the three times per week regimen currently followed with the Rebetron combination therapy, which consists of interferon alfa-2b and ribavirin.

However, only approximately 54% of patients with chronic hepatitis C who were not previously treated with interferon alpha respond to the Peg-Intron/Rebetol combination therapy. In addition, pegylated interferon alfa-2b and interferon alfa-2b can cause flu-like symptoms and malaise while ribavirin causes some patients to experience anemia. Therefore, we believe that safer and more effective treatments for hepatitis C will have significant market potential.

HEPATITIS B
Hepatitis B causes inflammation of the liver and is potentially fatal. It is one of the most common chronic infectious diseases in the world. Hepatitis B is transmitted through contaminated needles or blood and also through sexual contact. According to the American Liver Foundation, 90% of patients who acquire hepatitis B as adults are able to defeat the hepatitis B virus on their own. However, approximately 5% of those infected with hepatitis B will become chronic carriers of the virus. Children are particularly susceptible to the virus. As many as 90% of those children exposed to the virus during the neonatal period become chronic carriers. The World Health Organization estimates that approximately 2 billion people have evidence of past or current hepatitis B virus infection and 350 million individuals worldwide, or 5% of the world's population, are long term carriers of hepatitis B in their blood. There are over 1 million carriers of hepatitis B in the United States. Most people who contract acute hepatitis B remain in good health, have no symptoms, and completely recover. However, chronic carriers of the hepatitis B virus have an approximately 100-fold increased chance of developing liver cancer and a significant number develop cirrhosis of the liver.

A safe and effective vaccine against hepatitis B is available. However, the vaccine only benefits those who have not yet been infected by the hepatitis B virus. There are two FDA approved therapies for patients infected with hepatitis
B: interferon alpha and lamivudine. Interferon alpha has the ability to reduce the amount of hepatitis B virus in the blood for long periods of time in approximately 40% of

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patients, but it has side effects such as flu-like symptoms and malaise.
Lamivudine, which is a nucleoside analog, decreases the amount of hepatitis B virus in the blood in a majority of patients. However, if lamivudine therapy is discontinued, hepatitis B virus levels in the blood can rebound and liver disease can result. In addition, up to 70% of the patients taking lamivudine will develop drug resistance within three years. Therefore, we believe that more effective drugs, including drugs that are effective against lamivudine resistant hepatitis B, will have significant market potential.

To further expand our antiviral pipeline, ICN licensed Hepavir B from Metabasis Therapeutics, Inc. in October 2001. Hepavir B is a compound we intend to develop for the treatment of hepatitis B. ICN contributed the Hepavir B license to us. See "-- Products in Development -- Hepavir B."

HIV
AIDS, acquired immune deficiency syndrome, is caused by the human immunodeficiency virus, or HIV. HIV attacks cells of the immune system. It thereby destroys the body's ability to fight infections and some cancers. Individuals diagnosed with AIDS are susceptible to life-threatening diseases, including opportunistic infections and cancer. The infections are caused by microbes that usually do not cause illness in healthy people. According to the World Health Organization, by the end of 1999, 33.4 million people worldwide were living with HIV or AIDS. More than 600,000 cases of AIDS have been reported in the United States since 1981, and as many as 900,000 Americans may be infected with HIV. HIV is spread most commonly by sexual contact with an infected partner. HIV is also spread through contact with infected blood, including by the sharing of needles or syringes contaminated with minute quantities of blood of someone infected with the virus.

The life cycle of HIV is still not fully understood. Researchers have focused on an enzyme crucial to the replication of HIV, reverse transcriptase. This research has led to the development of several reverse transcriptase inhibitors as antiviral therapies. AZT is the best known and most widely used reverse transcriptase inhibitor. More recently, inhibitors of a second enzyme required for viral replication, HIV protease, have been approved as treatments for HIV infection. The market for HIV protease inhibitors is highly competitive. Five different protease inhibitors compete for a share of a $1 billion US market. According to IMS Health Incorporated, worldwide sales of HIV protease inhibitors were an estimated $2.0 billion in 1999 and $1.8 billion in 2000.

Initial treatments for HIV focused on monotherapies. Monotherapy involves treatment with only one drug at a time. However, in an effort to combat resistance to drugs, doctors now use a combination of two or more drugs. Often called a "cocktail," combination therapy is used for a number of reasons. These include the fact that combination therapy reduces the likelihood of developing resistant strains and that the effect of the drugs may be synergistic and/or cumulative. Current combination therapy is usually composed of two nucleoside analogs and either a protease inhibitor or a non-nucleoside reverse transcriptase inhibitor. We believe that novel potent antiviral drugs to treat HIV, and in particular treatments that are less susceptible to drug resistance, will have significant market potential if approved by regulatory authorities.

CANCER
Cancer is characterized by uncontrolled division of cells and can occur in almost any tissue or organ in the body. Cancerous cells can grow into a mass known as a tumor. If not destroyed, cancer cells can spread throughout the body. Cancer is the second leading cause of death in the United States. The National Cancer Advisory Board reports that more than 8 million people in the United States have cancer.

The three most prevalent methods of treating patients with cancer are surgery, radiation therapy and chemotherapy. A cancer patient often receives a combination of two or all three of these treatment methods. Surgery and radiation therapy are particularly effective in patients in whom the disease has

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not yet spread to other tissues or organs. Chemotherapy is the principal treatment for tumors that have spread. These tumors are referred to as having metastasized. The purpose of chemotherapy is to interfere with the molecular and cellular processes that control the development, growth and survival of malignant tumor cells. Chemotherapy involves the administration of drugs designed to kill cancer cells or the administration of hormone analogs to either reduce the production of, or block the action of, some hormones, including estrogens and androgens. These hormones affect the growth of tumors. In many cases, chemotherapy consists of the administration of several different drugs in combination. Use of these agents often has adverse effects since chemotherapeutic agents generally attack rapidly dividing cells indiscriminately. As a result, most chemotherapeutic agents damage both normal and cancerous cells.

Although several types of tumors can now be treated effectively with drugs, survival rates for the most common tumors have only begun to improve slightly. In recent years, however, there have been significant advances in molecular biology, immunology and other related fields of biotechnology. These advances have led to a better understanding of the processes that regulate the proliferation and metastasis of malignant cells and by which malfunctioning genes can result in the formation of tumors.

The anti-cancer pharmaceutical market is expanding due to aging demographics, early detection and new treatments. According to the National Cancer Institute, total US anti-cancer pharmaceutical sales were estimated at $6 billion in 1999, representing approximately 50% of the global market and $6 billion in 2000, representing approximately 40% of the global market.

We and ICN licensed IL-12 from F. Hoffmann-La Roche in June 2001. IL-12 is a developmental compound for the treatment of cancer and allergies. We have not taken any steps at this time to develop this compound. ICN contributed all of its rights under the IL-12 license to us.

OUR STRATEGY

Our objective is to be a leader in the discovery, development, acquisition and commercialization of novel drugs that can be effective in the treatment of viral diseases, cancer and other unmet medical needs. We plan to pursue this objective by:

FOCUSING ON DISEASES THAT WE BELIEVE PROVIDE SUBSTANTIAL COMMERCIAL
OPPORTUNITIES
We intend to continue to focus our drug discovery and development efforts on serious diseases that represent large potential markets for drug products. Our current program areas include hepatitis C, hepatitis B, HIV and cancer, each of which affects a large number of patients. Drugs that treat some of these life-threatening diseases may be eligible for accelerated FDA review procedures. These drugs may also have the potential for premium pricing in the marketplace and favorable reimbursement policies from third-party payors.

MAXIMIZING THE VALUE OF OUR NEW PRODUCT CANDIDATES BY LEVERAGING OUR INTERNAL DEVELOPMENT CAPABILITIES
We intend to retain control of our product candidates through preclinical development and as far into the clinical trial process as our resources permit. We intend to do so in order to obtain the maximum value for our research efforts. We believe that our royalty revenues from sales of ribavirin by Schering-Plough may give us the financial flexibility to develop our product candidates through the clinical trial process without being compelled to prematurely out-license our product candidates to third parties. We may choose to market and sell our products on our own and develop an internal sales force in connection with these efforts. Alternatively, we may choose to collaborate with other pharmaceutical companies to market and sell our products. If we choose to collaborate with third parties, we believe we may be in a stronger position to negotiate more favorable terms if we can demonstrate our new product candidate's commercial potential in clinical testing.

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Schering-Plough has an option to license from us up to three compounds that we may develop for the treatment of hepatitis C, other than Levovirin and Viramidine. In addition, Schering-Plough has rights of first/last refusal to license Viramidine as well as compounds relating to the treatment of non-hepatitis C infectious disease or oncology indications. See
"Business -- Products in Development -- November 2000 Schering-Plough
Agreement."

ACCELERATING DEVELOPMENT OF IDENTIFIED DRUG CANDIDATES FROM OUR CURRENT PRODUCT PIPELINE

We intend to expedite the development of the drug candidates in our current pipeline by committing additional resources to the preclinical and clinical evaluation of these compounds. Between June 2000 and February 2001, we initiated a development program and filed an investigational new drug application for Levovirin, a compound that is currently in Phase I clinical trials for the treatment of hepatitis C. In June 2001, we exclusively licensed Levovirin to F. Hoffmann-La Roche. Between February 2001 and December 2001, we initiated a development program and filed an investigational new drug application for Viramidine, a compound we intend to develop in oral form for the treatment of hepatitis C. Viramidine is currently in Phase I clinical trials in Europe. In late March 2002, we began additional Phase I clinical trials of Viramidine in the United States. We are also working to develop Tiazole for the treatment of late stages of chronic myelogenous leukemia in patients who are not responding to traditional chemotherapy treatments as well as for the treatment of ovarian cancer and multiple myeloma. We are also working to develop Adenazole for the treatment of colon cancer.


EXPANDING OUR EXISTING PRODUCT CANDIDATE PIPELINE AND TECHNOLOGIES THROUGH ACQUISITIONS AND IN-LICENSING OPPORTUNITIES
In addition to our in-house development efforts, we plan to selectively license or acquire product candidates, technologies and businesses from third parties that complement our business. We believe that our drug development expertise may allow us to recognize licensing opportunities and to capitalize on research initially conducted and funded by others. In addition, our existing technologies and product pipeline may be expanded through acquisitions that present additional commercial opportunities. In October 2001, ICN licensed Hepavir B from Metabasis Therapeutics, Inc. Hepavir B is a compound being developed for the treatment of hepatitis B. ICN contributed the Hepavir B license to us. We and ICN licensed IL-12 from F. Hoffmann-La Roche in June 2001. IL-12 is a developmental compound for the treatment of cancer and allergies. We have not taken any steps at this time to develop this compound. ICN contributed all of its rights under the IL-12 license to us.

RIBAVIRIN FOR HEPATITIS C

INTRODUCTION
Ribavirin is a nucleoside analog that we discovered from our library of nucleoside analog compounds. Ribavirin was one of the first antiviral drugs ever discovered and was first approved by the FDA in 1985 for the treatment of a respiratory syncytial virus infection in children with respiratory distress. In 1995, we granted an exclusive license to Schering-Plough for all oral forms of ribavirin for the treatment of chronic hepatitis C. Prior to that time, clinical studies had indicated that ribavirin, in combination with Schering-Plough's interferon alfa-2b, was potentially an effective treatment for hepatitis C. When approved by the FDA in 1998, the Rebetron combination therapy represented a significant advance in the treatment of patients with chronic hepatitis C. In August 2001, the FDA granted approval for Schering-Plough's pegylated interferon alfa-2b for use in combination with ribavirin, also known as Peg-Intron/Rebetol. We believe the Peg-Intron/Rebetol combination therapy is currently the most effective treatment approved by the FDA for patients with chronic hepatitis C. The mechanism of action of ribavirin in conjunction with interferon alpha and pegylated interferon for the treatment of hepatitis C is not clear. Published data suggest that ribavirin not only has an antiviral effect, but it also may stimulate some aspects of the body's immune responses to viruses. Under the

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license agreement, Schering-Plough is responsible for all clinical development and regulatory activities relating to oral forms of ribavirin. Schering-Plough markets ribavirin under the trade name Rebetron as part of a combination therapy with its interferon alfa-2b and under the trade name Peg-Intron/Rebetol as part of a combination therapy with its pegylated interferon alfa-2b. Schering-Plough also markets ribavirin as a separately packaged product under the trade name Rebetol for use in either of these combination therapies.

On August 7, 2000, ICN contributed to us some of its rights with respect to ribavirin. These include all of its rights under the license agreement with Schering-Plough, subject to the approval of the holders of ICN's outstanding
8 3/4% senior notes due 2008. In order to facilitate this offering, ICN commenced a tender offer and consent solicitation with respect to its outstanding 8 3/4% senior notes due 2008. As presently in effect, the covenants governing the 8 3/4% senior notes would prohibit ICN from contributing to us the Schering-Plough license agreement and would impose restrictions on the conduct of our business. On March 7, 2002, ICN announced that it had received the requisite consents necessary to remove these covenants and entered into a supplemental indenture to this effect. However, the removal of the covenants will not become operative until the tendered 8 3/4% senior notes are purchased by ICN. The purchase of the 8 3/4% senior notes is expected to occur concurrently with the completion of this offering. It is a condition to the completion of this offering that the 8 3/4% senior notes are purchased pursuant to the tender offer.

ICN has retained perpetual, exclusive and royalty-free rights to all indications for ribavirin in a given jurisdiction to the extent currently approved in that jurisdiction, but not in other jurisdictions for which that indication is not currently approved. ICN generally markets ribavirin for these indications under the trade name Virazole. However, ICN will not retain any rights to any indications or forms of ribavirin licensed to Schering-Plough. ICN has also retained perpetual and royalty-free rights with respect to the use of ribavirin in aerosol form for the treatment of bone marrow transplant patients with respiratory infections caused by respiratory syncytial virus. Any future indications for ribavirin that we develop will be our property and are not subject to ICN's retained rights. However, Schering-Plough will have an option to exclusively license from us oral indications for ribavirin developed by us in the future. See "Relationship with ICN," "-- Schering-Plough license agreement" and "-- Products in Development -- November 2000 Schering-Plough Agreement."

CLINICAL TRIALS AND APPROVALS
In June 1998, Schering-Plough received FDA approval to market the ribavirin and interferon alfa-2b combination therapy under the brand name Rebetron for the treatment of chronic hepatitis C in patients with compensated liver disease who had relapsed following interferon alpha therapy. In December 1998, Schering-Plough received FDA approval to market the combination therapy for the treatment of chronic hepatitis C in patients with compensated liver disease previously untreated with interferon alpha therapy. These patients are commonly referred to as treatment-naive patients. Clinical trials evaluating the efficacy of the Rebetron combination therapy indicated that the combination therapy, as opposed to treatment with interferon alfa-2b alone, produced a greater sustained response to the hepatitis C virus. In two clinical trials involving hepatitis C patients who had relapsed following interferon alfa-2b therapy, 45.7% of the patients had no detectable hepatitis C virus in their blood after receiving interferon alfa-2b plus ribavirin, as compared to 4.7% who received interferon alfa-2b alone. In two clinical trials involving treatment-naive hepatitis C patients, 41% of the patients who received combination therapy responded compared to 16% of the patients who received interferon alfa-2b alone. These results represented a significant advancement in the treatment of patients with chronic hepatitis C.

In May 1999, the European Union granted Schering-Plough authorization to market ribavirin capsules for use in combination with interferon alfa-2b injection for the treatment of both relapsed and

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treatment naive chronic hepatitis C patients. The European Union approval was immediately valid in all 15 European Union-Member States. The 15 members of the European Union are Germany, Italy, the United Kingdom, France, Spain, Portugal, Austria, Sweden, Finland, Greece, the Netherlands, Belgium, Luxembourg, Denmark and Ireland. We believe that Schering-Plough markets ribavirin throughout the European Union.

In January 2001, the FDA granted Schering-Plough authorization to market pegylated interferon alfa-2b, a longer lasting form of interferon alfa-2b, as a monotherapy for the treatment of chronic hepatitis C patients who have not previously been treated with interferon alpha.

In March 2001, the European Union granted Schering-Plough authorization to market ribavirin with pegylated interferon alfa-2b as a combination therapy for the same patient populations as those previously approved in the European Union. The European Union approval was immediately valid in all 15 European Union-Member States and Iceland and Norway.

In July 2001, the FDA granted Schering-Plough authorization to market Rebetol capsules as a separately marketed product for use only in combination with interferon alfa-2b for the treatment of chronic hepatitis C in patients with compensated liver disease previously untreated with interferon alpha or who have relapsed following interferon alpha therapy.

In August 2001, the FDA granted Schering-Plough authorization to market ribavirin with pegylated interferon alfa-2b as a combination therapy for the treatment of chronic hepatitis C in patients with compensated liver disease previously untreated with interferon alpha and who are at least 18 years of age.

In November 2001, Schering-Plough received marketing approval from the Ministry of Health, Labor and Welfare of Japan for ribavirin in combination with interferon alfa-2b for the treatment of chronic hepatitis C. The combination therapy is the first combination therapy approved in Japan for treating patients with chronic hepatitis C. In December 2001, Schering-Plough received pricing approval for this combination therapy in Japan.

Schering-Plough also markets the combination therapy in many other countries around the world based on the US and European Union regulatory approvals.

DEVELOPMENTS RELATED TO NEW FORMS OF INTERFERON
Each of Schering-Plough and F. Hoffmann-La Roche has developed pegylated interferon. In August 2001, F. Hoffmann-La Roche and Schering-Plough settled an action initiated by F. Hoffmann-La Roche against Schering-Plough alleging that Schering-Plough violated F. Hoffmann-La Roche's patents on pegylated interferon. The settlement provides for each company to manufacture and market worldwide their separate pegylated interferon products free from liability for infringement under the other's existing patent rights. F. Hoffmann-La Roche and Schering-Plough have terminated all patent litigation against each other in the United States and Europe involving their pegylated interferon products. In addition, Schering-Plough agreed to cooperate should F. Hoffmann-La Roche wish to acquire a license for ribavirin from us. Schering-Plough has advised us that it has licensed its patents relating to ribavirin as part of a combination therapy for the treatment of hepatitis C to F. Hoffmann-La Roche. This license was entered into in connection with the settlement between Schering-Plough and
F. Hoffmann-La Roche of litigation between them relating to pegylated interferon. We have not licensed any of our patents related to ribavirin to F. Hoffmann-La Roche. Our license agreement with Schering-Plough prohibits Schering-Plough from sublicensing our patent rights, but not Schering-Plough's rights, related to ribavirin to third parties without our consent. We are involved in preliminary discussions to license our rights in ribavirin to F. Hoffmann-La Roche. We cannot predict whether we will reach an agreement on a license for ribavirin with F. Hoffmann-La Roche. We believe F. Hoffmann-La Roche may be seeking FDA approval of its own form of ribavirin without obtaining a

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licence from us. See "Risk factors -- Other pharmaceutical companies are seeking to introduce competing versions of ribavirin to the market without obtaining a licence from us."

In August 2001, the FDA granted Schering-Plough authorization to market ribavirin with pegylated interferon alfa-2b as a combination therapy for the treatment of chronic hepatitis C in patients with compensated liver disease previously untreated with interferon alpha and who are at least 18 years of age.


F. Hoffmann-La Roche is also conducting Phase III clinical trials of its pegylated interferon alfa-2a, known as Pegasys, in combination with ribavirin. In May 2001, F. Hoffmann-La Roche presented data that 56% of patients with chronic hepatitis C who were not previously treated with interferon alpha responded to the Pegasys combination therapy. In March 2002, F. Hoffmann-La Roche announced that the European Committee for Proprietary Medicinal Products issued a positive recommendation for the approval of Pegasys as a combination therapy with ribavirin for the treatment of hepatitis C in adult patients with compensated liver disease and monotherapy for those intolerant to ribavirin. F. Hoffmann-La Roche stated that European Union regulatory approval is typically issued within three months following a positive recommendation by the European Committee for Proprietary Medicinal Products. F. Hoffmann-La Roche also announced that it filed a new drug application with the FDA for Pegasys as a monotherapy treatment for hepatitis C and that F. Hoffmann-La Roche expects approval in the fourth quarter of 2002. We believe that F. Hoffmann-La Roche may also have filed a new drug application in the United States and European Union for a form of ribavirin using the brand name Copegus in combination therapy with Pegasys. F. Hoffmann-La Roche announced at its annual media conference that it expects regulatory approval of Copegus in the second half of 2002. Since new drug applications are not publicly available, we are unable to confirm whether
F. Hoffmann-La Roche made a new drug application filing for Copegus or when this filing might have been made. We believe others cannot manufacture, import or sell ribavirin for treatment of hepatitis C in the United States, designated countries of the European Union or Japan without infringing on our patent rights, unless those patents are invalidated or they obtain a license from us.


InterMune, Inc. has been testing a therapy of high dose interferon alfacon-1, under the brand name Infergen, for the treatment of chronic hepatitis C in patients that do not respond to or relapse after treatment with the Rebetron combination therapy. In October 2000, Human Genome Sciences, Inc. submitted an investigational new drug application with the FDA to initiate Phase I human clinical trials of Albuferon for the treatment of hepatitis C. Albuferon is a new protein created by fusing the gene for the human protein, interferon alpha, to the gene of another human protein, albumin. Human Genome Sciences, Inc. claims Albuferon should provide patients with a longer acting therapeutic activity and an improved side-effect profile when compared to recombinant human interferon alpha.

PATENT AND REGULATORY STRATEGY

We have three US patents related to ribavirin. These patents claim uses of ribavirin for treatment of hepatitis C alone and in combination therapy with interferon alpha. We believe these patents may provide additional protection for the Rebetron combination therapy. These patents expire in 2016.



Schering-Plough has five US patents claiming specific formulations of ribavirin. These patents expire in 2017. Schering-Plough also has at least three US patents claiming uses of ribavirin with interferon alpha-2b in combination therapy for the treatment of hepatitis C. These patents expire between 2015 and 2018. Schering-Plough has advised us that it has licensed its patents relating to ribavirin as part of a combination therapy for the treatment of hepatitis C to
F. Hoffmann-La Roche. This license was entered into in connection with the settlement between Schering-Plough and F. Hoffmann-La Roche of litigation between them relating to pegylated interferon. We have not licensed any of our patents related to ribavirin to F. Hoffmann-La Roche. Our license agreement with Schering-Plough prohibits Schering-Plough from sublicensing our patent rights, but not Schering-Plough's rights, related to


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ribavirin to third parties without our consent. We are involved in preliminary discussions to license our rights in ribavirin to F. Hoffmann-La Roche.

We have a European Union patent covering the method of use of ribavirin for medical treatment for arboviruses, including the virus responsible for hepatitis
C. This patent expires in 2005. We have filed for an extension of this patent until 2010 in the relevant countries of the European Union, Switzerland and Japan. F. Hoffmann-La Roche has filed an opposition to this patent with the European Patent Office seeking to invalidate this patent.

We believe that F. Hoffmann-La Roche may have filed a new drug application in the United States and European Union for a form of ribavirin using the brand name Copegus in combination therapy with Pegasys. F. Hoffmann-La Roche announced at its annual media conference that it expects regulatory approval of Copegus in the second half of 2002. Since new drug applications are not publicly available, we are unable to confirm whether F. Hoffmann-La Roche made a new drug application filing for Copegus or when this filing might have been made.


On February 11, 2002, F. Hoffmann-La Roche filed a notice of opposition with the European Patent Office seeking to invalidate our European patents relating to ribavirin. We and ICN intend to file a response to F. Hoffmann-La Roche's filing with the European Patent Office. Each of Germany, France, Great Britain, The Netherlands, Austria, Italy and Switzerland have issued national patents from one of the patents issued by the European Patent Office.


It is possible that F. Hoffmann-La Roche has filed a reexamination procedure with the US Patent and Trademark Office for our patents related to ribavirin. If
F. Hoffmann-La Roche has filed a reexamination procedure, then the US Patent and Trademark Office will conduct an internal investigation which could take four to six months from the date of filing. If the US Patent and Trademark Office finds a reexamination is in order, it will notify us and begin a formal proceeding.

If F. Hoffmann-La Roche is able to successfully market a combination therapy of interferon alpha or pegylated interferon without licensing ribavirin from us, our royalty revenues may decrease significantly.

We believe others, including F. Hoffmann-La Roche, cannot manufacture, import or sell ribavirin for the treatment of hepatitis C in the United States, designated countries of the European Union or Japan without infringing on our patent rights, unless those patents are invalidated or they obtain a license from us.

Schering-Plough currently has regulatory protection under the Hatch-Waxman Act in the United States for the treatment of hepatitis C using the Rebetron combination therapy. This protection means that the FDA cannot give final approval to an abbreviated new drug application for a generic form of the Rebetron combination therapy until June 2002. In addition, final approval of abbreviated applications may be stayed for up to 30 months pending the outcome of patent litigation.


Geneva Pharmaceuticals Technology Corporation, a subsidiary of Geneva Pharmaceuticals, Inc. and an indirect subsidiary of Novartis, Three Rivers Pharmaceuticals, LLC and Teva Pharmaceuticals USA, Inc. submitted abbreviated new drug applications for generic forms of ribavirin. ICN has sued Geneva and its parent, Geneva Pharmaceuticals, Inc., and Teva to prevent them from marketing a generic form of ribavirin that relies on Schering-Plough's new drug application approvals. Schering-Plough has sued Geneva, Three Rivers and Teva to prevent them from marketing a generic form of ribavirin that relies on Schering-Plough's new drug application approvals. Geneva has answered the Schering-Plough and ICN complaints and has asserted that the Schering-Plough and ICN patents are not infringed and that the claims of the patents are invalid. Three Rivers has answered the Schering-Plough complaint and has asserted that the Schering-Plough patents are not infringed and that the claims of the patents are invalid. Teva filed procedural motions in response.


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SCHERING-PLOUGH LICENSE AGREEMENT
ICN contributed the license agreement with Schering-Plough to us on August 7, 2000, subject to the approval of the holders of ICN's outstanding 8 3/4% senior notes due 2008. In order to facilitate this offering, ICN commenced a tender offer and consent solicitation with respect to its outstanding 8 3/4% senior notes due 2008. As presently in effect, the covenants governing the 8 3/4% senior notes would prohibit ICN from contributing to us the Schering-Plough license agreement and would impose restrictions on the conduct of our business. On March 7, 2002, ICN announced that it had received the requisite consents necessary to remove these covenants and entered into a supplemental indenture to this effect. However, the removal of the covenants will not become operative until the tendered 8 3/4% senior notes are purchased by ICN. The purchase of the 8 3/4% senior notes is expected to occur concurrently with the completion of this offering. It is a condition to the completion of this offering that the 8 3/4% senior notes are purchased pursuant to the tender offer.

We have filed a copy of this license agreement as an exhibit to the registration statement of which this prospectus is a part. Some portions of the license agreement have been omitted from the filing under the terms of a confidentiality order from the SEC. Under the license agreement, we are entitled to receive royalty revenues associated with Schering-Plough's sale of ribavirin throughout the world. The license agreement provides for two royalty rates: one rate that is associated with sales in the European Union and another that is associated with sales in the United States and the rest of the world. Pursuant to the license agreement, each calendar year the royalty rates reset to a baseline rate, which is the same each year. These rates increase during the course of the year upon the achievement by Schering-Plough of different revenue milestones.

Schering-Plough's exclusive license expires at the earliest in September 2010. After the expiration of exclusivity, Schering-Plough will have a perpetual non-exclusive license to oral forms of ribavirin. Pursuant to the license agreement, Schering-Plough can terminate the license agreement at any time upon giving prior written notice to us. If Schering-Plough were to terminate the license agreement pursuant to this provision, our license to Schering-Plough would become a perpetual non-exclusive license. We would be free to license oral forms of ribavirin to third parties. However, if Schering-Plough terminates pursuant to this provision, Schering-Plough would not be relieved from its obligation to pay us royalties on its sales of ribavirin.

We also have an agreement that provides Schering-Plough with the option or right of first/ last refusal to license various compounds we may develop. See
"-- Products in Development -- November 2000 Schering-Plough Agreement."

PRODUCTS IN DEVELOPMENT

The following is a description of our current product candidates. Each of these product candidates, was derived from our nucleoside analog library, except for Hepavir B and IL-12. As discussed below under "-- November 2000 Schering-Plough Agreement," we have granted Schering-Plough rights to license up to three product candidates we may develop for the treatment of hepatitis C, other than Levovirin and Viramidine, and rights of first/last refusal to license Viramidine for any indication as well as other product candidates we develop for the treatment of infectious disease other than hepatitis C or for the treatment of cancer or other oncology indications.

LEVOVIRIN
Levovirin is a nucleoside analog that we discovered.

Preclinical studies suggested that Levovirin may have an ability to stimulate an immune response to viral infections similar to ribavirin but without a direct antiviral effect and without the anemia associated with ribavirin. In preliminary toxicology studies on animals, Levovirin appeared to have less

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side effects than ribavirin at the same dosage levels. We completed chemical development and formulation studies, as well as the ancillary pharmacology and short-term toxicology studies, on Levovirin. We filed an investigational new drug application in December 2000. Based on this investigational new drug application, we began Phase I clinical trials on Levovirin in February 2001 in the United States.

On June 29, 2001, we licensed Levovirin to F. Hoffmann-La Roche on an exclusive basis. We licensed Levovirin to F. Hoffmann-La Roche in exchange for the license of IL-12 to us by F. Hoffmann-La Roche, plus a payment to us by F. Hoffmann-La Roche of $5 million. We have filed a copy of this license agreement as an exhibit to the registration statement of which this prospectus is a part. Some portions of the license agreement have been omitted from the filing under the terms of a request for confidential treatment with the SEC. Our development costs for Levovirin were approximately $5 million. F. Hoffmann-La Roche will be responsible for all future developmental costs of Levovirin. We will be entitled to receive milestone payments from F. Hoffmann-La Roche in connection with drug development and regulatory approvals and royalty payments from F. Hoffmann-La Roche upon commercialization of the product. In that case, it is expected that Levovirin will be used in combination therapy with Pegasys, F. Hoffmann-La Roche's pegylated interferon alfa-2a. F. Hoffmann-La Roche's exclusive license can be terminated by F. Hoffmann-La Roche without cause upon six months prior written notice to us or by either party for cause. If F. Hoffmann-La Roche terminates the license agreement without cause, F. Hoffmann-La Roche would not be relieved of its obligation to pay us amounts owed up to the termination date. The license agreement will expire 10 years after the first commercial sale of any human pharmaceutical product containing Levovirin or after the expiration or invalidation of licensed patents used in connection with this agreement, whichever occurs later. Under the license agreement, we have the option or right of first refusal to develop, market, import, use, offer for sale or sell Levovirin in some Eastern European countries.

We have submitted patent applications in the United States and in many foreign countries for Levovirin relating both to the compound and for numerous indications. We have a composition of matter patent for Levovirin from the US Patent and Trademark Office. This patent expires in October 2016. See "Risk factors -- Risks Related to Our Business -- Our flexibility in maximizing commercialization opportunities for our compounds may be limited by our obligations to Schering-Plough."

VIRAMIDINE
Viramidine is a nucleoside analog that we intend to develop in oral form for the treatment of hepatitis C. We expect to test Viramidine's effect on the hepatitis C virus both on its own and in combination with interferon alpha or pegylated interferon alpha.

Preclinical studies indicated that Viramidine, a liver-targeting prodrug of ribavirin, stimulates an immune response to viral infections similar to ribavirin. In an animal hepatitis model, Viramidine showed antiviral activity similar to ribavirin. The liver-targeting properties of Viramidine were also confirmed in two animal models. Short-term toxicology studies in an animal model also suggested that Viramidine may be safer than ribavirin at the same dosage levels. This data suggests that Viramidine, as a liver-targeting prodrug of ribavirin, may have the potential of having better efficacy and less side effects compared to ribavirin.


In September 2001, we initiated Phase I clinical trials on Viramidine in Europe. We filed an investigational new drug application with the FDA in December 2001. In late March 2002, we began additional Phase I clinical trials on Viramidine in the United States.


We have filed a number of patent applications for the use of Viramidine and its related compounds. The structure of Viramidine was disclosed many years ago, and cannot itself be patented. Patent efforts

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are therefore directed to claiming related compounds, and novel indications including immunomodulatory activity and activity against specific viruses. The US Patent and Trademark Office allowed a broad method of use patent for Viramidine hydrochloride in October 2001, including for the treatment of hepatitis C. Another broad use patent application covering modifications of Viramidine was allowed in February 2002.


HEPAVIR B

Hepavir B is a nucleoside analog that ICN licensed from Metabasis Therapeutics,
Inc. in October   2001. ICN contributed the Hepavir B license to us. We have filed a copy of this license agreement as an exhibit to the registration statement of which this prospectus is a part. Some portions of the license agreement have been omitted from the filing because of the terms of our confidentiality agreement with Metabasis. Our exclusive license can be terminated by either party for cause and will expire 10 years after the first commercial sale of any human pharmaceutical product containing Hepavir B or after the expiration or invalidation of licensed patents used in connection with this agreement, whichever occurs later. We are required to pay a $2 million nonrefundable license fee, $1 million of which was paid in October 2001 and $0.5 million of which was paid in April 2002. We will pay the remaining $0.5 million in October 2002. In addition, Metabasis is entitled to receive milestone payments from us of up to $18 million in connection with drug development and regulatory approvals and royalty payments from us if the drug is commercialized. We are exploring the possibilities of developing this compound into an oral once a day monotherapy for patients with chronic hepatitis B infection.


The active molecule in this compound exhibits anti-hepatitis B activity against both the wild type and Lamivudine drug-resistant hepatitis B. Based on biologic and molecular modeling data, this compound binds to the active site of the hepatitis B replication enzyme so that the virus is prevented from utilizing the natural substrate from the host to replicate. A prodrug modification developed by Metabasis significantly improved the compound's physiochemical properties and ability to target the liver. In preliminary experiments in rodents, the active molecule was delivered in significantly greater proportion to the targeted organ, the liver, as compared to the non-targeted organs, the kidneys. The kidneys are the organs responsible for causing potential toxicity. In these experiments, the amount of metabasis-modified compound delivered to the liver versus kidneys was approximately 10 times greater than the amount of compound delivered by another well established process. We are working on large-scale synthesis of this compound and we have commenced formulation studies. We have also initiated additional biology, drug metabolism, pharmacokinetic, and toxicology studies. We expect to finish these studies and, if these studies produce satisfactory results, file an investigational new drug application with the FDA in the second half of 2002. If that filing is made and accepted by the FDA, we intend to initiate Phase I clinical trials on Hepavir B.


Metabasis has one US patent on the structure of this compound and is in the process of preparing patent applications on this compound in other countries.


IL-12
On June 29, 2001, F. Hoffmann-La Roche exclusively licensed to us and ICN both its own rights in IL-12 and the non-exclusive rights to IL-12 that F. Hoffmann-La Roche had previously licensed from Genetics Institute. IL-12 is a developmental compound for the treatment of cancer and allergies. At the time F. Hoffmann-La Roche licensed IL-12 to us, F. Hoffmann-La Roche had completed Phase I clinical trials on IL-12. ICN contributed all of its rights under this license agreement to us on February 7, 2002. While this license agreement transfers F. Hoffmann-La Roche's property rights in IL-12, we are negotiating, for clarification purposes, a revised definitive agreement as contemplated by this license agreement. We may also need to pursue a license agreement from Genetics Institute. We have filed a copy of this license agreement as an exhibit to the registration statement of which this prospectus is a part. Some portions of the license agreement have been omitted from the filing under

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the terms of a request for confidential treatment with the SEC. We licensed
IL-12 from F. Hoffmann-La Roche in exchange for the license of our rights in Levovirin to F. Hoffmann-La Roche, plus a payment to us by F. Hoffmann-La Roche of $5 million. In addition, F. Hoffmann-La Roche is entitled to milestone payments from us of up to $24 million in connection with drug development and regulatory approvals and royalty payments from us if the drug is commercialized. We will be responsible for the development costs of this compound. The patent applications underlying the licensed rights have not yet issued. We have not taken any steps at this time to develop this compound. We have the right to terminate the agreement at any time without cause with six months prior written notice. The license agreement will expire 10 years after the first commercial sale of any human pharmaceutical product containing IL-12 or after the expiration or invalidation of licensed patents used in connection with this agreement, whichever occurs later.

TIAZOLE (TIAZOFURIN)
Tiazole is a nucleoside analog we are developing for the treatment of chronic myelogenous leukemia with blast crisis, ovarian cancer and multiple myeloma. We believe Tiazole may cause inhibition of the biosynthesis of guanosine triphosphate, which is a building block essential for tumor cell growth in various cancer cell lines. We believe that the resulting reduction in the concentration of these building blocks may reduce the capacity of the cancer cells to proliferate. We expect that Tiazole will be administered to patients intravenously.

The US National Cancer Institute sponsored preliminary studies of Tiazole from 1996 through 1998. The Institute concluded these studies after finding an absence of data showing activity in the oncologic diseases studied in the trials. We believe one of these studies indicated that Tiazole may be useful in the treatment of chronic myelogenous leukemia in blast crisis, which represents the transformation of chronic leukemia to acute leukemia. To date a total of 21 patients with this disease received this therapy. Seven patients were reported to have a complete hematologic response. Of these patients, six had marrow and peripheral blood response and one had peripheral blood response only.

Through a Russian subsidiary of ICN, we are also conducting a limited Phase II study in patients with advanced ovarian cancer and planning a limited Phase II study in patients with multiple myeloma resistant to conventional therapy. We do not plan to advance this compound unless the Phase II proof-of-concept studies yield decisive results.

ICN secured a use patent for Tiazole several years ago, and that patent is scheduled to expire in February 2005. There is substantially no patent protection for the compound itself. In May 2001, Novartis announced that it received FDA approval to market its product Gleevec for the treatment of chronic myelogenous leukemia, including the blast crisis stage.

ICN is currently involved in a dispute with Yugoslavian governmental bodies regarding ownership rights in Tiazole. See "-- Legal Proceedings of ICN" and "Risk factors -- Risks Relating to Our Separation from ICN -- Because of an ongoing dispute involving ICN's interest in a Yugoslavian joint venture, our rights to commercialize Tiazole and Adenazole may be limited."

ADENAZOLE (8-CI cAMP, TOCLADESINE)
Adenazole is a nucleoside analog being developed for the treatment of colon cancer. Adenazole may potentially control cell growth and cause cancer cells to behave more like normal cells in various cancer cell lines. We expect that Adenazole will be administered to patients intravenously.

In December 1999, we submitted various data to US regulatory authorities to obtain permission to proceed with Phase I trials in the treatment of colon cancer. A Phase Ib study was initiated in September 2000. This study is being conducted at the University of California at San Diego and Los Angeles and the University of Southern California. The ongoing Adenazole studies are designed to

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determine tolerable dose levels in colon cancer patients. The study has tested two doses that did not demonstrate unacceptable toxicity and a third dose is now being investigated. This type of Phase I study is not designed to demonstrate efficacy and, as expected, the majority of patients have discontinued therapy because of disease progression. Out of 11 patients receiving the lowest dose, however, one remained stable for 12 weeks and another remained stable for 16 weeks. One of seven patients receiving the second dose also showed disease stability for 12 weeks. A few patients have begun receiving the third dose. We do not plan to advance this compound unless these studies yield decisive results.

ICN and/or its affiliates has rights to five patents relating to Adenazole, including anti-cancer uses of Adenazole and related cAMP compounds. Also claimed are methods of manufacturing Adenazole. The major US patents are scheduled to expire in 2015.

ICN is currently involved in a dispute with Yugoslavian governmental bodies regarding ownership rights in Adenazole. See "-- Legal Proceedings of ICN" and "Risk factors -- Risks Related to Our Separation from ICN -- Because of an ongoing dispute involving ICN's interest in a Yugoslavian joint venture, our rights to commercialize Tiazole and Adenazole may be limited."

NOVEMBER 2000 SCHERING-PLOUGH AGREEMENT
In November 2000, we and ICN entered into an agreement to provide Schering-Plough with rights to license various compounds we may develop. Under the terms of this agreement, Schering-Plough has the option to exclusively license on a worldwide basis up to three compounds that we may develop for the treatment of hepatitis C on terms specified in the agreement. The option does not apply to Levovirin or Viramidine. The option is exercisable as to a particular compound at any time prior to the start of Phase II clinical trials for that compound. Once it exercises the option with respect to a compound, Schering-Plough is required to fund all further developmental costs and assume responsibility for regulatory approval for that compound. Under the agreement, we will receive royalties based on the sales of licensed products. These royalties will increase upon the achievement of different revenue milestones and may be reduced upon the expiration of some of our patent rights.

Under the terms of the agreement, we also granted Schering-Plough rights of first/last refusal to license compounds relating to the treatment of non-hepatitis C infectious diseases or cancer or other oncology indications as well as rights of first/last refusal with respect to Levovirin and Viramidine. Under the terms of these refusal rights, if we intend to offer a license or other rights with respect to any of these compounds to a third party, we are required to notify Schering-Plough. At Schering-Plough's request, we are required to negotiate in good faith with Schering-Plough on an exclusive basis the terms of a mutually acceptable exclusive worldwide license or other form of agreement on commercial terms to be mutually agreed upon. If we cannot reach an agreement with Schering-Plough, we are permitted to negotiate a license agreement or other arrangement with a third party. Prior to entering into any final arrangement with the third party, we are required to offer substantially similar terms to Schering-Plough, which terms Schering-Plough has the right to match.

If Schering-Plough does not exercise its option or refusal rights as to a particular compound, we may continue to develop that compound or license that compound to other third parties. The agreement with Schering-Plough will terminate on the later of November 14, 2012 or the termination of the 1995 license agreement with Schering-Plough. The agreement was entered into as part of the resolution of claims asserted by Schering-Plough against us and ICN, including claims regarding our alleged improper hiring of former Schering-Plough research and development personnel and claims that we were not permitted to conduct hepatitis C research under our license agreement with Schering-Plough. We also agreed for the term of the agreement not to hire or solicit directly for employment any employee of Schering-Plough or any of its corporate affiliates

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In June 2001, we licensed Levovirin, a compound that is currently in Phase I clinical trials for the treatment of hepatitis C, to F. Hoffmann-La Roche. Although we believe we have complied with our obligations under the right of first/last refusal, and Schering-Plough has not alleged otherwise, Schering-Plough may allege in the future that we did not comply with the obligations as to Levovirin.

RESEARCH AND DEVELOPMENT PROGRAM

OUR CHEMICAL LIBRARY
We believe our nucleoside analog library contains one of the largest collections of nucleoside analogs in the world. The late Roland K. Robins, PhD, a prominent nucleoside chemist who worked in ICN's Nucleic Acid Research Institute division, created the first collection of the compounds in our library. Dr. Robins was the Director of the Cancer Research Center at Brigham Young University and Professor of Chemistry and Biochemistry. During his affiliation with ICN, Dr. Robins was responsible for the discovery and development of ribavirin and other compounds. Dr. Robins and the Nucleic Acid Research Institute created the first collection of the compounds from 1968 through 1976, and later created additional nucleoside analogs from 1985 through 1988 with funding from the Eastman Kodak Company in Kodak's joint venture with the Nucleic Acid Research Institute. ICN received all rights to the nucleoside analogs created during the Nucleic Acid Research Institute-Kodak joint venture when that arrangement was terminated in 1988.

Between 1970 and 1980, we screened a number of compounds in the nucleoside analog library for activity against the virus that causes the common cold, herpes viruses and adenoviruses. We selected ribavirin from a large panel of nucleoside analogs for development because it demonstrated broad-spectrum antiviral activity and because the financial resources of ICN at that time only permitted the development of one compound.

Since March 2000, we discovered additional compounds using chemical methods known as combinatorial chemistry. In total, we presently have over 6,500 nucleoside analog compounds in our library. We intend to pursue US and foreign patent protection with respect to both compounds and uses of nucleoside analogs from our library that show promise for development.

During 2001, we acquired more than 70,000 diverse non-nucleoside compounds from third parties to complement our nucleoside analog library. We intend to use both the nucleoside and non-nucleoside libraries to facilitate our potential to develop new products.

We have initiated screening of our chemical compound library for our target indications, hepatitis C, hepatitis B, HIV and cancer. With our investments in our research and development facilities and equipment, together with our royalty revenues from sales of ribavirin by Schering-Plough, we believe we now have the financial resources and technological equipment necessary to perform this screening. We believe that our chemical compound library may provide us with a large supply of potential new drug candidates.

OUR DRUG DISCOVERY AND DEVELOPMENT PROGRAM

SCREENING
The initial step in the drug development process entails identification of compounds for potential future development. Our initial screening is accomplished through the use of cell-based assays and biochemical assays. We use cell-based assays to analyze a drug candidate's activity in an environment similar to the cells in which the drug would act. In addition, cell-based assays help us to assess the toxicity of drug candidates and their ability to penetrate cellular membranes. Prior to conducting screening with cell-based assays, we may need to resynthesize some of our nucleoside analogs to the extent that our library does not contain the necessary physical samples to perform the cell-based assay.

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After a potentially promising drug candidate is identified through the use of cell based assays, we will screen the compound using biochemical assays.

Using biochemical assays, we can determine how a compound works and determine its activity with better precision and this will provide further information to further modify the compound.

After performing our initial cell-based assays and biochemical assays, we screen compounds using secondary assays. Secondary assays are designed to eliminate those compounds that lack potency or specificity, or have unwanted characteristics. If a compound survives the secondary assay screening process, we then conduct further tests on the compound and, ultimately, conduct chemistry optimization. We intend to develop the appropriate secondary assays for initial counterscreening. We intend to engage contract research organizations to further test the compounds that pass the initial screening for a broader secondary screening. Generally, compounds with promising results in animal models and desirable chemical characteristics become lead compounds.

LEAD OPTIMIZATION
After identifying a compound with activity, we will attempt to improve the pharmaceutical properties of that compound before clinical development. This is the process of lead optimization.

Using traditional structure-activity relationship studies for lead optimization, we seek to synthesize new analogs of a lead compound with improved properties using chemistry techniques. In addition, we utilize computational chemistry capabilities, including molecular modeling, to support lead optimization. To further expand our drug discovery capability, we are acquiring a non-nucleoside compound library biased towards polymerase and kinase inhibitors to prepare for the next phase of antiviral and anticancer drug discovery. We believe our significant knowledge of the chemical aspects of nucleoside analogs will help us to modify lead compounds in an attempt to create more potent and selective compounds.

We also will use structural biology techniques to aid in drug design and optimization by providing molecular "snapshots" that allow scientists to visualize the interactions between a lead compound and its protein target. Nuclear magnetic resonance, spectroscopy and X-ray crystallography comprise the essential techniques of structural biology. We have upgraded our laboratory facilities to allow for the use of these tools for lead optimization. We have purchased and installed all of the instruments necessary to conduct these activities. Utilizing structural information, we may be able to design and synthesize new analogs of lead compounds that have a better fit with the target protein, and therefore have greater potency. By combining the latest biology and computer technologies, we feel that we will be better positioned to maximize the value of our chemical compound library.

PHARMACOLOGY AND PRE-CLINICAL DEVELOPMENT
Once we have identified a lead compound, we perform animal pharmacokinetics and toxicology studies on the compound. Since March 2000, we have established drug safety and metabolism, pharmacokinetics, and toxicology teams to address these needs. As programs move forward for selected compounds, we expect that our pharmacology and pre-clinical development group will support our chemists and biologists by performing the necessary studies essential for investigational new drug application submissions.

CLINICAL DEVELOPMENT AND REGULATORY AFFAIRS
We also plan to make use of early phase proof of principle studies to evaluate promising compounds early in the development process. These studies are designed to preliminarily determine the safety and efficacy of product candidates prior to incurring the expense of clinical trials. We have assembled a drug development team to design and implement clinical trials and to analyze the data derived from these studies.

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SALES AND MARKETING

We currently do not have a marketing or sales force or any distribution capabilities. We may decide to build a sales and marketing force in the future, although we may establish corporate collaborations with pharmaceutical and biotechnology companies to fill these needs. As a part of the ordinary course of our business, we may consider forming arrangements or collaborations with strategic partners, including pharmaceutical companies, government organizations, academic institutions and others, to help develop and market our drug candidates. In November 2000, we entered into an agreement that provides Schering-Plough with an option or right of first/last refusal to license various compounds we may develop. See "Business -- Products in Development -- November 2000 Schering-Plough Agreement." In addition, we may enter into marketing, sales and distribution arrangements with ICN and its affiliates.

MANUFACTURING

We do not have manufacturing facilities. We currently expect to contract out our manufacturing requirements to third parties who have plants with a history of compliance with good manufacturing practices requirements. We obtain compounds for our clinical trials from third-party contract manufacturers and other third parties.

PATENTS AND PROPRIETARY TECHNOLOGY

Our success will depend in part on our ability to obtain patents for our technology to preserve our trade secrets and to operate without infringing upon the proprietary rights of others. ICN has contributed to us all of its patents and patent applications that relate to nucleoside analogs in our nucleoside library, including those patents relating to ribavirin. Patent positions in the biotechnology field are often uncertain and may involve complex legal, scientific and factual questions. There has been increasing litigation in the biotechnology industry with respect to the manufacture, use and sale of new therapeutic and diagnostic products that are the subject of conflicting patent rights. The validity and breadth of claims in biotechnology patents may involve complex factual and legal issues for which no consistent policy has emerged. Therefore, these patents are highly uncertain. Moreover, the patent laws of foreign countries differ from those of the United States. Hence, the degree of protection afforded by foreign patents may be different from the protection offered by US patents. There can be no assurance that patent applications relating to products and technologies developed by us will result in patents being issued or that, if issued, the patents will provide a competitive advantage or will afford protection against competitors with similar technologies. There also can be no assurance that these patents will not be challenged successfully or circumvented by competitors, or that our technologies, products or processes will not infringe on third parties' patent rights. In addition, the US Patent and Trademark Office has a substantial backlog of biotechnology patent applications and the approval or rejection of patent applications may take several years.

We have an active patent program. New discoveries are rapidly disclosed to our patent counsel. We attempt to file patent applications within weeks of discoveries. Our patent applications include claims on both compounds and uses, as appropriate. See "Business -- Ribavirin for Hepatitis C" and
"Business -- Products in Development" for more detailed descriptions of our patent position with respect to specific compounds.

Our commercial success also will depend in part on not infringing patents or proprietary rights of others. We cannot be sure that we will be able to obtain a license to any third-party technology we may require to conduct our business. In some cases, litigation or other proceedings may be necessary to defend against or assert claims of infringement, to enforce patents issued to us, to protect our trade secrets, know-how or other intellectual property rights, or to determine the scope and validity of the

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proprietary rights of third parties. Any potential litigation could result in substantial costs to us and diversion of our resources. We cannot be sure that any of our issued or licensed patents would ultimately be held valid or that efforts to defend any of our patents, trade secrets, know-how or other intellectual property rights would be successful. An adverse outcome in any litigation or proceeding could subject us to significant liabilities, require us to cease using the subject technology or require us to license the subject technology from the third party, which license may not be available.

Much of the know-how of importance to our technology and many of our processes depend upon the knowledge, experience and skills of key scientific and technical personnel. This experience and these skills are not patentable. To protect our rights to and to maintain the confidentiality of trade secrets and proprietary information, we require employees and consultants to execute confidentiality and invention assignment agreements upon commencement of a relationship with us. These agreements prohibit the disclosure of confidential information to anyone outside our company and require disclosure and assignment to us of ideas, developments, discoveries and inventions made by employees, advisors and consultants. We cannot be sure, however, that these agreements will not be breached or that our trade secrets or proprietary information will not otherwise become known or developed independently by others.

We have filed a trademark registration application with the US Patent and Trademark Office for the mark RIBAPHARM. Our application was published in the Federal Register on January 8, 2002 and is subject to opposition for a period of one month after that date unless an extension is granted. We believe that the opposition period expired without any opposition or notice of opposition being filed. Although we expect to be able to register this mark, if we cannot, we may choose a different mark. We also reserve the right to change our company name.

COMPETITION

The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. Many of the drugs that we are attempting to discover will be competing with existing therapies. In addition, a number of companies are pursuing the development of pharmaceuticals that target the same diseases and conditions that we are targeting. We face competition from pharmaceutical and biotechnology companies both in the United States and abroad. Our competitors may utilize discovery technologies and techniques or partner with collaborators in order to develop products more rapidly or successfully than we or our collaborators are able to do. Many of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors.

We believe that our ability to compete depends, in part, upon our ability to create, maintain and license scientifically advanced technology. We also are dependent upon our ability and the ability of third parties we license to sell and market our products to develop and commercialize pharmaceutical products based on this technology. Further, we need to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary technology or processes and secure sufficient capital resources for the expected substantial time period between technological conception and commercial sales of products based upon our technology. The failure by us or any of our collaborators in any of those areas may prevent the successful commercialization of our potential drug candidates.

Our competitors might develop technologies and drugs that are more effective or less costly than any which we are developing or which would render our technology and potential drugs obsolete and noncompetitive. In addition, our competitors may succeed in obtaining the approval of the FDA or

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other regulatory approvals for drug candidates more rapidly than us or our strategic partners. Companies that complete clinical trials, obtain required regulatory agency approvals and commence commercial sale of their drugs before their competitors may achieve a significant competitive advantage, including FDA marketing exclusivity rights that might delay or prevent our ability to market our products. Any drugs resulting from our research and development efforts might not be able to compete successfully with competitors' existing or future products or obtain regulatory approval in the United States or elsewhere.

Our principal competitors include Schering-Plough, F. Hoffmann-La Roche, Human Genome Sciences, Inc., Chiron Corporation, Eli Lilly and Company, Bristol-Myers Squibb Company, Vertex Pharmaceuticals, Incorporated, Triangle Pharmaceuticals, Inc., Abbott Laboratories, GlaxoSmithKline plc, Merck & Co. Inc. and Novartis AG.

GOVERNMENT REGULATION

NEW DRUG DEVELOPMENT AND APPROVAL PROCESS
Regulation by governmental authorities in the United States and other countries is a significant factor in the manufacture and marketing of our products and in ongoing research and product development activities. All of our pharmaceutical products, including biological and other drug candidates, will require regulatory approval by governmental agencies prior to commercialization. In particular, our products are subject to rigorous preclinical and clinical testing and other premarket approval requirements by the FDA and regulatory authorities in other countries. In the United States, various statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of pharmaceutical products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable statutes and regulations, require the expenditure of substantial resources. We believe that we are currently in compliance with applicable statutes and regulations. Regulatory approval, when and if obtained, may be limited in scope. In particular, regulatory approvals will restrict the marketing of a product to specific indications. Further, approved drugs, as well as their manufacturers, are subject to ongoing review. Discovery of previously unknown problems with these products may result in restrictions on their manufacture, sale or use or in their withdrawal from the market. Failure to comply with regulatory requirements may result in criminal prosecution, civil penalties, recall or seizure of products, total or partial suspension of production or injunction, as well as other action affecting our potential products or us. Any failure by us to obtain and maintain, or any delay in obtaining, regulatory approvals could materially adversely affect our business.

The process for new drug approval has many steps, including:

PRECLINICAL TESTING
Once a drug candidate is identified for development, the drug candidate enters the preclinical testing stage. During preclinical studies, laboratory and animal studies are conducted to show biological activity of the drug candidate in animals, both healthy and with the targeted disease. Also, preclinical tests evaluate the safety of drug candidates. These tests typically take approximately two years to complete. Preclinical tests must be conducted in compliance with good laboratory practice regulations. In some cases, long term preclinical studies are conducted while clinical studies are ongoing.

INVESTIGATIONAL NEW DRUG APPLICATION
When the preclinical testing is considered adequate by the sponsor to demonstrate the safety and the scientific rationale for initial human studies, an investigational new drug application is filed with the FDA to seek authorization to begin human testing of the drug candidate. The investigational new drug application becomes effective if not rejected by the FDA within 30 days after filing. The investigational new drug application must provide data on
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studies will be conducted, the chemical structure of the compound, the method by which it is believed to work in the human body, any toxic effects of the compound found in the animal studies and how the compound is manufactured. All clinical trials must be conducted under the supervision of a qualified investigator in accordance with good clinical practice regulations. These regulations include the requirement that all subjects provide informed consent. In addition, an institutional review board, comprised primarily of physicians and other qualified experts at the hospital or clinic where the proposed studies will be conducted, must review and approve each human study. The institutional review board also continues to monitor the study. The institutional review board also must be kept aware of the study's progress, particularly as to adverse events and changes in the research. Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if adverse events occur. In addition, the FDA may, at any time during the 30-day period after filing of an investigational new drug application or at any future time, impose a clinical hold on proposed or ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence without FDA authorization and then only under terms authorized by the FDA. In some instances, the investigational new drug application process can result in substantial delay and expense.

Some limited human clinical testing may also be done under a physician's investigational new drug application that allows a single individual to receive the drug, particularly where the individual has not responded to other available therapies. A physician's investigational new drug application does not replace the more formal investigational new drug application process, but can provide a preliminary indication as to whether further clinical trials are warranted, and can, on occasion, facilitate the more formal investigational new drug application process.

Clinical trials are typically conducted in three sequential phases, but the phases may overlap.

PHASE I CLINICAL TRIALS
Phase I human clinical trials usually involve between 20 and 80 healthy volunteers or patients and typically take one to two years to complete. The tests study a drug's safety profile, and may seek to establish the safe dosage range. The Phase I clinical trials also determine how a drug candidate is absorbed, distributed, metabolized and excreted by the body, and the duration of its action. We may conduct early phase proof-of-principle studies of some drug candidates in Eastern Europe to preliminarily study the safety and pharmacological activity of product candidates. In such a situation, if the drug candidate is sourced from the United States, an investigational new drug application may be necessary unless there is conformity with statutes and FDA regulations applicable to the export of products not approved in the United States.

PHASE II CLINICAL TRIALS
In Phase II clinical trials, controlled studies are conducted on an expanded population of patients with the targeted disease. The primary purpose of these tests is to evaluate the effectiveness of the drug candidate on the volunteer patients as well as to determine if there are any side effects or other risks associated with the drug. These studies generally take approximately two years, and may be conducted concurrently with Phase I clinical trials. In addition, Phase I/II clinical trials may be conducted to evaluate not only the efficacy of the drug candidate on the patient population, but also its safety.

PHASE III CLINICAL TRIALS
This phase typically lasts two to three years and involves an even larger patient population, often with several hundred or even several thousand patients depending on the use for which the drug is being studied. Phase III trials are intended to establish the overall risk-benefit ratio of the drug and provide, if appropriate, an adequate basis for product labeling. During the Phase III clinical trials, physicians

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monitor the patients to determine efficacy and to observe and report any reactions or other safety risks that may result from use of the drug candidate.

NEW DRUG APPLICATION
After the completion of the clinical trial phases of development, if the sponsor concludes that there is substantial evidence that the drug candidate is effective and that the drug is safe for its intended use, a new drug application may be submitted to the FDA. The new drug application must contain all of the information on the drug candidate gathered to that date, including data from the clinical trials. New drug applications are often over 100,000 pages in length.

The FDA reviews all new drug applications submitted before it accepts them for filing. It may request additional information rather than accepting a new drug application for filing. In this event, the new drug application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the new drug application. Under the Federal Food, Drug and Cosmetic Act, the FDA has 180 days in which to review the new drug application and respond to the applicant. In practice, the review process is often significantly extended by FDA requests for additional information or clarification regarding information already provided in the submission. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation. The FDA is not bound by the recommendation of an advisory committee. If FDA evaluations of the new drug application and the manufacturing facilities are favorable, the FDA may issue an approval letter authorizing commercial marketing of the drug candidate for specified indications. The FDA could also issue an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the new drug application. When and if those conditions have been met to the FDA's satisfaction, the FDA will issue an approval letter. On the other hand, if the FDA's evaluation of the new drug application submission or manufacturing facilities is not favorable, the FDA may refuse to approve the new drug application or issue a non-approvable letter.

Among the conditions for new drug application approval is the requirement that each prospective manufacturer's quality control and manufacturing procedures conform to good manufacturing practice standards and requirements. Although we expect to contract with third parties for the manufacture of any products that are approved, these manufacturers must meet and continue to comply with the standards set forth in the good manufacturing practices regulations. Manufacturing establishments are subject to periodic inspections by the FDA and by other federal, state or local agencies.

MARKETING APPROVAL
If the FDA approves the new drug application, the drug becomes available for physicians to prescribe. Periodic reports must be submitted to the FDA, including descriptions of any adverse reactions reported. The FDA may require post-marketing studies, also known as Phase IV studies, as a condition of approval. The FDA's approval of pegylated interferon in combination with ribavirin (Peg-Intron/Rebetol) included a requirement to conduct post-marketing studies. In addition, the FDA may require distribution to patients of a medication guide for prescription drug products that the FDA determines pose a serious and significant health concern in order to provide information necessary to patients' safe and effective use of such products. The FDA requires distribution of medication guides with Rebetron and Peg-Intron/Rebetol.

PHASE IV CLINICAL TRIALS AND POST-MARKETING STUDIES
In addition to studies required by the FDA after approval, these trials and studies are often conducted to explore new indications. The purpose of these trials and studies and related publications is to develop data to support additional indications for the drug and to increase its acceptance in the

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medical community. In addition, some post-market studies are done at the request of the FDA to develop additional information regarding the safety of a product. For example, when the FDA approved the Rebetron combination therapy in 1998, the FDA requested that Schering-Plough conduct a five-year follow-up study of all patients who had participated in the Phase III studies of Rebetron.

POST-MARKETING REGULATION
Approved drug products are subject to continuing post-market review, monitoring, and surveillance by the FDA and foreign regulatory bodies. In addition, approved drug products that are also biological products may be subject to lot-by-lot release testing by the FDA before these products can be commercially distributed. Also, newly discovered or developed safety or efficacy data may result in withdrawal of products from marketing. Other areas of ongoing FDA regulation for marketed drugs include compliance with current good manufacturing practices requirements, adverse event reporting, drug sampling and distribution requirements, notifying the FDA and gaining its approval of certain manufacturing or labeling changes, being subject to FDA inspections, complying with electronic records and signature requirements, and complying with FDA promotion and advertising requirements. In addition, as a result of a legal proceeding involving ICN, we may for a period of time be required to pre-clear with the FDA any public communication concerning any matter subject to FDA regulation. See "--Legal Proceedings of ICN--SEC litigation and US Attorney investigation."

ORPHAN DRUG DESIGNATION
The FDA may grant orphan drug designation to drug candidates intended to treat a "rare disease or condition," which is generally a disease or condition that affects fewer than 200,000 individuals in the United States. An applicant must request orphan drug designation before submitting a new drug application. After the FDA grants orphan drug designation, the FDA publicly discloses the identity of the sponsor, generic identity of the therapeutic agent and its potential orphan use. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. If a product that has orphan drug designation is the first to receive FDA approval for the indication for which it had been designated, the product receives orphan exclusivity. This means the FDA may not approve for seven years any other application to market the same drug for the same indication, except in very limited circumstances.

APPROVALS OUTSIDE OF THE UNITED STATES
Steps similar to those in the United States must be undertaken in virtually every other country comprising the market for our products before any product can be commercialized in those countries. The approval procedure and the time required for approval vary from country to country and may involve additional testing. The relevant authorities may not grant approvals on a timely basis or at all. In addition, most countries other than the United States require regulatory approval of prices. There can be no assurance that the resulting prices would be sufficient to generate an acceptable return to us.

OTHER GOVERNMENT REGULATIONS
The Food and Drug Administration Modernization Act of 1997 was enacted, in part, to ensure the timely availability of safe and effective drugs, biologics and medical devices by expediting the FDA review process for new products. This act establishes a statutory program for the approval of "fast track products." The fast track provisions essentially codified existing FDA accelerated approval regulations for drug candidates and biologics. A "fast track product" is defined as a new drug or biologic intended for the treatment of a serious or life-threatening condition that demonstrates the potential to address unmet medical needs. Under the fast track program, the sponsor of a drug candidate or biologic may request the FDA to designate the drug candidate or biologic as a "fast track product" at any time during the clinical development of the product. The act specifies that the FDA must determine if the product qualifies for fast track designation within 60 days of receipt of the

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sponsor's request. Approval of a new drug application for a fast track product can be based on an effect on a clinical endpoint or on a surrogate endpoint that is reasonably likely to predict clinical benefit. Approval of a fast track product may be subject to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint. If a preliminary review of the clinical data suggests efficacy, the FDA may initiate review of sections of an application for a "fast track product" before the application is complete. This "rolling review" is available if the applicant provides a schedule for submission of remaining information and pays applicable user fees.

We intend to seek fast track designation to secure expedited review of appropriate drug candidates. It is uncertain if fast track designation will be obtained.

We are also subject to various laws and regulations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances used in connection with our research, including radioactive compounds and infectious disease agents. We believe we are currently in compliance with all these laws and regulations. The extent of governmental regulation that might result from any legislative or administrative action cannot be accurately predicted.

PHARMACEUTICAL PRICING AND REIMBURSEMENT

In both domestic and foreign markets, sales of our products will depend in part upon the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. These third-party payors are increasingly challenging the price and examining the cost-effectiveness of medical products and services. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of our products. These studies may require us to provide a significant amount of resources. Our product candidates may not be considered cost-effective. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. US and foreign governments continue to propose and pass legislation designed to reduce the cost of healthcare. Accordingly, legislation and regulations affecting the pricing of pharmaceuticals may change before our proposed products are approved for marketing. Adoption of new legislation could further limit reimbursement for pharmaceuticals. The marketability of our products may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement rates for our product candidates. In addition, an increasing emphasis on managed care in the United States has and will continue to increase the pressure on pharmaceutical pricing.

EMPLOYEES

As of February 28, 2002, we employed 110 persons, 95 of whom are involved in research and development. Approximately half of our research and development employees hold PhD or MD degrees. In March 2000, we hired Dr. Johnson Y.N. Lau to lead our research and development efforts. Since Dr. Lau joined us, he has hired a molecular biologist, a computer-assisted drug designer, an enzymologist, a pharmacologist/toxicologist and a regulatory affairs MD to lead their respective departments. We expanded our research team from 12 scientists on March 1, 2000 to approximately 100 scientists on December 31, 2001. We plan to continue to expand our research team to over 120 scientists by the end of 2002. We face competition in this regard from other companies, research and academic institutions, government entities and other organizations. Our employees are not covered by a collective bargaining agreement and we consider relations with our employees to be good.

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FACILITIES

After completion of this offering, we will lease approximately 65,000 square feet from ICN in its Costa Mesa, California headquarters building. This lease will primarily cover our second floor research and development facilities in which we conduct substantially all of our operations. The lease has an initial term of five years which we can renew at our option for an additional five years. We will initially pay ICN rent of $416,667 per month, or $5 million per year, which rent will be adjusted annually based on the Orange County, California consumer price index. In addition, we will pay ICN our pro rata portion of facility and central service costs. These costs will include utilities, security, parking, building maintenance, cleaning services, insurance premiums and other facility costs.

In August 2000, ICN adopted a resolution to contribute to us the entire headquarters building. At that time, it was contemplated that we would occupy the first two floors of this building and lease the third floor to ICN. After re-evaluating the financial implications of this arrangement, ICN rescinded the contribution resolution to the extent it related to the building. The contribution was never effected as a conveyance of the real property. No lease, deed or other transfer documents had been filed or recorded with any government authorities prior to the recission of that part of the contribution resolution.

ICN also contributed to us all of the equipment and furniture contained in our facilities. ICN, however, continues to own all of the fixtures in our facilities.

In September 2001, an upgrade of our research and development facilities was completed. This upgrade included modernizing our biology, chemistry, enzymology, and drug safety and metabolism laboratories, constructing an animal facility and biosafety facilities, constructing a room to house our nuclear magnetic resonance machine and our X-ray machine for our structural biology studies and renovating our chemical development/formulation and medical departments. We believe our facilities are adequate to meet our immediate needs and that suitable additional space will be available in the future on commercially reasonable terms as needed.

LEGAL PROCEEDINGS OF ICN

SEC LITIGATION AND US ATTORNEY INVESTIGATION

On August 11, 1999, the SEC filed a civil complaint in the United States District Court for the Central District of California against ICN, its chairman, Milan Panic, David Watt, its Executive Vice President, Biomedicals and formerly its Executive Vice President, General Counsel and Corporate Secretary, and Nils
O. Johannesson, former Executive Vice President of ICN. The SEC complaint alleges that ICN and the individually named defendants made material misstatements and/or omissions and engaged in acts which operated as a fraud and deceit upon other persons in violation of Section 10(b) of the Securities Exchange Act of 1934. The civil lawsuit concerns public disclosures made by ICN with respect to the status and disposition of ICN's 1994 new drug application for ribavirin as a monotherapy treatment for chronic hepatitis C. The FDA did not approve this new drug application. The SEC complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company, which would include us. A pre-trial schedule has been set which requires the end of discovery by August 1, 2002, and the commencement of trial on May 6, 2003. ICN has advised us that ICN and the SEC appeared before a settlement judge, for the purpose of settlement negotiations. ICN has advised us that pending completion of these negotiations, the courts have stayed discovery for 90 days. ICN has advised us that there can be no assurance that the SEC litigation will be settled by mutual agreement or what the amount of any settlements may ultimately be. ICN has advised us that in the event that a settlement is not reached, ICN will vigorously defend any litigation.


As a majority-owned subsidiary of ICN, we could be adversely affected by a judgment or settlement agreement arising from the SEC civil lawsuit.

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On December 17, 2001, ICN plead guilty in the United States District Court for the Central District of California to a single felony count for securities fraud for omitting to disclose until February 17, 1995, the existence and content of a letter received from the FDA in late December 1994 regarding the not approvable status of ICN's 1994 new drug application for ribavirin as a monotherapy treatment for chronic hepatitis C. This plea was entered pursuant to a plea agreement with the office of the US Attorney in Los Angeles to settle a six-year investigation. ICN paid a fine of $5.6 million and became subject to a three-year term of probation. The plea agreement provides that the US Attorney will not further prosecute ICN and will not bring any further criminal charges against ICN or any individuals, except one of our non-officer employees, relating to any matters that have been the subject of the investigation and will close its investigation of these matters.

The conditions of the probation require ICN to create a compliance program to ensure no future violations of the federal securities laws and to pre-clear with the FDA any public communication by ICN concerning any matter subject to FDA regulation. The terms of the compliance program include ICN retaining an expert to review its procedures for public communications regarding matters subject to FDA regulation and to develop written procedures for these communications. The compliance program also requires preparation of an annual report by the expert on ICN's compliance with the written procedures and annual certification by ICN management that ICN is complying with the expert's recommendations. ICN has advised us that these conditions of probation also apply to us unless, after the spin-off or other change in control of us occurs, the District Court grants us, upon application, early termination of the probation. The US Attorney may oppose any application we may make and the District Court may not grant early termination of the probation.

ICN has advised us that in connection with the US Attorney investigation and SEC litigation, ICN recorded a reserve in the fourth quarter of 2000 of $9,250,000 to cover the potential combined settlement liability and all other related costs of which $4,625,000 was allocated to us. The $5.6 million fine paid by ICN is included in that reserve.

LITIGATION RELATING TO ICN YUGOSLAVIA
ICN contributed the rights to the compounds Tiazole and Adenazole to ICN Yugoslavia in connection with ICN's acquisition of its majority ownership interest in that company pursuant to a Foundation Agreement executed in November 1990. As part of the Foundation Agreement, ICN acquired a 75% ownership interest in ICN Yugoslavia and a socially-owned Yugoslavian corporation acquired the balance.

Beginning in the Fall of 1998 and culminating in the February 6, 1999, physical seizure of the company's premises, government bodies in Yugoslavia took over control of ICN Yugoslavia and purported to reallocate the ownership interests in the company. ICN's ownership interest was purportedly reduced to approximately 35%. Approximately 65% of the equity of ICN Yugoslavia was allocated to the Republic of Serbia by Yugoslav authorities, based upon a purported conclusion that ICN had failed to comply with its obligations under the Foundation Agreement to contribute identified assets to ICN Yugoslavia, including the rights to the compounds Tiazole and Adenazole.

On or about February 9, 1999, ICN commenced an action in the United States District Court for the District of Columbia against the Republic of Serbia, the State Health Fund of Serbia, and the Federal Republic of Yugoslavia seeking damages in the amount of at least $500 million and declaratory relief arising out of the unlawful taking of ICN's majority ownership interest in ICN Yugoslavia. On or about March 9, 1999, the State Health Fund of Serbia commenced an arbitration against ICN by filing a Request for Arbitration with the International Chamber of Commerce International Court of Arbitration in Paris, seeking unspecified injunctive relief and unquantified damages based upon alleged breaches of the Foundation Agreement by ICN.

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On April 27, 1999, ICN filed its answer and counterclaims against the State
Health Fund of Serbia. At the same time, ICN also filed a Request for Arbitration with the ICC International Court of Arbitration against the Republic of Serbia and the Federal Republic of Yugoslavia. This request seeks declaratory relief and damages arising out of the unlawful taking of ICN's majority ownership interest in ICN Yugoslavia and the State Health Fund of Serbia's failure to pay for goods sold and delivered. Thereafter, the action in the United States District Court for the District of Columbia was dismissed without prejudice pending the outcome of the ICC arbitration proceedings. On February 23, 2001, the arbitration panel issued decisions that the State Health Fund of Serbia is a proper party to the ICC arbitration, that the issue of jurisdiction over the Republic of Serbia in the ICC arbitration will be joined to the merits of the case, and that there is no jurisdiction over the Federal Republic of Yugoslavia in the ICC arbitration. ICN has advised us that ICN intends to prosecute vigorously its claims against the Federal Republic of Yugoslavia, the Republic of Serbia, and the State Health Fund of Serbia, and to defend against the State Health Fund of Serbia's claims against ICN. An evidentiary hearing before the arbitration panel is scheduled for July 2002.


It is ICN's position in the ICC arbitrations that ICN validly transferred the rights to Tiazole and Adenazole, as well as other intangible assets, to ICN Yugoslavia and ICN is entitled to a declaration that it continues to own 75% of the equity of ICN Yugoslavia and has the right to manage and control the company as the majority owner. Alternatively, ICN is pursuing a claim for damages equal to the decline in the value of its ownership interest in ICN Yugoslavia.

Pursuant to the affiliation and distribution agreement between us and ICN described in "Relationship with ICN -- Intercompany Agreements -- Affiliation and Distribution Agreement", ICN has agreed that it will take all required actions to cause ICN Yugoslavia to transfer or license Tiazole and Adenazole to us or, in the event that the rights to these compounds are deemed to have reverted to ICN, to contribute these compounds to us. However, there cannot be any assurance that ICN's dispute with the Republic of Serbia, the Federal Republic of Yugoslavia and the State Health Fund of Serbia will not result in the impairment of ICN's ability to fulfill its obligations to transfer or license these assets to us. In addition, if we are able to commercialize Tiazole or Adenazole, we may have to license the compounds from ICN Yugoslavia which may involve the payment of fees by us to ICN Yugoslavia.

As a result of the changing political environment in Yugoslavia, ICN has advised us that it is attempting to regain control of ICN Yugoslavia. There can be no assurance that ICN will be successful in its efforts.

ARBITRATION WITH SCHERING-PLOUGH
ICN has advised us that Schering-Plough has informed ICN that it believes that royalties paid under the ribavirin license agreement should not include royalties on products distributed as part of an indigent patient marketing program. Schering-Plough claims that because it receives no revenue from products given to indigent patients, it is not required to pay royalties on these products under the ribavirin license agreement. In August 2001, Schering-Plough withheld approximately $11.6 million from its royalty payment relating to the second quarter of 2001. The amount withheld was purportedly intended by Schering-Plough to be a retroactive adjustment of royalties previously paid to ICN through the third quarter of 2000 on products distributed as part of this indigent patient marketing program. We and ICN do not agree with Schering-Plough's interpretation of the agreement. Since the beginning of the fourth quarter of 2000, Schering-Plough is withholding on a current basis all royalty payments purportedly related to this indigent patient marketing program. We recognized the approximately $11.6 million of withheld royalty payments for the retroactive adjustment and approximately $3 million of royalty payments withheld for the fourth quarter of 2000 and the first quarter of 2001 as income. These amounts appear on our balance sheet as a receivable. We have not established a reserve for these amounts because in the opinion of our management collectibility is reasonably assured. Since the second quarter of 2001, we no longer recognize any of these withheld

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royalty payments as income since we can no longer determine the amounts due to a lack of information from Shering-Plough.


ICN has given Schering-Plough written notice of its intention to arbitrate this royalty payment dispute to collect these royalties and prevent Schering-Plough from withholding royalty payments on sales under the indigent patient marketing program in the future. The parties expect to select an arbitrator and set an arbitration schedule during April 2002. If ICN does not succeed in this alternative dispute resolution process, we may have to write off all or a portion of this receivable. If ICN does succeed, we will be entitled to receive the royalty payments on these indigent sales withheld by Schering-Plough.


Upon completion of this offering and until the spin-off occurs, we, acting through our board of directors, and ICN will have joint control over the management and direction of all disputes with third parties related to our rights to ribavirin, including the dispute with Schering-Plough related to royalty payments on sales under the indigent patient marketing program. Upon completion of the spin-off, we will assume sole control over the management and direction of all disputes with third parties related to our rights to ribavirin, including the dispute with Schering-Plough.

PRIOR CONSENT DECREES INVOLVING ICN AND MILAN PANIC
ICN and its chairman, Milan Panic, are parties to two prior consent decrees with the SEC entered into in February 1977 and October 1991. Pursuant to these consent decrees, in each case without admitting or denying any violation of the securities laws, ICN and Mr. Panic agreed not to violate securities laws in the future.

In May 1991, ICN entered into a civil settlement with the United States Justice Department. This consent decree expired by its terms in 1994.

INVESTMENT COMPANY ACT OF 1940

The Investment Company Act of 1940 requires registration for companies that are engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. A company may be deemed to be an investment company if it owns "investment securities" with a value exceeding 40% of the value of its total assets, excluding government securities and cash items, on an unconsolidated basis, unless an exemption or safe harbor applies. Securities issued by companies other than majority-owned subsidiaries are generally counted as investment securities for purposes of the Investment Company Act.

If we are deemed to be, and are required to register as, an investment company, we will be forced to comply with the substantive requirements under the Investment Company Act, including:

 --   limitations on our ability to borrow;

 --   limitations on our capital structure;

 --   prohibitions on transactions with affiliates;

 --   restrictions on specific investments; and

 -- compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations.

The SEC has recognized that bona fide research and development companies in the ordinary operation of their businesses could become investment companies. Accordingly, the SEC established conditions as a method by which the SEC could address its regulatory concern, regulating true investment

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companies, while not imposing burdensome regulations on bona fide operating companies. These conditions, as applicable to us, are that:

 -- we use our cash to finance the research and development of our products, with our spending on research and development exceeding our gross investment income;

 -- a substantial portion of our gross expenses consists of research and development expenses, with our gross investment expenses being de minimis in comparison to our overall gross expenses;

 -- we invest in securities with the goal of preserving assets until they are needed to finance our operations;

 --   our historical development reflects our status as a biotechnology company;

 -- our officers and directors devote substantially all of their time to our biotechnology business; and

 -- our public representations of policy are consistent with our activities as a biotechnology company.

We intend to operate in a manner that is consistent with the conditions noted above and believe that we will be able to do so. We note that any significant deviation from these conditions could cause us to become an investment company, which would, in turn, subject us to regulation under the Investment Company Act.

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, position and a brief account of the business experience of each of our executive officers and directors as of the completion of this offering.

                  NAME                    AGE                               TITLE
--------------------------------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD, PhD...............  41    President, Chief Executive Officer and Director
Thomas Stankovich.......................  41    Senior Vice President and Chief Financial Officer
Roger D. Loomis, Jr.....................  53    Senior Vice President, General Counsel and Secretary
Hans Thierstein(1)(2)...................  70    Chairman of the Board and Director
Kim Campbell PC, QC.....................  55    Director
Roger Guillemin, MD, PhD(2).............  78    Director
Arnold H. Kroll(1)......................  67    Director
Roberts A. Smith, PhD...................  73    Director
John Vierling, MD(1)(2) ................  56    Director

---------------

(1) Member of the audit committee
(2) Member of the compensation committee

Johnson Y.N. Lau, MD, PhD, our President, Chief Executive Officer and director, was Senior Vice President, Research and Development of ICN from March 2000 until the completion of this offering. Before joining ICN, he was a Senior Director in Antiviral Research at the Schering-Plough Research Institute from 1997 to February 2000. He served as a faculty member at the University of Florida from 1992 to 1996. From 1989 to 1991, he served as a faculty member at the Institute of Liver Studies, King's College Hospital School of Medicine and Dentistry, University of London.

Thomas Stankovich, our Senior Vice President and Chief Financial Officer, was Vice President/Finance and Controller, ICN Europe, AAA of ICN from 1996 until the completion of this offering. Prior to that time, he held various positions at ICN since 1986, including Director of Financial Reporting, Corporate, Assistant Controller, Senior Accountant, Assistant to Chairman of the Board and Financial Analyst.

Roger D. Loomis, Jr., our Senior Vice President, General Counsel and Secretary, was Senior Vice President, Law of ICN from November 2001 until the completion of this offering. Prior to joining ICN, Mr. Loomis was President of Advanced Document Services LLC in Los Angeles since 2000. Prior to that, Mr. Loomis was of counsel to the law firm of Coudert Brothers, in Los Angeles, since 1997, and, prior thereto, a shareholder of the law firm of Buchalter, Nemer, Fields & Younger, in Los Angeles, since 1995.


Hans Thierstein, our Chairman of the Board, was Chairman of the Board of Ares-Serono from 1992 until 1999 and a board member since 1987. Mr. Thierstein was Chief Financial Officer of Ares-Serono from 1980 until 1996. Mr. Thierstein held various positions with ICN from 1971 until 1980, including Treasurer and Controller of ICN's European operations, Vice President-Corporate Controller of ICN in the United States, General Manager of ICN's Swiss and Italian operations and Vice President of Corporate Development Europe.


Kim Campbell, PC, QC, was a director of ICN from November 2, 2000 until May 30, 2001. Since January 2001, Ms. Campbell has been a Fellow at the Center for Public Leadership at the John F. Kennedy School of Government at Harvard University. From September 2000 until January 2001, Ms. Campbell was an author and lecturer. She was the Consul General of Canada in Los Angeles from September 1996 until September 2000. From February 1996 until September 1996 she was an author and lecturer. Ms. Campbell held several positions in the Canadian government including Prime Minister from June 1993 to November 1993, Minister of Justice and Attorney General from February

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1990 to January 1993, and Minister of National Defense from January 1993 to June
1993. Ms. Campbell also serves on the Governing Board of Harvard University, Northeastern University, UCLA and the Thunderbird American Graduate School of International Management.

Roger Guillemin, MD, PhD, was a member of ICN's board of directors from 1989 until the completion of this offering. Dr. Guillemin has been an Adjunct Professor of Medicine at the University of California College of Medicine in San Diego since 1970. He was a Distinguished Scientist at the Whittier Institute in La Jolla, California from March 1989 to 1995 and was Resident Fellow and Chairman of the Laboratories for Neuroendocrinology at the Salk Institute in La Jolla, California. He was awarded the Nobel Prize in Medicine in 1977 and in the same year, was presented the National Medal of Science by the President of the United States. He was affiliated with the Department of Physiology at Baylor College of Medicine in Houston, Texas from 1952 to 1970. He is a member of the National Academy of Sciences, and a Fellow of the American Association for the Advancement of Science. He has also served as President of the American Endocrine Society.

Arnold H. Kroll, has been a senior advisor of Burnham Securities since May 2000. From March 1997 through April 2000, he was a senior advisor at Schroder & Co. During that time, Mr. Kroll represented ICN in three issuances of senior notes, including ICN's 8 3/4% senior notes due 2008. He was a managing director at Schroder & Co. and its predecessors from 1988 to 1997. Prior to that time, he was a managing director of L.F. Rothschild and its predecessor from 1972 to 1988. Mr. Kroll is a member of the board of directors of National Airlines and ShareSpan Inc.

Roberts A. Smith, PhD, was a director of ICN from 1960 until May 30, 2001. Dr. Smith was President of Viratek, Inc., then a subsidiary of ICN, and Vice-President, Research and Development of SPI Pharmaceuticals, Inc., then a subsidiary of ICN through 1992. For more than 11 years, Dr. Smith was Professor of Chemistry and Biochemistry at the University of California at Los Angeles.

John Vierling, MD, has been on the executive committee of the board of directors for the American Liver Foundation since 1992. He has been a medical professor in residence at the University of California, Los Angeles since July 1996 and a Director of Hepatology at Cedars-Sinai Medical Center since 1990.

Prior to the completion of this offering, our officers and directors were as follows:

             NAME                           TITLES AT ICN                  TITLES AT RIBAPHARM
---------------------------------------------------------------------------------------------------
Milan Panic                      Chairman of the Board and Chief       President and Director
                                 Executive Officer
Johnson Y.N. Lau                 Senior Vice President, Research and   Vice President and Director
                                 Development
Thomas Stankovich                Vice President/Finance and            Vice President, Chief
                                 Controller, ICN Europe, AAA           Financial Officer and
                                                                       Treasurer
Roger D. Loomis, Jr.             Senior Vice President, Law            Vice President and Secretary

Mr. Panic will not remain an officer or director of us upon completion of this offering.

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OTHER CORPORATE STAFF

Joseph Schepers -- Vice President, Corporate Communications. Mr. Schepers joined us in March 2002. Prior to joining us, he was Vice President of Investor Relations of ICN since January 2001. Prior to that time, Mr. Schepers was Director of Investor Relations at Novartis AG for eight years.

SCIENTIFIC STAFF

The following are key members of our scientific staff:

Jane Wing-Sang Fang, MD -- Vice President, Clinical Affairs and Clinical Operations. Dr. Fang joined us in April 2000. She was employed by the Schering-Plough Research Institute from January 1998 to February 2000 as Associate Director, Clinical Research, Gastroenterology & Liver Diseases. She served as Assistant Professor of Pediatric Gastroenterology & Hepatology with the University of Florida in Gainesville from July 1997 to December 1997. Dr. Fang is the spouse of Dr. Johnson Y.N. Lau, our President, Chief Executive Officer and director.

Chin-chung Lin, PhD -- Vice President, Drug Development. Dr. Lin joined us in May 2000 from the Schering-Plough Research Institute, where he was employed from January 1984. He served as a Senior Research Fellow -- Exploratory Drug Metabolism from April 1998 to April 2000, and Senior Associate
Director -- Exploratory Drug Metabolism from July 1992 to March 1998. He held various other positions at Schering-Plough prior to that time.

Humberto Fernandez, MD -- Vice President, Clinical Affairs. Dr. Fernandez joined us in 1995 from Shaman Pharmaceuticals, where he was employed from 1993. He was also working with ICN Pharmaceuticals from 1975 to 1993.


Zhi Hong, PhD -- Vice President, Drug Discovery. Dr. Hong joined us in June 2000 from the Schering-Plough Research Institute, where he was employed from April 1992. Dr. Hong worked in Schering-Plough's Department of Antiviral Therapy, where he held the titles of Section Leader from March 2000 until June 2000, Principal Scientist from January 1998 to March 2000, Associate Principal Scientist from January 1996 to January 1998, and Senior Scientist from April 1994 to December 1995. He was a post-doctoral fellow prior to that time.


Robert Orr, BS -- Chemical Development/Formulation. Mr. Orr joined us in 1986 from Interpor International, where he was employed from 1985. He worked as production manager in Viratek, Inc. from 1984 to 1985. From 1982 to 1984, he worked as manufacturing and process engineer in Beckman Instruments, Inc. From 1979 to 1982, he worked as a chemist in ICN Pharmaceuticals.

Nanhua Hugh Yao, PhD -- Structural Biology/Computer-Assisted Drug Design. Dr. Yao joined us from the Schering-Plough Research Institute in June 2000, where he was an Associate Principal Scientist from 1998 to June 2000, and a Senior Scientist from 1995 to 1998.

Jingfan Huang, PhD -- Analytical Chemistry. Dr. Huang joined us in August 2000 from Wyeth-Ayerst Research. She was employed by Wyeth-Ayerst from September 1995 to July 2000, where she held the titles of Senior Research Scientist II from December 1998 - August 2000, and Senior Research Scientist I from September 1995 to November 1998. Prior to joining Wyeth-Ayerst, she was employed as a Research Scientist with Lederle Labs from September 1991 to August 1995.

Weidong Zhong, PhD -- Molecular Biology. Dr. Zhong joined us in June 2000 from the Schering-Plough Research Institute, where he was an Associate Principal Scientist in the Department of Antiviral Therapy from October 1998 to June 2000. Prior to that time, he was an Investigator in the Department of Molecular Virology and Host Defense with SmithKline Beecham Pharmaceuticals from November 1996 to September 1998.

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Robert Kiyoshi Hamatake, PhD -- Virology/Cell Biology. Dr. Hamatake joined us in
September 2000 from the Department of Virology in GlaxoWellcome, Inc., where he was employed from 1998. He worked in the Department of Virology in Bristol-Myers Squibb Pharmaceutical Research Institute from 1989 to 1998. From 1984 to 1989, he worked in the Laboratory of Molecular Genetics in the National Institute of Environmental Health Sciences.

Haoyun An, PhD -- Medicinal Chemistry. Dr. An joined us from Isis Pharmaceuticals, Inc. in February 2001, where he was an associate director in chemistry from January 1997, and a senior scientist from July 1995 to December 1996. Prior to that time, he was a post-doctoral researcher with Professor Sidney M. Hecht at the University of Virginia in Charlottesville from 1993 to 1995.

Zhen Wu, PhD -- Biochemistry/Enzymology. Dr. Wu joined us in May 2000 from the Schering-Plough Research Institute, where he was employed since 1995. He was an Associate Principal Scientist and Project Leader from 1998 to May 2000, and Senior Scientist from 1995 to 1998.

As part of the agreement we entered into with Schering-Plough in November 2000, we agreed for the term of the agreement not to hire or solicit directly for employment any employee of Schering-Plough or any of its corporate affiliates. See "Business -- Products in Development -- November 2000 Schering-Plough Agreement."

BOARD COMPOSITION

At the completion of this offering, we will have seven directors. Under our certificate of incorporation, the authorized number of directors is determined by our board of directors from time to time. The authorized number of directors may be changed only by resolution of the board of directors or by vote of our stockholders. Our certificate of incorporation and bylaws provide that any person who was a director, officer, employee or consultant of ICN at any time during the immediately preceeding three years will not be qualified to serve as one of our directors. This restriction will remain in place until after the 2006 annual meeting of stockholders. This provision does not apply to any person serving as one of our directors immediately following this offering.

BOARD COMMITTEES

AUDIT COMMITTEE
Our audit committee, consisting of Messrs. Kroll and Thierstein and Dr. Vierling, reviews our internal accounting procedures and the services provided by our independent auditors.

COMPENSATION COMMITTEE
Our compensation committee, consisting of Drs. Guillemin and Vierling and Mr. Thierstein, reviews and recommends to our board of directors the compensation and benefits of all our officers and establishes and reviews general policies relating to compensation and benefits of our employees.

SCIENTIFIC AND CLINICAL ADVISORY BOARD

We are in the process of establishing a scientific and clinical advisory board, consisting of leading experts in the fields of virology, oncology, chemistry, molecular biology, pharmacology and preclinical and clinical development. These advisors will consult on matters relating to the development of the products described elsewhere in this prospectus.

We expect that members of our scientific and clinical advisory board will review our research, development and operating activities and will be available for consultation with management and staff relating to their respective areas of expertise. We anticipate that our scientific and clinical advisory board will hold regular meetings. We intend to have separate consulting relationships with several members of the scientific and clinical advisory board which will provide for more frequent meetings

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with our management and staff to discuss our ongoing research and development projects. Some of our scientific advisors may own shares of our common stock and/or hold options to purchase our common stock. Our scientific advisors are expected to devote only a small portion of their time to our business.

Our scientific advisors will all be employed by other entities. We will require each of our scientific advisors to enter into a letter agreement with us that contains confidentiality and non-disclosure provisions that prohibit the disclosure of confidential information to anyone else. These letter agreements will also provide that all inventions, discoveries or other intellectual property that come to the attention of or are discovered by our scientific advisors while performing services under this letter agreement will be assigned to us.

DIRECTOR COMPENSATION


Directors who are also our employees will receive no additional compensation for their services as directors. We will pay each of our non-employee directors a quarterly fee of $7,500, payable at the election of each director either one-half in cash and one-half in common stock or in all common stock. These payments are governed by our 2002 Nonemployee Director Retainer Fee Plan. Non-employee directors also will be eligible to receive options to purchase common stock under the 2002 Stock Option Plan as compensation for their services as directors. Each non-employee director, other than Dr. Roger Guillemin, will receive 15,000 options to purchase common stock at the initial public offering price on the date of this offering. In addition, each non-employee director will receive 15,000 options to purchase common stock on the date of each annual meeting, at the then current market price. Because Dr. Guillemin was a non-management director of ICN immediately prior to this offering, he will receive 50,000 options to purchase stock at the initial public offering price on the date of this offering. This is the same grant being made to the other non-management directors of ICN. Each non-employee director will also be paid a fee of $1,000 for each board meeting attended, including committee meetings, and will be reimbursed for reasonable expenses incurred to attend director and committee meetings.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company, and no interlocking relationship has existed in the past.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid to our executive officers for services rendered in all capacities to ICN and its subsidiaries for the year ended December 31, 2001. These executive officers held the following positions with ICN prior to this offering:

 --   Johnson Y.N. Lau, MD, PhD -- Senior Vice President, Research and
      Development

 --   Thomas Stankovich -- Vice President/Finance and Controller, ICN Europe,
      AAA

 --   Roger D. Loomis, Jr. -- Senior Vice President, Law, effective November
      2001


References to stock options and restricted stock relate to awards of ICN options and stock under ICN's 1998 Stock Option Plan and Long Term Incentive Plan.


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SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                            -------------------------------------   ----------------------------------------------
                                                                    RESTRICTED      SECURITIES
                                                   OTHER ANNUAL        STOCK        UNDERLYING        ALL OTHER
NAME                         SALARY     BONUS     COMPENSATION(1)     AWARDS      OPTIONS(#)(2)     COMPENSATION
------------------------------------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD,
  PhD.....................  $257,250   $305,000        $--             $--                --           $4,025(3)
Thomas Stankovich.........   164,500     47,300         --              --                --            6,348(4)
Roger D. Loomis, Jr.......    31,250(5)       --        --              --                --               --

---------------
(1) Unless otherwise indicated, with respect to any individual named in the above table, the aggregate amount of perquisites and other personal benefits, securities or property was less than either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2) Includes grants of options to purchase shares of ICN's common stock.

(3) Consists of a 401(k) company match.

(4) Consists of life insurance of $818, a 401(k) company match of $4,960 and executive membership of $570.

(5) Mr. Loomis joined ICN in November 2001 and was compensated on the basis of an annual salary of $250,000.

The following table sets forth summary information regarding ICN option grants made by ICN to each of our executive officers during 2001.

2001 ICN OPTION GRANTS

                                        NUMBER OF     PERCENTAGE OF
                                        SECURITIES    TOTAL OPTIONS
                                        UNDERLYING     GRANTED TO      EXERCISE
                                         OPTIONS        EMPLOYEES        PRICE      EXPIRATION      GRANT DATE
NAME                                    GRANTED(1)     IN 2001(2)     (PER SHARE)      DATE      PRESENT VALUE(3)
-----------------------------------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD, PhD.............    50,000           1.5%         $21.60        3/22/11         $554,260
                                          25,000           0.7%          26.98       10/12/11          346,155
Thomas Stankovich.....................    10,000           0.3%          23.44        1/19/11          120,282
                                          10,000           0.3%          21.60        3/22/11          110,852
Roger D. Loomis, Jr...................   100,000           2.9%          26.03       11/16/11        1,335,870

---------------
(1) Unless otherwise noted, the options granted have ten year terms. The options granted to the executive officers vest according to the following schedule:
    25% on the first anniversary of the date of grant and 25% on each of the next succeeding three anniversary dates of the grant date. Except as otherwise noted, all options were granted with an exercise price equal to the fair market value of the underlying shares on the date of grant.

(2) Options to purchase a total of 3,419,185 shares were granted to employees of ICN, including executive officers, during year 2001.

(3) Based on the Black-Scholes option pricing model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to variables such as interest rates, stock price volatility and future dividend yield.

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The following table sets forth summary information regarding the number and value of ICN options held as of December 31, 2001 by our executive officers. Options shown as exercisable in the table below are immediately exercisable. We determined the value of unexercised in-the-money options as of December 31, 2001 by taking the difference between the market price of ICN common stock as of the close of business on December 31, 2001 and the option exercise price, multiplied by the number of shares underlying the options as of that date.

YEAR-END 2001 ICN OPTION EXERCISES AND OPTION VALUES

                                                                  NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                  NUMBER OF                        OPTIONS AT YEAR-END               YEAR-END(2)
                               SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
            NAME                 ON EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD, PhD....           0               $0        18,750        131,250       $234,375      $1,461,125
Thomas Stankovich............       2,702           76,290        57,018         33,125        535,348         246,031
Roger D. Loomis, Jr..........           0                0             0        100,000              0         747,000

---------------

(1) Difference between the fair market value of the shares of ICN common stock at the date of exercise and the exercise price.

(2) Difference between the fair market value of the shares of ICN common stock on December 31, 2001 and the exercise price.

EMPLOYMENT AGREEMENTS/CHANGE IN CONTROL AGREEMENTS

The board of directors adopted employment agreements which contain "change in control" benefits for our key senior executive covered officers. The executives include Dr. Johnson Y.N. Lau, Thomas Stankovich and Roger D. Loomis, Jr. The employment agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. Each agreement has an initial term of three years and automatically extends for successive one year terms unless we or the executive elects not to extend it. In addition, if a change in control of us occurs, each agreement will generally remain in effect until the third anniversary of the change in control. These employment agreements provide that each executive shall receive severance benefits equal to three times salary and bonus and other benefits under specified circumstances. These circumstances include the executive's employment being terminated other than for cause, death or disability or the executive terminating employment for enumerated reasons following or in connection with a change in control of us. The reasons permitting an executive to terminate his employment following or in connection with a change in control of us include a reduction in the executive's compensation, a change in the executive's position, title or reporting responsibilities that does not represent a promotion from his position, title or reporting responsibilities as in effect immediately prior to a change in control, a failure by us to continue a material benefit plan in which the executive participated at the time of a change in control of us, or a change in the executive's job location. Unless it is determined that we acted in bad faith, we may cure any of the reasons permitting an executive to terminate his employment not later than 30 days from our receipt of a notice of termination from the executive. The executive is under no obligation to mitigate amounts payable under the employment agreements. For purposes of the employment agreements, a "change in control" generally means any of the following events:

 -- the acquisition by any person of beneficial ownership of more than 25% of our outstanding shares or the combined voting power of our outstanding voting securities other than an acquisition directly from us;

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 --   the acquisition by any person of beneficial ownership of more than 25% of the outstanding shares or the combined voting power of any parent entity other than an acquisition from that parent entity;

 -- our existing board of directors, or, prior to the spin-off, the board of directors of ICN on May 1, 2001, ceases for any reason to constitute at least a majority of that board of directors, unless the election, or nomination for election, of any new director was approved by a vote of at least two-thirds of the then existing board of directors;

 -- the consummation of a merger or consolidation involving us or any parent entity if our stockholders or the stockholders of any parent entity immediately before the merger or consolidation do not, as a result of the merger or consolidation, own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of the corporation resulting from the merger or consolidation or the ultimate controlling person of that entity, or the members of our existing board of directors immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of the corporation resulting from the merger or consolidation or the ultimate controlling person of the entity; or

 -- consummation of a complete liquidation or dissolution of us or any parent entity or an agreement for the sale or other disposition of all or substantially all of our assets or the assets of any parent entity.

For purposes of the definition of change in control, a "parent entity" means any entity which owns more than 50% of our outstanding voting securities or the combined voting power of our outstanding voting securities. At the time of completion of this offering but prior to the spin-off, ICN will be a parent entity. The spin-off will not constitute a change in control.

Based upon present compensation, our executives would be entitled to receive the following approximate amounts if the employment of these key senior executives is terminated under any of the circumstances described above: Dr. Johnson Y.N. Lau, $1,687,000; Thomas Stankovich, $635,000; and Roger D. Loomis, Jr., $750,000. In addition, the vesting of options granted pursuant to the 2002 Stock Option and Award Plan to the executives would be accelerated, although the options could not be exercised until after the earlier of the spin-off or September 30, 2003. The value of the accelerated options would depend upon the market price of the shares of common stock at that time. If these payments, along with any other benefits payable to the executives prior to their termination, are subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, then these payments and other benefits will be reduced if and to the extent that a reduction in the payments would result in the executive retaining a larger amount on an after-tax basis, taking into account federal, state and local income taxes and excise taxes, than if the executive received the entire amount of such payments and benefits.

LIMITATIONS OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

In connection with the completion of this offering, we will adopt and file an amended and restated certificate of incorporation and bylaws. The disclosure below assumes that the amended and restated certificate of incorporation is in effect. As permitted by Delaware law, our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

 --   for any breach of duty of loyalty to us or to our stockholders;

 -- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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 --   for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or

 -- for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

 -- we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

 -- we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our certificate of incorporation, our bylaws or other agreements;

 -- we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

 --   the rights conferred in the bylaws are not exclusive.

We intend to enter into indemnification agreements with each of our directors and officers that would require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful misconduct of a culpable nature.

EMPLOYEE BENEFIT PLANS

Our employees will not participate in ICN's option plans on an ongoing basis. However, our employees that have ICN options will retain their options. In addition, our employees will retain benefits earned under ICN welfare and benefit plans.

In the event the spin-off occurs, ICN has advised us that it has not yet determined what action, if any, it intends to take with respect to its existing stock option plans to account for the spin-off. Any action ICN takes may include having us grant additional options to employees to acquire our common stock. This grant would have a dilutive effect on our then outstanding common stock.

2002 STOCK OPTION AND AWARD PLAN
Our board of directors adopted the 2002 Stock Option and Award Plan prior to the completion of this offering. ICN has approved this plan as our sole stockholder. This plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and stock options which do not so qualify, stock appreciation rights, restricted stock, performance units and performance shares, phantom stock awards, and share awards. Persons eligible to receive grants under this plan include directors, officers, employees, and consultants of us, and while we are a subsidiary of ICN, ICN and any of ICN's affiliates. This plan is designed to comply with the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code, and the conditions for exemption from the short-swing profit recovery rules under Rule 16b-3 under the Securities Exchange Act.

This plan is administered by a committee that consists of at least two nonemployee outside board members. The compensation committee of the board currently serves as the committee. Generally, the committee has the right to grant options and other awards to eligible individuals and to determine the terms and conditions of options and awards, including the vesting schedule and exercise price of options. This plan authorizes the issuance of 22,500,000 shares of common stock.

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Generally, options will vest at a rate of 25% on the expiration of each of the first, second, third and fourth anniversaries of the grant date. However, in no event may any vested portion of an option be exercised prior to the earlier of the spin-off or September 30, 2003. In the event that either of the spin-off or September 30, 2003 occurs prior to the date that the option becomes fully vested, only the vested portion of the option may be exercised as of such date, and any unvested portion of the option will only become exercisable when such portion becomes vested in accordance with the terms of the plan.



The plan provides that the term of any option may not exceed 10 years. However, in the case of the death of an optionee, an option, other than an incentive stock option, may be exercised for up to one year following the date of death or, if later, the earlier of the spin-off or September 30, 2003. This provision applies even if it extends the exercisability of the option beyond 10 years from the date of grant.



Unless an employment agreement with us provides otherwise, if a participant's employment or service with us is terminated without cause, the optionee may generally exercise any portion of the option that is vested and unexercised as of the termination date for a period of 6 months thereafter. However, if the optionee's termination occurs prior to either the spin-off or September 30, 2003, the 6-month exercise period will commence on the earlier of those occurrences. In any event, the option may not be exercised after the expiration of the option term. Unless an employment agreement provides otherwise, if an optionee's employment or service with us is terminated without cause following a change in control of us, then any options generally become immediately and fully vested and exercisable at that time. However, if the change of control occurs prior to either the spin-off or September 30, 2003, options will become vested but will not become exercisable until the earlier of these times. Options will generally remain exercisable for a period of six months if the options become vested by reason of a change of control. The agreement evidencing the stock options or stock appreciation rights may provide for different treatment of options in the event of a change of control of us. The term "change in control" has the same meaning as that set forth in the employment agreements for the senior executives which are described above. See "--Employment Agreements/Change in Control Agreements."



At the completion of this offering, we intend to grant stock options to various employees, including our executive officers, under this plan. An aggregate of up to 3,000,000 shares of common stock would be issuable upon exercise of these options. In addition, we intend to grant options to acquire 15,000 shares to each of our non-management directors, other than Dr. Guillemin, at the time of the completion of this offering. We intend to grant Dr. Guillemin options to acquire 50,000 shares of common stock because he was a non-management director of ICN immediately prior to this offering. The exercise price of these options will be the initial public offering price. The options will have a term of 10 years. The vesting schedule of the options for our employees, officers, directors and consultants will be 25% each year, commencing on the first anniversary of grant. However, these options, even when vested, will not be exercisable until the earlier of the completion of the spin-off or September 30, 2003. This limitation on exercisability of options will not apply if, prior to September 30, 2003, ICN becomes ineligible under US tax laws from being able to effect the spin-off on a tax-free basis. The following table sets forth the number of shares of our common stock underlying these options to be granted to our executive officers.


                                                                               SHARES OF
                                                                            COMMON STOCK
                            NAME                              UNDERLYING OPTIONS GRANTED
----------------------------------------------------------------------------------------
Johnson Y.N. Lau, MD, PhD...................................                   1,200,000
Thomas Stankovich...........................................                     350,000
Roger D. Loomis, Jr.........................................                     350,000

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In addition, we intend to grant options to acquire up to an aggregate of
7,900,000 shares of common stock under this plan to officers and employees of ICN who are not one of our directors, officers, employees or consultants. Of these, we intend to grant options to acquire 5,000,000 shares to Milan Panic, ICN's Chairman and Chief Executive Officer. We also intend to grant options to acquire 50,000 shares to each of ICN's nine non-management directors. The exercise price of these options will be the initial public offering price. The terms of these options will be substantially similar to the options granted our employees, including the limitation on exercisability. However, options granted to directors, officers and employees of ICN will be fully vested upon any grant. Based on the Black-Scholes option pricing model, the fair market value of these options is approximately $53,716,000, assuming an initial public offering price of $14.00. This amount will be recognized as a dividend to ICN. These options will be granted in consideration for the services performed by these persons that enabled this offering to be completed.


EMPLOYEE STOCK PURCHASE PROGRAM
We have adopted the Employee Stock Purchase Program. This program allows our employees to purchase additional shares of our common stock on the New York Stock Exchange at the then current market price. Employees who elect to participate in the program will pay for these subsequent purchases with funds that we will withhold from their paychecks.

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Relationship with ICN

CONTRIBUTION

ICN has contributed to us:

 -- its rights, title and interest under the license agreement with Schering-Plough, which entitles us to receive all of the royalties from Schering-Plough in connection with the sale of oral forms of ribavirin, subject to the approval of the holders of ICN's outstanding 8 3/4% senior notes due 2008 as described below;

 -- all of the chemical compounds contained in its chemical compound library, along with all associated records, journals and data;

 -- all intellectual property rights, including all patents, copyrights and trademarks, related to our business, including all intellectual property rights held by ICN in ribavirin, Tiazole, Adenazole, Levovirin, Viramidine and the chemical compounds in our nucleoside analog library;

 -- all of our furniture and equipment, excluding fixtures, contained in, and personnel employed in, our research and development department in our Costa Mesa facility; and

 --   all other assets used in the conduct of our business.

To further expand our antiviral pipeline, we and ICN licensed two other compounds from third parties. These compounds are Hepavir B and IL-12. ICN licensed Hepavir B from Metabasis Therapeutics, Inc. in October 2001. ICN contributed the Hepavir B license to us, subject to the consent of Metabasis, which has been obtained. We and ICN licensed IL-12 from F. Hoffmann-La Roche in June 2001. IL-12 is a developmental compound for the treatment of cancer and allergies. We have not taken any steps at this time to develop this compound. ICN contributed all of its rights under the IL-12 license to us.

However, ICN retains perpetual, exclusive and royalty-free rights to all indications for ribavirin in a given jurisdiction to the extent currently approved in that jurisdiction, but not in other jurisdictions for which that indication is not currently approved. This license excludes all indications and forms of ribavirin licensed to Schering-Plough. ICN also retains perpetual, exclusive and royalty-free rights with respect to the use of ribavirin in aerosol form for the treatment of bone marrow transplant patients with respiratory syncytial virus.


The royalty payment for sales of ribavirin in the first quarter of 2002 is payable in late May 2002. ICN will retain this royalty payment. The royalty payment for sales of ribavirin in the second quarter of 2002 is payable in late August 2002. This royalty payment will be divided between us and ICN on a pro-rata basis based on the closing date of this offering. We will retain all subsequent royalty payments.


In order to facilitate this offering, ICN commenced a tender offer and consent solicitation with respect to its outstanding 8 3/4% senior notes due 2008. As presently in effect, the covenants governing the 8 3/4% senior notes would prohibit ICN from contributing to us the Schering-Plough license agreement and would impose restrictions on the conduct of our business. On March 7, 2002, ICN announced that it had received the requisite consents necessary to remove these covenants and entered into to a supplemental indenture to this effect. However, the removal of the covenants will not become operative until the tendered 8 3/4% senior notes are purchased by ICN. The purchase of the 8 3/4% senior notes is expected to occur concurrently with the completion of this offering. It is a condition to the completion of this offering that the 8 3/4% senior notes are purchased pursuant to the tender offer.

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Because of provisions in ICN's license agreement with Schering-Plough relating to ribavirin, we obtained the consent of Schering-Plough to enable ICN to complete the spin-off.

INTERCOMPANY AGREEMENTS

We have entered into a number of agreements with ICN and will enter into several other agreements with ICN for the purpose of defining our relationship with them after this offering. These agreements were developed in the context of a parent/subsidiary relationship and therefore are not the result of arms-length negotiations between independent parties.

AFFILIATION AND DISTRIBUTION AGREEMENT

GENERAL
After completion of this offering, ICN will own approximately 82.67% of our outstanding shares of common stock. As a result, ICN will continue to include us as a subsidiary for various financial reporting, accounting and other purposes. Accordingly, we entered into an affiliation and distribution agreement with ICN.

COVENANTS

Pursuant to the affiliation and distribution agreement, we agreed that for as long as ICN owns at least 10% of our outstanding shares, we will not take any action that would have the effect of limiting ICN's ability to freely sell, pledge or otherwise dispose of shares of our common stock or limiting the legal rights of or denying any benefit to ICN as our stockholder in a manner not applicable to our stockholders generally. We agreed with ICN that, until the earlier of completion of the spin-off or September 30, 2003, we will not, without the prior written consent of ICN, issue any shares of capital stock if, after giving effect to those issuances, ICN would cease to own at least 80% of the total combined voting power of our outstanding capital stock. We also agreed with ICN, for the same time period, not to take any action which could cause the spin-off to fail to qualify as a tax-free spin-off. These restrictions on us will not apply if, prior to September 30, 2003, ICN becomes ineligible under US tax laws from being able to effect the spin-off on a tax-free basis. See
"-- Tax-Free Spin-Off."


THIRD-PARTY DISPUTE MANAGEMENT
Upon completion of this offering and until the spin-off occurs, we, acting through our board of directors, and ICN will have joint control over the management and direction of all disputes with third parties related to our rights to ribavirin, including the dispute with Schering-Plough related to royalty payments on sales under an indigent patient marketing program. Upon completion of the spin-off, we will assume sole control over the management and direction of all disputes with third parties related to our rights to ribavirin, including the dispute with Schering-Plough.

FINANCIAL INFORMATION
Pursuant to the affiliation and distribution agreement, we agreed that for so long as ICN is required to include us in its consolidated financial statements, we will provide ICN financial information regarding our company and our subsidiaries, consult with ICN regarding the timing and content of our earnings releases and cooperate fully with ICN in connection with its public filings.

INDEMNIFICATION
We agreed to indemnify ICN and its affiliates against all liabilities arising out of:

 -- any breach by us or our affiliates of any of the provisions of the affiliation and distribution agreement;

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 --   any incorrect or incomplete financial information provided by us or our affiliates to ICN as required by the affiliation and distribution agreement; and

 --   any third-party claims relating to our business and operations.

ICN agreed to indemnify us and our affiliates against all liabilities arising out of:

 -- any breach by ICN or its affiliates of any of the provisions of the affiliation and distribution agreement;

 -- any incorrect or incomplete financial information provided by ICN or its affiliates to us as required by the affiliation and distribution agreement;

 -- any expenses, monetary judgment or settlement incurred in connection with the SEC litigation, the plea settling the US Attorney's Office investigation and the dispute involving ICN's interest in its Yugoslavian joint venture; and

 -- any third-party claims relating to ICN's business and operations, excluding the business and operations ICN contributed to us.

EXPENSES
ICN will pay the costs and expenses incurred in connection with this offering, including the costs and expenses of financial, legal, accounting and other advisers. We will pay the costs and expenses incurred in connection with the tax-free spin-off of our financial, legal, accounting and other advisors, if they are not also acting as advisors to ICN. ICN will pay all other costs and expenses incurred in connection with the tax-free spin-off.

INTERIM FINANCING
ICN will provide us with working capital financing of up to $60 million. We may draw upon this commitment until August 31, 2002. Any borrowings from ICN will be repayable on December 31, 2003. The interest on the note will be at LIBOR plus 200 basis points and will be payable monthly.

MANAGEMENT SERVICES AGREEMENT

We and ICN entered into a management services agreement. Under this agreement, ICN will provide administrative and corporate support services to us on a transitional basis, including human resource, accounting, treasury, tax, and information services. Over time, it is our intention to provide these services ourselves or contract with third parties to provide these services. ICN will charge us for these services at its cost, including all out-of-pocket, third-party costs and expenses incurred by ICN in providing the services. If ICN incurs third-party expenses on behalf of us as well as an ICN entity, ICN will be required to allocate these expenses in good faith between us and the ICN entity. ICN will determine this allocation in the exercise of its reasonable judgment.

The agreement provides for monthly invoicing of service charges. If the invoiced amount is not paid within 60 days following receipt of the invoice, interest will be required to be paid at a specified rate, unless the invoiced amount is in dispute. ICN and we will be required to use reasonable efforts to resolve any disputes promptly.

The management services agreement provides that the services provided by ICN will be substantially similar in scope, quality and nature to those services provided to us prior to the completion of this offering. ICN is also required to provide the services to us through the same or similarly qualified personnel, but the selection of personnel to perform the various services will be within the sole control of ICN. In addition, ICN is not required to increase materially the volume, scope or quality of the services provided beyond the level at which they performed these services for us in the past. The

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agreement provides that ICN may cause any third party to provide any service to us that ICN is required to provide, but that ICN will remain responsible for any services it causes to be provided in this manner. ICN is not required to provide any service to the extent the performance of the service becomes impracticable due to a cause outside the control of ICN, which could include natural disasters, governmental actions or similar events of force majeure. Similarly, ICN is not required to provide any service if doing so would require ICN to violate any laws, rules or regulations. The management services and facilities agreement also provides that ICN may provide additional services to us upon our mutual agreement. We will mutually agree on the terms and costs of these additional services. These additional services may include services that were not provided to us prior to the completion of this offering.

Pursuant to the management services agreement, we have agreed to indemnify and hold harmless ICN, each of its subsidiaries and their directors, officers, agents and employees from any claims, damages and expenses arising out of the services rendered to us. This indemnity would not apply to claims, damages or expenses resulting from breach of contract, gross negligence or willful misconduct on the part of ICN or its representatives. In addition, we have agreed that these same persons shall be liable to us only for any claims, damages or expenses resulting from breach of contract, gross negligence or willful misconduct on their part.

The management services agreement will commence on the date of the completion of this offering and will continue until December 31, 2003. We may terminate one or more of the services provided under the agreement upon 30 days written notice to ICN if we determine at any time that we no longer require these services. ICN and we may, by mutual agreement, provide for the continuation of some services after this termination date. In addition, either ICN or we will be able to terminate the management services agreement with respect to one or more of the services provided under the agreement:

 -- if the other party has failed to perform any material obligation relating to the terminated service; and

 -- if the failure continues for a period of 30 days after the other party receives notice of the failure from the terminating party.

CONFIDENTIALITY AGREEMENT

We and ICN entered into a confidentiality agreement with respect to confidential and proprietary information, intellectual property and other matters and ICN will agree to keep confidential and to cause our affiliates to keep confidential, and not to use for any unauthorized purpose, confidential information regarding the other party. Confidential information includes:

 --   unpublished technology and know-how;

 --   unpublished patent applications; and

 --   other confidential or proprietary technical and business information.

Confidential information does not include any information that:

 --   is already known to the other party from a third-party source;

 --   is or becomes publicly known;

 --   is received from a third party without any obligations of confidentiality;

 -- is independently developed by employees or consultants of the party receiving the information; or

 --   is approved for release by the disclosing party.

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REGISTRATION RIGHTS AGREEMENT

Although ICN has announced it is committed to complete the spin-off no later than six months after completion of this offering, we cannot assure you that the spin-off will occur at all. See "Relationship with ICN -- Tax-Free Spin-Off." In the event that ICN does not complete the spin-off, ICN could not freely sell all of our shares that it owns without registration under the Securities Act.

Accordingly, we have entered into a registration rights agreement with ICN to provide it with registration rights relating to the shares of our common stock which it holds. These registration rights generally become effective at such time as ICN informs us that it no longer intends to proceed with or complete the spin-off, but in no event earlier than September 30, 2003.

ICN will be able to require us to register under the Securities Act all or any portion of our shares covered by the registration rights agreement on up to six occasions. In addition, the registration rights agreement provides for various piggyback registration rights for ICN. Whenever we propose to register any of our securities under the Securities Act for ourselves or others, subject to customary exceptions, we are required to provide prompt notice to ICN and include in that registration all shares of our stock which ICN requests to be included. The registration rights agreement sets forth customary registration procedures, including a covenant by us to make available our employees and personnel for road show presentations. We will pay all registration expenses incurred in connection with the registration rights agreement, other than the underwriting commission. In addition, we are required to reimburse ICN for the reasonable fees and disbursements of its outside counsel retained in connection with any registration. The registration rights agreement also imposes customary indemnification and contribution obligations on us for the benefit of ICN and any underwriters with respect to liabilities resulting from untrue statements or omissions in any registration statement used in any registration. However, ICN must indemnify us for those liabilities resulting from information provided by ICN. The registration rights under the registration rights agreement will remain in effect with respect to the shares covered by the agreement until:

 -- those shares have been sold pursuant to an effective registration statement under the Securities Act;

 -- those shares have been sold to the public pursuant to Rule 144 under the Securities Act;

 -- those shares have been transferred and new certificates delivered, where the new certificates do not bear a legend restricting further transfer and where subsequent public distribution of those shares does not require registration under the Securities Act; or

 --   those shares cease to be outstanding.

TAX SHARING AGREEMENT

We are, and after this offering will continue to be, included in ICN's consolidated federal income tax group. Our federal income tax liability will be included in the consolidated federal income tax liability of ICN. We and ICN have entered into a tax sharing agreement pursuant to which the tax amounts to be paid or received by us with respect to federal consolidated returns of ICN in which we are included generally is determined as though we file separate federal income tax returns. Also, we will calculate our state and local income taxes taking into account ICN's worldwide apportionment schedule, where applicable. Under the terms of the tax sharing agreement, ICN is not required to make any payment to us for the use of our tax attributes that come into existence until we would otherwise be able to utilize these attributes. Under the agreement, ICN will:

 --   continue to have all the rights of a parent of a consolidated group;

 -- have sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state, local and foreign income tax returns (or amended returns); and

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 --   have the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund relating to these returns.

We will be included in ICN's consolidated group for federal income tax purposes for so long as ICN beneficially owns at least 80% of the combined voting power and value of our outstanding stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax sharing agreement allocates tax liabilities between us and ICN during the period in which we are included in ICN's consolidated group, we could be liable in the event that any federal tax liability is incurred, but not paid, by any other member of ICN's consolidated group. Specifically, as a member of ICN's consolidated group, if the spin-off is determined to be taxable to ICN, we could be liable for any federal income tax liability incurred, but not paid, by ICN. See "Risk factors -- Risks Relating to Our Separation from ICN -- As long as we are a member of ICN's consolidated group for federal income tax purposes, ICN will control decisions relating to payment of taxes."

Under the terms of the tax sharing agreement, we have agreed to indemnify ICN in the event that the spin-off is not tax free to ICN as a result of various actions taken by or with respect to us, or our failure to take or prevent various actions, during the two years before and after a spin-off, including:

 -- liquidation of us or, subject to certain exceptions, merger of us with or into another corporation;

 -- the issuance by us of more than 10%, in the aggregate, by vote or value, of our capital stock;

 -- the redemption, purchase or reacquisition by us of our capital stock, subject to certain exceptions;

 -- the sale, exchange, distribution or other disposition, other than in the ordinary course of our business, of more than 25% of our assets;

 --   discontinuing the active conduct of our current trade or business; and

 -- entering into any negotiation, agreement or arrangement pursuant to which one or more persons acquire 50% of the voting power or value of our stock.

A ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences of the spin-off will be based, in part, upon facts and representations that we provide. Any ruling or opinion will be subject to the accuracy and completeness of such facts and representations. We have agreed to indemnify ICN for any tax liability resulting from any misstatement or omission of any fact and any breach by us of any representation that we provide.

We may not be able to control some of the events that could trigger our indemnification obligation.

Furthermore, as noted above, as a member of ICN's consolidated group, we could be liable for any taxes resulting from the spin-off even if it is not our action, or failure to take or prevent an action, that causes the spin-off to be taxable to ICN.

LEASE

Under a lease agreement with ICN, we will lease approximately 65,000 square feet from ICN of its Costa Mesa, California headquarters building. This lease will primarily cover our second floor research and development facilities in which we conduct substantially all of our operations. The lease has an initial term of five years which we can renew at our option for an additional five years. We will initially pay ICN rent of $416,667 per month, or $5 million per year, which rent will be adjusted annually based on the Orange County, California consumer price index. In addition, we will pay ICN our pro rata portion of facility and central service costs. These costs will include utilities, security, parking, building maintenance, cleaning services, insurance premiums and other facility costs. ICN also

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contributed to us all of the equipment and furniture contained in our facilities. ICN, however, continues to own all of the fixtures in our facilities.

TAX-FREE SPIN-OFF

ICN has advised us that it is committed to distributing its remaining interest in us to ICN's stockholders on a tax-free basis no later than six months after completion of this offering. The distribution is subject to obtaining a ruling from the Internal Revenue Service that the distribution will qualify as a tax-free spin-off under US tax laws or a favorable opinion from ICN's counsel regarding the federal income tax consequences of the distribution, and compliance with all other applicable laws, including SEC regulations, Delaware General Corporation Law provisions regarding the payment of dividends and compliance with applicable fraudulent conveyance laws. In addition, while ICN has been advised by counsel that stockholder approval is not legally required, it may also seek the approval of the spin-off by its stockholders. ICN has advised us that it filed a ruling request with the Internal Revenue Service in March 2002. Typically, it takes four to six months from the date of submission of a ruling request for the Internal Revenue Service to make a determination. We cannot assure you that it will not take longer for the Internal Revenue Service to rule on ICN's request or that the Internal Revenue Service will issue a favorable ruling. Nor can we assure you that ICN will be able to obtain a favorable opinion from ICN's counsel or that the Internal Revenue Service or a court will agree with the conclusions reached in that opinion. Furthermore, ICN's commitment to effect the spin-off does not constitute a binding legal obligation to do so.

One of the legal requirements under the US tax laws for a tax-free spin-off is that the business conducted by us is considered to be an active trade or business that has been conducted for five years. The determination of whether we satisfy the five-year active trade or business requirement will be made based upon all of the relevant facts and circumstances. An example in the applicable Treasury Regulations suggests that a research and development operation may satisfy the active trade or business requirement. Based, in part, upon this example in the regulations, ICN has advised us that it believes that the business conducted by us should constitute an active trade or business. ICN has advised us that it would not effect a spin-off of its interest in us to ICN's stockholders absent a ruling from the Internal Revenue Service that all of the legal requirements for a tax-free spin-off are satisfied or a favorable opinion from ICN's counsel regarding the federal income tax consequences of the distribution. There can be no assurance that the Internal Revenue Service would agree with ICN's conclusion, or that ICN will be able to obtain a favorable opinion from ICN's counsel, regarding the active trade or business requirement or the other legal requirements for a tax-free spin-off.

Under another of the legal requirements for a tax-free spin-off, ICN would need to own at least 80% of the voting power of our outstanding capital stock and at least 80% of the number of shares of each class of our outstanding non-voting capital stock. We currently have no non-voting capital stock outstanding. After completion of this offering, ICN will own approximately 82.67% of our outstanding common stock. If, however, any combination of sales by ICN of our common stock and sales or issuances by us of our common stock decrease ICN's interest in the voting power of our outstanding common stock to below 80%, ICN could not effect a tax-free spin-off of its interest in us to ICN's stockholders.

Another of the legal requirements for a tax-free spin-off is that ICN must be carrying out the spin-off for one or more corporate business purposes. A spin-off is considered to be carried out for a corporate business purpose only if it is motivated, in whole or substantial part, by a real and substantial non-Federal tax purpose that is germane to ICN's business, to our business, or to the business of the affiliated group to which ICN belongs. The Internal Revenue Service has announced guidelines that it will use, for purposes of ruling requests, in evaluating whether a spin-off satisfies the corporate business purpose requirement. The announcement provides that a spin-off that, among other things, is

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carried out (i) to enhance the success of two or more businesses by enabling the corporations conducting those businesses to resolve management, systemic or other inefficiencies that arise (or are exacerbated) from the current corporate structure or (ii) to facilitate a stock offering within one year of the spin-off if the stock offering will raise significantly more funds per share (net of transaction costs of the spin-off), or is otherwise more advantageous, if the spin-off occurs in connection with the offering, may be considered to be carried out for a valid corporate business purpose. ICN has advised us that it believes that it will be considered to be carrying out the spin-off for one or more valid corporate business purposes. There can be no assurance, however, that the Internal Revenue Service would agree with ICN's conclusion or that ICN will be able to obtain a favorable opinion from ICN's counsel on this issue.

POTENTIAL TRANSACTION WITH ROCHE

In late 2000 and early 2001, ICN had discussions with Roche Capital Corporation, an affiliate of F. Hoffmann-La Roche, regarding the possible exchange of a portion of its shares of ICN common stock for shares of our common stock at the time of completion of this offering and/or the time of the spin-off. These discussions have terminated.

ICN CONVERTIBLE NOTES

In July 2001, ICN completed a private placement of $525 million aggregate principal amount of 6 1/2% convertible subordinated notes due 2008. The notes:

 -- are initially convertible into ICN common stock at a price of $34.25 per share;

 --   mature on July 15, 2008;

 --   are unsecured, general obligations of ICN;

 -- are subordinated to all of ICN's then existing and future senior indebtedness and effectively subordinated to all existing and future liabilities of ICN's subsidiaries, except that upon completion of this offering we will be jointly and severally liable for the obligations under the notes;

 -- have interest payment dates of January 15 and July 15 of each year starting on January 15, 2002;

 --   are redeemable at ICN's option on or after July 21, 2004; and

 --   are not entitled to any mandatory redemption or sinking fund.

Upon completion of this offering:

 -- we will become jointly and severally liable for the obligations under the notes;

 -- we will have the same obligation as ICN has to purchase the notes upon a change of control and we and ICN will be jointly and severally liable for this obligation;

 -- our obligation to make payments on the notes will be subordinated to the same extent as ICN's obligations; and

 -- if required, we will have an obligation to file a registration statement relating to the resale of the notes and, in the event the spin-off occurs, the underlying common stock.

As between us and ICN, ICN agreed to make all interest and principal payments on these notes and to make any payments due upon a change of control of ICN or us. We will be responsible for these payments, however, to the extent ICN does not make these payments. In that event, we would have a claim against ICN for any payments ICN does not make. We can only amend this agreement, in a

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manner adverse to us, with the approval of holders of a majority of our outstanding shares of common stock, excluding shares held by ICN.

If the spin-off occurs:

 -- a holder who converts notes following the spin-off will receive, in addition to shares of ICN common stock, the same number of shares of our common stock that the holder would have received had the holder converted the notes immediately prior to the record date for the spin-off. Holders will receive the shares of our common stock from authorized but unissued shares of our common stock.

Assuming a distribution ratio of approximately 1.51 shares of our common stock for each share of ICN common stock in the spin-off, 23,070,195 shares of our common stock will be issuable upon conversion of the notes. This distribution ratio is based upon 82,375,777 outstanding shares of ICN common stock as of March 1, 2002 and assumes that ICN sells 26,000,000 shares of common stock in this offering and that we do not issue any additional shares after the completion of this offering, including in connection with the underwriters' over-allotment option.

CONTRACT SERVICES WITH ICN

From time to time, if we determine that it is in our best interest to do so, we will seek to enter into arrangements with ICN and foreign affiliates of ICN to conduct studies or clinical trials on our product candidates. By conducting these studies in Eastern Europe, we will be able to determine preliminarily the safety and efficacy of product candidates prior to incurring the expense of full clinical trials in the United States. In addition, we may enter into license arrangements with ICN or ICN International for products we develop. Neither we, ICN nor ICN International will have any obligation to enter into any of these arrangements.

OPTION GRANTS TO ICN EMPLOYEES

We intend to grant options under our 2002 Stock Option Plan to officers and employees of ICN who are not one of our directors, officers, employees or consultants. All of these options will vest at the time of the completion of this offering. See "Management -- Employee Benefit Plans -- 2002 Stock Option and Award Plan."

In addition, ICN has not determined what adjustments to make to its existing stock option plans at the time of the spin-off. One alternative is to split each existing option into two options, one option being exercisable for our common stock on the basis of the distribution ratio used in the spin-off and the other option being exercisable for ICN common stock. Assuming 82,375,777 outstanding shares of ICN common stock as of March 1, 2002 and that ICN sells 26,000,000 shares of common stock in this offering and that we do not issue any additional shares after the completion of this offering, including in connection with the underwriters' over-allotment option, the distribution ratio would be approximately 1.51 shares of our common stock for each share of ICN common stock. The exercise price of each option would be allocated to each component on an equitable basis. As of December 31, 2001, options to purchase 10,721,000 shares of ICN common stock were outstanding.

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--------------------------------------------------------------------------------

Principal and selling stockholders

Prior to this offering, we were operated as a division of ICN. Upon completion of this offering, ICN will own 124,000,000 shares of our common stock. These shares will represent approximately 82.67% of our outstanding shares of common stock.

The following table presents selected information regarding ICN's beneficial ownership of our common stock. None of our officers or directors beneficially own any shares of common stock other than shares of common stock beneficially owned through stock options granted under our 2002 Stock Option Plan or shares they may acquire in this offering. The underwriters have reserved for sale, at the initial public offering price, up to 1,300,000 shares of our common stock to some of our directors, officers, employees and friends and to some of the directors, officers and employees of ICN. See "Underwriting."

                          NUMBER OF SHARES OF                     NUMBER OF SHARES OF     PERCENTAGE OF
                             COMMON STOCK                            COMMON STOCK       OUTSTANDING SHARES
                          BENEFICIALLY OWNED     NUMBER OF SHARES BENEFICIALLY OWNED     OF COMMON STOCK
    BENEFICIAL OWNER       PRIOR TO OFFERING      BEING OFFERED     AFTER OFFERING        AFTER OFFERING
----------------------------------------------------------------------------------------------------------
ICN                               150,000,000          26,000,000         124,000,000               82.67%

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--------------------------------------------------------------------------------

Description of capital stock

We presently have a single class of common stock. ICN currently owns all of these outstanding shares. Before the completion of this offering, we will effect a stock split of our capital stock on the basis of 1,500,000 for 1.0. Effective as of the completion of this offering, our certificate of incorporation will provide for authorized capital stock of 410,000,000 shares, including 400,000,000 shares of common stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. Upon completion of this offering, no preferred stock will be outstanding and ICN will own 124,000,000 of the outstanding shares of common stock. See "Principal and selling stockholders."

COMMON STOCK

VOTING
Holders of common stock have one vote per share on all matters submitted to a vote of our stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by the board of directors with respect to any series of preferred stock, the holders of common stock will possess all voting power. Generally, all matters voted on by stockholders must be approved by a majority or, in the case of election of directors, by a plurality of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. However, in the case of amendments to our certificate of incorporation, the requisite approval percentage will be 66 2/3% of the votes entitled to be cast by all outstanding shares of common stock. Special voting rights may be granted to holders of any preferred stock that we issue in the future. Our certificate of incorporation will not provide for cumulative voting in the election of directors.

DIVIDENDS
Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of common stock will be entitled to cash dividends as may be declared from time to time by the board of directors from funds available therefor.

LIQUIDATION
Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon our liquidation, dissolution or winding up, the holders of shares of common stock will be entitled to receive pro rata all our assets available for distribution to these holders.

PREFERRED STOCK

Pursuant to our certificate of incorporation, our board of directors will have the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of us, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

--------------------------------------------------------------------------------

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

A number of provisions in Delaware law and our certificate of incorporation and bylaws may make it more difficult to acquire control of us. These provisions could deprive our stockholders of opportunities to realize a premium on the shares of common stock owned by them. Amendments to our certificate of incorporation require approval of the holders of at least 66 2/3% of our outstanding common stock. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions may:

 -- enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

 -- discourage specified types of transactions which may involve an actual or threatened change in control of us;

 --   discourage tactics that may be used in proxy fights; and

 -- encourage persons seeking to acquire control of us to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.

BOARD OF DIRECTORS
Our certificate of incorporation and bylaws will provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our board of directors. Our directors may be removed with or without cause by holders of at least 66 2/3% of our outstanding common stock.

Subject to the rights of the holders of any outstanding series of preferred stock, vacancies on the board of directors may be filled only by a majority of the remaining directors, or by the sole remaining director, or by the stockholders if the vacancy was caused by removal of the director by the stockholders. This provision could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees.

ADVANCE NOTICE PROCEDURES FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Our bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to or mailed and received at our principal executive offices not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year's annual meeting of stockholders. However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year's annual meeting, to be timely, notice by the stockholder may be delivered not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. The bylaws will also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

STOCKHOLDER ACTION BY WRITTEN CONSENT
Our certificate of incorporation provides that after ICN ceases to own a majority of our outstanding shares of common stock, stockholders may not take action by written consent. Prior to that time, under Delaware law stockholders may take action by written consent.

--------------------------------------------------------------------------------
 92

DESCRIPTION OF CAPITAL STOCK
--------------------------------------------------------------------------------

PREFERRED STOCK
The ability of our board to establish the rights and issue substantial amounts of preferred stock without the need for stockholder approval, while providing desirable flexibility in connection with possible acquisitions, financing, and other corporate transactions, may discourage, delay, defer, or prevent a change in control of us.

AUTHORIZED BUT UNISSUED SHARES OF COMMON STOCK
The authorized but unissued shares of common stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

DELAWARE GENERAL CORPORATION LAW SECTION 203
Our certificate of incorporation provides that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law. In general,
Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Because we have opted out in the manner permitted under Delaware law, the restrictions of this provision will not apply to us.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the common stock is American Stock Transfer and Trust Company.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices.

Upon completion of this offering, we will have outstanding an aggregate of 150,000,000 shares of common stock, assuming no exercise of the underwriters' over-allotment option. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless our affiliates purchase these shares.

We, our executive officers and directors, ICN and ICN's executive officers and directors have agreed with the underwriters not to offer to sell, contract to sell, hypothecate, pledge, grant any option to sell or otherwise dispose of directly or indirectly any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, for a period of at least 180 days after the date of this prospectus, except, in the case of our and ICN's officers and directors, bona fide gifts or transfers by will or intestacy to immediate family, without the prior written consent of UBS Warburg LLC. This lock-up provision does not limit our ability to grant options to purchase common stock under stock option plans or to issue common stock under our employee stock purchase program. This lock-up provision would also not prevent ICN from completing the spin-off. Any shares subject to lock-up agreements may be released at any time by UBS Warburg LLC. UBS Warburg LLC is likely to release shares from the operation of the lock-up agreements only if it determines, after considering factors such as the number of shares to be released, the circumstances of the proposed sale and prevailing market conditions, that releasing the shares would not adversely affect the market for the common stock. The determination of whether to release the shares is within the sole discretion of UBS Warburg LLC and may be made for any of the foregoing or other reasons. In addition, we and ICN have agreed not to file with the SEC a registration statement under the Securities Act relating to our common stock without the consent of UBS Warburg LLC, except that we may file a registration statement relating to options granted under our stock option plan, our obligations under ICN's 6 1/2% convertible subordinated notes due 2008 and shares of our common stock issuable upon conversion of ICN's 6 1/2% convertible subordinated notes due 2008.

Following this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our 2002 Stock Option Plan. Accordingly, shares registered under that registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market after the filing, except those shares subject to lock-up agreements.

If the spin-off occurs, a holder of ICN's 6 1/2% convertible subordinated notes due 2008 who converts notes will receive, in addition to shares of ICN common stock, the same number of shares of our common stock that the holder would have received had the holder converted the notes immediately prior to the record date for the spin-off. Assuming a distribution ratio of approximately 1.51 shares of our common stock for each share of ICN common stock in the spin-off, 23,070,195 shares of our common stock will be issuable upon conversion of the notes. This distribution ratio is based upon 82,375,777 outstanding shares of ICN common stock as of March 1, 2002 and assumes that ICN sells 26,000,000 shares of common stock in this offering and that we do not issue any additional shares after the completion of this offering, including in connection with the underwriters' over-allotment option.

In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, an affiliate of ours who beneficially owns shares of our common stock that are not restricted securities

--------------------------------------------------------------------------------
 94

SHARES ELIGIBLE FOR FUTURE SALE
--------------------------------------------------------------------------------

within the meaning of Rule 144 or a person who beneficially owns for more than one year shares of our common stock that are restricted, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

 -- 1% of the number of shares of our common stock then outstanding, which will equal approximately 1,500,000 shares immediately after this offering; and

 -- the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the sale.

Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

A non-affiliate of ours who beneficially owns for more than two years shares of our common stock that are restricted is generally permitted to sell these shares without complying with the requirements of Rule 144.

Shares of our common stock held by ICN will be restricted securities under Rule
144. We have entered into a registration rights agreement with ICN to provide it with registration rights relating to these shares of our common stock. As long as ICN remains an affiliate of us, any sales of our common stock by ICN not covered by a registration statement may be subject to the manner of sale, public information, volume limitation or notice provisions of Rule 144. A registration statement under the Securities Act will not be required for ICN to complete the spin-off.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Underwriting

We, ICN and the underwriters of this offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase from ICN the number of shares indicated in the following table. UBS Warburg LLC, CIBC World Markets Corp. and SG Cowen Securities Corporation are the representatives of the underwriters.

UNDERWRITERS                                                  NUMBER OF SHARES
------------------------------------------------------------------------------
UBS Warburg LLC.............................................
CIBC World Markets Corp. ...................................
SG Cowen Securities Corporation.............................

                                                                 ----------
          Total.............................................     26,000,000
                                                                 ==========

If the underwriters sell more shares of common stock than the total number set forth in the table above, the underwriters have a 30-day option to buy from ICN up to an additional 3,900,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares of common stock are purchased under this over-allotment option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions ICN will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                                                              NO EXERCISE    FULL EXERCISE
------------------------------------------------------------------------------------------
Per share...................................................   $               $
       Total................................................   $               $

We estimate that the total expenses of the offering payable by ICN will be approximately $4,700,000.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $          per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $          per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect sales to accounts over which they exercise investment discretion to exceed 5% of the shares of common stock sold in this offering.

We, our executive officers and directors, ICN and ICN's executive officers and directors have agreed with the underwriters not to offer to sell, contract to sell, hypothecate, pledge, grant any option to sell or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock, for a period of at least 180 days after the date of this prospectus, except, in the case of our and ICN's officers and directors, bona fide gifts or transfers by will or intestacy to immediate family, without the prior written consent of UBS Warburg LLC. This lock-up provision does not limit our ability to grant options to purchase common stock under stock option plans or to issue common stock under our employee stock purchase program. This lock-up provision would also not prevent ICN from completing the spin-off. Any shares subject to lock-up agreements may be released at any time by UBS Warburg LLC. UBS Warburg LLC is likely to release

--------------------------------------------------------------------------------
 96

UNDERWRITING
--------------------------------------------------------------------------------

shares from the operation of the lock-up agreements only if it determines, after considering factors such as the number of shares to be released, the circumstances of the proposed sale and prevailing market conditions, that releasing the shares would not adversely affect the market for the common stock. The determination of whether to release the shares is within the sole discretion of UBS Warburg LLC and may be made for any of the foregoing or other reasons. In addition, we and ICN have agreed not to file with the SEC a registration statement under the Securities Act relating to our common stock without the consent of UBS Warburg LLC, except that we may file a registration statement relating to options granted under our stock option plan, our obligations under ICN's 6 1/2% convertible subordinated notes due 2008 and shares of our common stock issuable upon conversion of ICN's 6 1/2% convertible subordinated notes due 2008.

The underwriters have reserved for sale, at the initial public offering price, up to 1,300,000 shares of common stock to some of our directors, officers, employees and friends and to some of the directors, officers and employees of ICN. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by ICN and the representatives. The principal factors to be considered in determining the initial public offering price include:

 -- the information set forth in this prospectus and otherwise available to the representatives;

 --   the history and the prospects for the industry in which we compete;

 --   the ability of our management;

 -- our prospects for future earnings, the present state of our development and our current financial position;

 -- the general condition of the securities markets at the time of this offering; and

 -- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include stabilizing transactions. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These transactions may also include short sales and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

--------------------------------------------------------------------------------

UNDERWRITING
--------------------------------------------------------------------------------

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

The shares of common stock will be listed on the New York Stock Exchange under the symbol "RNA." In order to meet one of the requirements for listing the shares of common stock on the New York Stock Exchange, the underwriters have undertaken to sell shares in lots of 100 or more to a minimum of 2,000 beneficial holders.

We and ICN have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933 and to contribute to payments that the underwriters may be required to make in respect thereof.


UBS Warburg LLC and some of its affiliates have in the past provided investment banking and other services to ICN. UBS Warburg LLC is financial advisor to ICN in connection with ICN's proposed restructuring and currently provides other investment banking and other services to ICN, including advising ICN with respect to ICN's 2002 annual meeting of stockholders. UBS Warburg LLC may in the future from time to time also provide investment banking and other services to ICN or us. UBS Warburg LLC was the initial purchaser in the private placement of ICN's 6 1/2% convertible subordinated notes in July 2001.


Concurrently with this offering, UBS Warburg LLC is acting as dealer manager for a tender offer and consent solicitation relating to 100% of ICN's outstanding
8 3/4% senior notes due 2008. ICN commenced the tender offer and consent solicitation on February 21, 2002 in order to facilitate this offering. As presently in effect, the covenants governing the 8 3/4% senior notes would prohibit ICN from contributing to us the Schering-Plough license agreement and would impose restrictions on the conduct of our business. On March 7, 2002, ICN announced that it had received the requisite consents necessary to remove these covenants and entered into a supplemental indenture to this effect. However, the removal of the covenants will not become operative until the tendered 8 3/4% senior notes are purchased by ICN. The purchase of the 8 3/4% senior notes is expected to occur concurrently with the completion of this offering. It is a condition to the completion of this offering that the 8 3/4% senior notes are purchased pursuant to the tender offer.

In addition, it is contemplated that an affiliate of UBS Warburg LLC will act as lead underwriter in connection with a proposed initial public offering of ICN's international division.


Some of the other underwriters and their affiliates may have in the past provided investment banking and other services to ICN, and may in the future from time to time provide similar services to ICN and to us.


The NASD Corporate Finance Department deems the following items to be underwriting compensation in connection with this offering: a right of first refusal granted to UBS Warburg LLC by ICN in connection with its engagement as advisor to ICN will constitute 1% underwriting compensation; a $2 million structuring fee payable to UBS Warburg LLC by ICN; and reimbursement of $390,000 in expenses incurred in connection with this offering.

--------------------------------------------------------------------------------
 98

--------------------------------------------------------------------------------

Legal matters

Fried, Frank, Harris, Shriver & Jacobson, a partnership including professional corporations, New York, New York, will pass upon the validity of the common stock offered under this prospectus. Fried, Frank, Harris, Shriver & Jacobson has in the past provided, and may continue to provide, legal services to ICN and its affiliates. Dewey Ballantine LLP, New York, New York is counsel for the underwriters in connection with the offering.

Experts

The financial statements as of December 31, 2000 and 2001 and for each of the three years in the period ended December 31, 2001 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule to the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedule to registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the public reference facilities of the SEC, located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and 175 W. Jackson Blvd., Suite 900, Chicago, IL 60604, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site and can also be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

Our telephone number is (714) 545-0100.

                      ------------------------------------

You should rely only on the information contained in this prospectus. Neither we nor ICN has authorized anyone to provide you with information different from that contained in this prospectus. Offers to sell the common stock are being made, and offers to buy the common stock are being sought, only in jurisdictions that permit offers and sales. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

--------------------------------------------------------------------------------
 100

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets at December 31, 2000 and 2001................  F-3
Statements of Income for the years ended December 31, 1999,
  2000 and 2001.............................................  F-4
Statements of Stockholder's Equity for the years ended
  December 31, 1999, 2000 and 2001..........................  F-5
Statements of Cash Flows for the years ended December 31,
  1999, 2000 and 2001.......................................  F-6
Notes to Financial Statements...............................  F-7

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Ribapharm Inc.:


The recapitalization described in Note 1 has not been consummated at April 3, 2002. When it has been consummated, we will be in a position to furnish the following report:


     "In our opinion, the accompanying balance sheets and the related statements of income, of stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Ribapharm Inc. (the "Company"), formerly a division of ICN Pharmaceuticals, Inc., at December 31, 2000 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion."

                                          PRICEWATERHOUSECOOPERS LLP

Orange County, California
March 8, 2002

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

BALANCE SHEETS

DECEMBER 31, 2000 AND 2001
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      DECEMBER 31, 2001          PRO FORMA
                                                       2000        2001      DECEMBER 31, 2001
----------------------------------------------------------------------------------------------
                                                                                (UNAUDITED)
ASSETS
Current assets:
  Receivable from Schering-Plough..................    $3,600     $16,228         $16,228
                                                     --------    --------        --------
Total current assets...............................     3,600      16,228          16,228
Property, plant and equipment, net.................     6,253      10,406          10,406
                                                     --------    --------        --------
Total assets.......................................    $9,853     $26,634         $26,634
                                                     ========    ========        ========
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT):
Current liabilities:
  Trade payables...................................    $1,210      $1,069          $1,069
  Accrued liabilities..............................     1,863       4,346           4,346
                                                     --------    --------        --------
Total current liabilities..........................     3,073       5,415           5,415
6 1/2% Convertible Subordinated Notes due 2008.....        --          --         525,000
Commitments and contingencies
Stockholder's equity (deficit):
  Preferred stock, $0.01 par value; 10,000 shares
     authorized; none issued and outstanding.......        --          --              --
  Common stock, $0.01 par value; 400,000 shares
     authorized, 150,000 shares issued and
     outstanding at December 31, 2000 and 2001.....     1,500       1,500           1,500
  Advances due from ICN............................  (130,478)   (188,017)       (188,017)
  Retained earnings (deficit)......................   135,758     207,736        (317,264)
                                                     --------    --------        --------
     Total stockholder's equity (deficit)..........     6,780      21,219        (503,781)
                                                     --------    --------        --------
Total liabilities and stockholder's equity
  (deficit)........................................    $9,853     $26,634         $26,634
                                                     ========    ========        ========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                PRO FORMA
                                          YEAR ENDED DECEMBER 31,           FOR THE YEAR ENDED
                                       1999         2000         2001       DECEMBER 31, 2001
----------------------------------------------------------------------------------------------
                                                                               (UNAUDITED)
Revenues..........................   $109,592     $154,818     $143,622          $143,622
                                     --------     --------     --------          --------
Costs and expenses:
  Research and development........      5,523       13,015       25,212            25,212
  General and administrative......      5,608       11,103        5,945             5,945
                                     --------     --------     --------          --------
     Total costs and expenses.....     11,131       24,118       31,157            31,157
                                     --------     --------     --------          --------
Income from operations............     98,461      130,700      112,465           112,465
Interest expense..................         --           --           --            34,125
                                     --------     --------     --------          --------
Income before income taxes........     98,461      130,700      112,465            78,340
Provision for income taxes........     35,446       48,717       40,487            40,487
                                     --------     --------     --------          --------
Net income........................    $63,015      $81,983      $71,978           $37,853
                                     ========     ========     ========          ========
  Basic and diluted earnings per
     share........................      $0.42        $0.55        $0.48             $0.25
                                     ========     ========     ========          ========
  Shares used in computation......    150,000      150,000      150,000           150,000
                                     ========     ========     ========          ========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              ADVANCES    RETAINED
                                            COMMON STOCK       DUE TO     EARNINGS     STOCKHOLDER'S
                                          SHARES    AMOUNT   (FROM) ICN   (DEFICIT)   EQUITY (DEFICIT)
------------------------------------------------------------------------------------------------------
Balances at December 31, 1998...........  150,000   $1,500      $5,645     $(9,240)        $(2,095)
  Net income............................       --       --          --      63,015          63,015
  Advances due from ICN, net............       --       --     (60,984)         --         (60,984)
                                          -------   ------   ---------    --------        --------
Balances at December 31, 1999...........  150,000    1,500     (55,339)     53,775             (64)
  Net income............................       --       --          --      81,983          81,983
  Advances due from ICN, net............       --       --     (75,139)         --         (75,139)
                                          -------   ------   ---------    --------        --------
Balances at December 31, 2000...........  150,000    1,500    (130,478)    135,758           6,780
  Net income............................       --       --          --      71,978          71,978
  Advances due from ICN, net............       --       --     (57,539)         --         (57,539)
                                          -------   ------   ---------    --------        --------
Balances at December 31, 2001...........  150,000   $1,500   $(188,017)   $207,736         $21,219
                                          =======   ======   =========    ========        ========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 1999, 2000 AND 2001
(IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                               1999      2000      2001
-----------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $63,015   $81,983   $71,978
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      303       684     2,205
  Deferred income...........................................   (4,323)       --        --
  Deferred income taxes.....................................    1,556        --        --
  Schering-Plough receivable................................       --    (3,600)  (12,628)
  Increase in royalty receivable transferred to ICN.........  (26,119)     (614)  (19,351)
Change in trade payables and accrued liabilities............      486     1,961     2,342
                                                              -------   -------   -------
Net cash provided by operating activities...................   34,918    80,414    44,546
                                                              -------   -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures........................................      (53)   (5,889)   (6,358)
                                                              -------   -------   -------
Net cash used in investing activities.......................      (53)   (5,889)   (6,358)
                                                              -------   -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash payments to ICN, net...................................  (34,865)  (74,525)  (38,188)
                                                              -------   -------   -------
Net cash used in financing activities.......................  (34,865)  (74,525)  (38,188)
                                                              -------   -------   -------
Net change in cash and cash equivalents.....................       --        --        --
                                                              -------   -------   -------
Cash and cash equivalents at beginning of period............       --        --        --
                                                              -------   -------   -------
Cash and cash equivalents at end of period..................      $--       $--       $--
                                                              =======   =======   =======

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS
1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION:

Ribapharm Inc. (the "Company" or "Ribapharm") is a wholly-owned subsidiary of ICN Pharmaceuticals, Inc. ("ICN") and seeks to discover, develop, acquire and commercialize innovative products for the treatment of significant unmet medical needs, principally in the antiviral and anticancer areas. The Company's primary product, ribavirin, is an antiviral drug that was licensed to Schering-Plough Ltd. ("Schering-Plough") for the treatment of chronic hepatitis C ("HCV") in combination with Schering-Plough's interferon alfa-2b and pegylated interferon alpha-2b. Substantially all of the Company's revenue is currently derived from this licensing agreement. The accompanying financial statements are derived from the historical books and records of ICN and present the assets and liabilities, results of operations and cash flows applicable to the Company. The financial statements of the Company have been prepared for inclusion in a registration statement relating to the public offering of a portion of the common stock of Ribapharm (the "Offering"). The Company was incorporated in April 2000. Prior to the Offering, the Company was operated as a division of ICN. On August 7, 2000, substantially all of the assets and liabilities of the former division of ICN were contributed to Ribapharm. Upon this contribution, these assets were restated on Ribapharm's books at the then historical book value of these assets on ICN's books. Subsequent to the contribution, only the 100 shares of Ribapharm common stock originally purchased by ICN were outstanding.

On                , Ribapharm effected a recapitalization of its capital stock in the form of a 1,500,000 for 1.0 stock split. Additionally, the certificate of incorporation provides for authorized capital stock of 410,000,000 shares, including 400,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of preferred stock, $.01 par value per share. Upon completion of the Offering, no preferred stock will be outstanding. The financial statements give effect to the recapitalization and stock split, applied retroactively as if the recapitalization and stock split occurred on December 31, 1996. Additionally, upon consummation of the Offering the advances due from ICN will be transferred as a component of permanent equity. Ribapharm will not be repaid any of the advances due from ICN upon completion of the Offering.

The balance sheets have been prepared using the historical basis of accounting and include all of the assets and liabilities specifically identifiable to the Company. The statements of income include all revenue and costs attributable to the Company, including a corporate allocation of costs of shared services (including legal, finance, corporate development, information systems and corporate office expenses). These costs are allocated to the Company on a basis that is considered by management to reflect most fairly or reasonably the utilization of services provided to or the benefit obtained by the Company, such as the square footage, headcount, or actual utilization. It is not practicable to determine the costs specifically attributable to either ICN or Ribapharm with respect to the US Attorney investigation or the SEC litigation, see Note 9. Additionally, allocation methods based upon revenue, net income, assets, equity or headcount are not reflective of the nature of the costs incurred. Therefore, ICN and Ribapharm used a joint responsibility approach in allocating these charges such that 50% of the costs and expenses, including any reserve for settlement, are allocated to each of ICN and Ribapharm. Management believes the methods used to allocate these amounts are reasonable. However, the financial information included herein does not necessarily reflect what the financial position or results of operation would have been had the Company operated as a stand-alone public entity during the periods covered, and may not be indicative of future results of operations or financial position. For the years ended December 31, 1999, 2000 and 2001, such allocated costs amounted to $4,852,000, $10,098,000 and $3,594,000, respectively, and are included in operating expenses. The

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

details of the allocation for the years ended December 31, 1999, 2000 and 2001, were as follows (in thousands):

                                                                 YEAR ENDED DECEMBER 31,
                                                               1999      2000        2001
--------------------------------------------------------------------------------------------
Legal expenses and professional fees........................  $2,844     $7,637       $876
Facility and central service costs..........................   1,963      2,425      1,967
Corporate development.......................................      --         --        635
Information systems.........................................      45         36        116
                                                              ------    -------     ------
                                                              $4,852    $10,098     $3,594
                                                              ======    =======     ======

For the years ended December 31, 1999, 2000 and 2001, the legal expenses and professional fees allocation includes amounts related to the United States Attorney investigation and SEC litigation of $2,728,000, $6,190,000 and $323,000, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment is stated at cost. The Company primarily uses the straight-line method for depreciating property, plant and equipment over their estimated useful lives, which is 3 - 10 years.

The Company follows the policy of capitalizing expenditures that materially increase the lives of the related assets and charges maintenance and repairs to expense. Upon sale or retirement, the costs and related accumulated depreciation or amortization are eliminated from the respective accounts and the resulting gain or loss is included in income.

REVENUE RECOGNITION: The Company earns royalties as a result of the sale of product rights and technology to third parties. Royalty revenue is earned at the time the products subject to the royalty are sold by the third party. The Company recognizes as revenue up-front nonrefundable fees associated with royalty and license agreements when all performance obligations under the agreements are completed. Milestone payments received, if any, related to scientific achievement are recognized as revenue when the milestone is accomplished by the third party.

RESEARCH AND DEVELOPMENT: Research and development costs are expensed as incurred.

INCOME TAXES: The Company's operations are included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California State rate of 1%. Prior to the consummation of the Offering, the Company intends to enter into a tax sharing agreement.

Deferred income taxes are calculated using the estimated future tax effects or difference between financial statement carrying amounts and the tax bases of assets and liabilities.

CONCENTRATION OF CREDIT RISK: Financial instruments that subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs an ongoing credit evaluation of its customers' financial condition and generally does not require collateral to secure accounts receivable. The Company's exposure to credit risk associated with nonpayment is affected principally by conditions or occurrences within its primary customer. The Company historically has not experienced losses relating to accounts receivable from its primary customer. All revenues for the years ended December 31, 1999 and 2000 and 97% for the year ended December 31, 2001 were derived from one customer.

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

STOCK-BASED COMPENSATION: The Company participates in ICN's stock-based compensation plans. In accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", the Company has elected to account for stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations. The Company discloses the summary of pro forma effects to reported net income for fiscal 1999, 2000 and 2001, as if the Company had elected to recognize compensation cost based on the fair value of the options granted by ICN to employees of the Company as prescribed by SFAS No. 123.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

COMPREHENSIVE INCOME: The Company has adopted the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income and its components. For all periods presented, there were no differences between comprehensive and net income.

EARNINGS PER SHARE: Earnings per share has been calculated for all periods presented using the 150,000,000 shares outstanding after the completion of the
recapitalization and stock split, which occurred on           .

NEW ACCOUNTING PRONOUNCEMENTS: In July 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Under SFAS No. 142 goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with the statement. Other intangible assets will continue to be amortized over their useful lives. In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of. The adoption of these standards will not have a material effect on the Company's results of operations, financial position or cashflows.

3.   AGREEMENT WITH SCHERING-PLOUGH:

On July 28, 1995, ICN entered into an Exclusive License and Supply Agreement (the "License Agreement") with Schering-Plough. Under the License Agreement, Schering-Plough licensed all oral forms of ribavirin for the treatment of HCV in combination with Schering-Plough's interferon alfa-2b. The License Agreement provided ICN an initial non-refundable payment and future royalty payments from sales of ribavirin by Schering-Plough, including certain minimum royalty rates. As part of the initial License Agreement, ICN retained the right to co-market ribavirin capsules in the European Union under its trademark Virazole. In 1998, ICN and the Company received a one-time payment of $16,500,000 from Schering-Plough of which the Company received $13,467,000 for settlement of past royalties due on samples and free product distributed by Schering-Plough ($8,467,000) and forgiveness of a $5,000,000 obligation to them. In addition, the Company gave up the right to co-market in the European Union in exchange for an increase in worldwide royalty rates.

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

In conjunction with the License Agreement, Schering-Plough entered into a stock purchase agreement under which Schering-Plough purchased $42,000,000 of ICN's common stock upon the achievement of certain regulatory milestones.

As part of ICN's contribution of Ribapharm's assets, on August 7, 2000, ICN contributed to Ribapharm its rights under the License Agreement. In order to facilitate the Offering, ICN commenced a tender offer and consent solicitation with respect to its outstanding 8 3/4% senior notes due 2008 (the "Senior Notes"). As presently in effect, the covenants governing the Senior Notes would prohibit ICN from contributing the Schering-Plough license agreement to the Company. On March 7, 2002, ICN announced that it had received the requisite consents necessary to remove these covenants and entered into a supplemental indenture to this effect. However, the removal of the covenants will not become operative until the tendered Senior Notes are purchased by ICN. The purchase of the Senior Notes is expected to occur concurrently with the completion of the Offering. It is a condition to the completion of the Offering that the Senior Notes are purchased pursuant to the tender offer.


Schering-Plough has informed ICN that it believes royalties paid under the ribavirin license agreement should not include royalties on products distributed as part of an indigent patient marketing program. Schering-Plough claims that because it receives no revenue from products given to indigent patients, it is not required to pay royalties on these products under the ribavirin license agreement. The Company and ICN do not agree with Schering-Plough's interpretation of the agreement. However, in August 2001, Schering-Plough withheld approximately $11,628,000 from its royalty payment relating to the second quarter of 2001. The amount withheld was purportedly intended by Schering-Plough to be a retroactive adjustment of royalties previously paid to ICN through the third quarter of 2000 on products distributed as part of this indigent patient marketing program. Since the beginning of the fourth quarter of 2000, Schering-Plough is withholding on a current basis all royalty payments purportedly related to this indigent patient marketing program. The Company recognized the $11,628,000 of withheld royalty payments for the retroactive adjustment and $3,050,000 of royalty payments withheld for the fourth quarter of 2000 and the first quarter of 2001 as income. ICN has allocated this portion and other amounts of the royalty receivable to Ribapharm. As of December 31, 2001, the Company has not established a reserve for this receivable because in the opinion of the Company's management collectibility is reasonably assured. Since the second quarter of 2001, the Company no longer recognizes any of these withheld royalty payments as income as the Company can no longer determine such amounts due to a lack of information from Schering-Plough. ICN has given Schering-Plough written notice of its intention to arbitrate this royalty payment dispute to collect these royalties and prevent Schering-Plough from withholding royalty payments on sales under the indigent patient marketing program in the future. The parties expect to select an arbitrator and set an arbitration schedule during April 2002. If ICN does not succeed in this alternative dispute resolution process, we may have to write off all or a portion of this receivable. If ICN does succeed, we will be entitled to receive the royalty payments on these indigent sales withheld by Schering-Plough.


In November 2000, the Company and ICN entered into an agreement to provide Schering-Plough with certain rights to license various products the Company may develop. Under the terms of the agreement, Schering-Plough has the option to exclusively license on a worldwide basis up to three compounds that the Company may develop for the treatment of hepatitis C on terms specified in the agreement. The option does not apply to Levovirin or Viramidine. The option is exercisable as to a particular compound at any time prior to the start of Phase II clinical studies for that compound. Once it exercises the option with respect to a compound, Schering-Plough is required to take over all developmental costs and responsibility for regulatory approval for that compound. Under the agreement, Ribapharm will receive royalty revenues based on the sales of licensed products. These

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

rates will increase upon the achievement of different milestones and may be reduced upon the expiration of some of our patent rights.

Under the terms of the agreement, ICN also granted Schering-Plough rights of first/last refusal to license compounds relating to the treatment of infectious diseases (other than hepatitis C) or cancer or other oncology indications as well as rights of first/last refusal with respect to Viramidine (collectively, the "Refusal Rights"). Under the terms of the Refusal Rights, if the Company intends to offer a license or other rights with respect to any of these compounds to a third party, the Company is required to notify Schering-Plough. At Schering-Plough's request, the Company is required to negotiate in good faith with Schering-Plough on an exclusive basis the terms of a mutually acceptable exclusive worldwide license or other form of agreement on commercial terms to be mutually agreed upon. If the Company cannot reach an agreement with Schering-Plough, the Company is permitted to negotiate a license agreement or other arrangement with a third party. Prior to entering into any final arrangement with the third party, the Company is required to offer substantially similar terms to Schering-Plough, which terms Schering-Plough has the right to match.

If Schering-Plough does not exercise its option or Refusal Rights as to a particular compound, the Company may continue to develop that compound or license that compound to other third parties. The agreement with Schering-Plough will terminate on the later of November 14, 2012 or the termination of the 1995 license agreement with Schering-Plough. The agreement was entered into as part of the resolution of claims asserted by Schering-Plough against the Company, including claims regarding the Company's alleged improper hiring of former Schering-Plough research and development personnel and claims that the Company was not permitted to conduct hepatitis C research.

4.  OTHER LICENSE AGREEMENTS:

In June 2001, the Company licensed Levovirin(TM), a compound that is currently in Phase I clinical trials for the treatment of hepatitis C, to F. Hoffmann-La Roche ("Roche"). The Company received a one time licensing fee and will be eligible to receive future payments based upon Roche achieving certain milestones. The one time licensing fee was recognized as revenue as the Company had completed all performance obligations under the agreement. Roche will be responsible for all future development costs of Levovirin. If Levovirin is successfully developed and receives regulatory approval, the Company will be entitled to receive royalty payments.

Roche licensed IL-12, a developmental compound for the treatment of cancer and allergies, to the Company. The Company will be responsible for the development costs of this compound, milestone payments and royalties if the compound is successfully developed.


In October 2001, ICN licensed Hepavir B from Metabasis Therapeutics, Inc. Hepavir B is a compound being developed for the treatment of hepatitis B. ICN contributed the Hepavir B license to Ribapharm. If the Company successfully develops Hepavir B and receive regulatory approval, Metabasis will be entitled to receive royalty payments upon commercialization of the product. Under the terms of the license agreement, a $2,000,000 nonrefundable license fee was due of which $1,000,000 was paid in October 2001. The Company will pay the remaining $1,000,000 in equal installments in April 2002 and October 2002. The $2,000,000 represents the valuation of acquired in-process research and development for which no alternative use exists and has been charged to operations as research and development expense.


--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  RELATED PARTY TRANSACTIONS:

These financial statements have been prepared for inclusion in a registration statement relating to the planned initial public offering of a portion of the common stock of Ribapharm. ICN will continue to beneficially own at least 80% of the outstanding shares of common stock after the Offering.

Ribapharm and ICN entered into an affiliation and distribution agreement, which places restrictions on Ribapharm's ability to issue capital stock to ensure that Ribapharm remains part of ICN's consolidated group for tax purposes; a management services and facilities agreement, which details ICN's agreement to provide Ribapharm with interim administrative and corporate services; a lease agreement, which provides Ribapharm a long-term lease in ICN's Costa Mesa facility; a confidentiality agreement, which provides that Ribapharm and ICN will not disclose to third parties confidential and proprietary information concerning each other; a registration rights agreement, which grants ICN rights to require Ribapharm to register shares of Ribapharm common stock owned by ICN; and a tax sharing agreement, which will govern Ribapharm's commitment to remain part of ICN's consolidated tax group.

The lease agreement with ICN provides for a lease payment of $5,000,000 per year, plus consumer price index increases, for five years, with a five year option to renew. The lease will be accounted for as an operating lease by Ribapharm. In connection with the lease agreement, Ribapharm will pay, in addition to the lease payment, ICN for its pro rata portion of common charges for the building.

At the end of each quarter, all amounts receivable from Schering-Plough relating to the License Agreement are transferred to ICN. Additionally, all excess cash remaining after payment by Ribapharm of its costs is transferred to ICN. ICN will retain all royalty payments from 2001, including the royalty payment scheduled to be received in early March 2002. Royalty payments that relate to fiscal years after 2001 will be divided between Ribapharm and ICN on a pro-rata basis based on the closing date of the Offering.

Following is a summary of transactions between Ribapharm and ICN for each of the years ended December 31, 1999, 2000 and 2001 (in thousands):

                                                                      DECEMBER 31,
                                                                 1999        2000       2001
--------------------------------------------------------------------------------------------
Allocation of costs of shared services (Note 1)...........     $4,852     $10,098     $3,594
Allocation of current income tax expense..................     33,890      48,717     40,487
Increase in royalty receivable transferred to ICN.........    (26,119)       (614)   (19,351)
Cash transferred to ICN...................................    (73,607)   (133,340)   (82,269)
                                                             --------   ---------   --------
Total.....................................................   $(60,984)   $(75,139)  $(57,539)
                                                             ========   =========   ========

6.  INCOME TAXES:

The income tax provision for each of the years ended December 31, 1999, 2000 and 2001, consists of the following (in thousands):

                                                                      DECEMBER 31,
                                                               1999       2000       2001
-------------------------------------------------------------------------------------------
Current...................................................    $33,890    $48,717    $40,487
Deferred..................................................      1,556         --         --
                                                              -------    -------    -------
                                                              $35,446    $48,717    $40,487
                                                              =======    =======    =======

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company's operations are included in the consolidated ICN tax returns. Income tax provisions and benefits have been calculated on a separate return basis for federal income tax purposes and based upon ICN's worldwide apportionment California State rate of 1%. Prior to the consummation of the Offering, the Company intends to enter into a tax sharing agreement with ICN.

The Company's effective tax rate for the years ended 1999 and 2001 was 36%. This rate is equal to the federal statutory rate and ICN's worldwide apportionment California State rate of 1%. The Company's effective tax rate for 2000 was 37% and reflects $4,625,000 of expenses which are not tax deductible.

7.  DETAIL OF CERTAIN ACCOUNTS (IN THOUSANDS):

                                                                DECEMBER 31,
                                                               2000      2001
-------------------------------------------------------------------------------
PROPERTY, PLANT AND EQUIPMENT, NET:
  Equipment.................................................  $9,288    $15,646
  Accumulated depreciation..................................  (3,035)    (5,240)
                                                              ------    -------
                                                              $6,253    $10,406
                                                              ======    =======
ACCRUED LIABILITIES:
  Payroll and related items.................................    $422       $311
  Accrued consulting fees...................................   1,441      4,035
                                                              ------    -------
                                                              $1,863     $4,346
                                                              ======    =======

8.  COMMON STOCK PLANS:

ICN 1998 STOCK OPTION PLAN: During 2000, the Board of Directors and the stockholders of ICN approved ICN's Amended and Restated 1998 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan, as amended, provides for the granting of options to purchase a maximum of 11,604,000 shares (including 3,000,000 shares authorized in 1998) of ICN's common stock to key employees, officers, directors, consultants and advisors of ICN. Options granted under the Stock Option Plan must have an exercise price not less than 85% of the fair market value of ICN's common stock at the date of the grant, except non-employee director options which must have an exercise price of 100% of the fair market value of ICN's common stock at the date of the grant, and a term not exceeding 10 years. The options previously granted under the Stock Option Plan vest ratably over a four-year period from the date of the grant. Certain ICN employees who are employees of Ribapharm were granted options under the Stock Option Plan.

The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for options granted under the Stock Option Plan. Had compensation cost for ICN's Stock Option Plan been determined based on the fair value at the grant date for awards in 1999, 2000 and 2001 consistent with the provisions of SFAS No. 123, the Company's unaudited pro forma net income would have been $62,484,000, $81,379,000 and $70,852,000 for the years ended December 31, 1999, 2000 and 2001, respectively.

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The pro forma amounts were estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                               1999      2000       2001
----------------------------------------------------------------------------------------
Weighted-average life (years)...............................     4.4       4.8       5.4
Volatility..................................................      54%       55%       44%
Expected dividend per share.................................   $0.36     $0.36     $0.36
Risk-free interest rate.....................................     5.4%      5.8%      4.6%
Weighted-average fair value of options granted..............  $11.01    $12.07    $11.15

The following table sets forth information relating to ICN stock option plans for the Company's employees during the years ended December 31, 1999, 2000 and 2001 (in thousands, except per share data):

                                                                                WEIGHTED AVERAGE
                                                            NUMBER OF SHARES     EXERCISE PRICE
------------------------------------------------------------------------------------------------
Shares under option, December 31, 1998....................        366                $24.81
  Granted.................................................         39                 26.88
  Exercised...............................................        (77)                11.63
  Canceled................................................         (9)                45.24
                                                                  ---                ------
Shares under option, December 31, 1999....................        319                 27.67
  Granted.................................................        129                 23.52
  Exercised...............................................        (58)                15.76
  Canceled................................................         --                    --
                                                                  ---                ------
Shares under option, December 31, 2000....................        390                 28.07
  Granted.................................................        456                 24.91
  Exercised...............................................        (30)                10.72
  Canceled................................................        (57)                37.18
                                                                  ---                ------
Shares under option, December 31, 2001....................        759                $26.17
                                                                  ===                ======
Exercisable at December 31, 1999..........................        192                $21.84
                                                                  ===                ======
Exercisable at December 31, 2000..........................        179                $26.95
                                                                  ===                ======
Exercisable at December 31, 2001..........................        184                $27.89
                                                                  ===                ======

The schedule below reflects the number of outstanding and exercisable options for employees of the Company as of December 31, 2001 segregated by price range (in thousands, except per share data):

                          OUTSTANDING                  EXERCISABLE             WEIGHTED
    RANGE OF                      WEIGHTED                     WEIGHTED        AVERAGE
    EXERCISE       NUMBER OF      AVERAGE       NUMBER OF      AVERAGE        REMAINING
     PRICES         SHARES     EXERCISE PRICE    SHARES     EXERCISE PRICE   LIFE (YEARS)
-----------------------------------------------------------------------------------------
  $5.77 to $17.99      63          $11.31           63          $11.31           3.39
 $18.25 to $26.88     401          $23.54           43          $23.99           8.92
 $26.98 to $46.25     295          $32.90           78          $43.42           8.55
                   -------                      -------
                      759                          184
                      ===                          ===

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

RIBAPHARM 2002 STOCK OPTION AND AWARD PLAN: The 2002 Stock Option and Award Plan (the "2002 Plan") was adopted by Ribapharm's Board of Directors and approved by ICN as the sole shareholder. The 2002 Plan provides for the granting of options to purchase a maximum of 22,500,000 shares of Ribapharm's common stock to directors, officers, employees and consultants of Ribapharm, ICN and ICN's other affiliates. Options granted under the 2002 Plan will have an exercise price not less than the fair market value of Ribapharm's Common Stock at the date of grant and a term not exceeding 10 years. Options granted to Ribapharm's employees, officers, directors and consultants will vest ratably over a four year period from the date of the grant. Options granted to officers and employees of ICN will all vest immediately upon being granted. No options will be exercisable until the earlier of the completion of a spin-off of the Company, a change of control of Ribapharm, or such other date as to be determined. The Stock Option and Award Plan provides that the adoption of this plan is not to be construed as amending, modifying or rescinding any previously approved incentive arrangement. To date no options have been granted under the 2002 Plan.


At the completion of the Offering, the Company intends to grant stock options to various employees, including its executive officers, under this plan. An aggregate of up to 3,000,000 shares of common stock would be issuable upon exercise of these options. In addition, the Company intends to grant options to acquire 15,000 shares to each non-management director at the time of the completion of the Offering. The exercise price of these options will be the initial public offering price. The options will have a term of 10 years. The vesting schedule of the options for our employees, officers, directors and consultants will be 25% each year, commencing on the first anniversary of grant. However, these options, even when vested, will not be exercisable until the earlier of the completion of the spin-off or September 30, 2003. This limitation on exercisability of options will not apply if, prior to September 30, 2003, ICN becomes ineligible under US tax laws from being able to effect the spin-off on a tax-free basis.



In addition, the Company intends to grant options to acquire up to an aggregate of 7,900,000 shares of common stock under this plan to officers and employees of ICN who are not directors, officers, employees or consultants of the Company. Of these, the Company intends to grant options to acquire 5,000,000 shares to Milian Panic, ICN's Chairman and Chief Executive Officer. The Company also intends to grant options to acquire 50,000 shares to each of ICN's nine non-management directors, one of which will be a Ribapharm director. The exercise price of these options will be the initial public offering price. The terms of these options will be substantially similar to the options granted our employees, including the limitation on exercisability. However, the options granted to directors, officers and employees of ICN will all vest immediately upon being granted. The fair market value of these options, assuming an initial public offering price of $14.00, is approximately $53,716,000, estimated using the Black-Scholes option pricing model, and will be recognized as a dividend to ICN in accordance with EITF 00-23.


RIBAPHARM EMPLOYEE STOCK PURCHASE PROGRAM: The Employee Stock Purchase Program was adopted by Ribapharm's Board of Directors. The Stock Purchase Program allows Ribapharm's employees to purchase shares of the Ribapharm's Common Stock on the New York Stock Exchange at the then current market price. Employees electing to participate in this program will pay for these purchases through payroll deductions.

9.  COMMITMENTS AND CONTINGENCIES:

CONTINGENCIES: On August 11, 1999, the United States Securities and Exchange Commission filed a civil complaint in the United States District Court for the Central District of California captioned Securities and Exchange Commission v. ICN Pharmaceuticals, Inc., Milan Panic, Nils O. Johannesson, and David C.

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


Watt, Civil Action No. SACV 99-1016 DOC (ANx) (the "SEC Complaint"). The SEC Complaint alleges that ICN and the individual named defendants made untrue statements of material fact or omitted to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading and engaged in acts, practices, and courses of business which operated as a fraud and deceit upon other persons in violation of
Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The SEC Complaint concerns the status and disposition of ICN's 1994 New Drug Application for ribavirin as a monotherapy treatment for chronic hepatitis C (the "NDA"). The FDA did not approve this new drug application. The SEC Complaint seeks injunctive relief, unspecified civil penalties, and an order barring Mr. Panic from acting as an officer or director of any publicly-traded company, which would include the Company. A pre-trial schedule has been set which requires the end of discovery by August 1, 2002 and the commencement of trial on May 6, 2003. ICN has advised the Company that ICN and the SEC appeared before a settlement judge, for the purpose of settlement negotiations. ICN has advised the Company that pending completion of these negotiations, the courts have stayed discovery for 90 days. ICN has advised the Company that there can be no assurance that the SEC litigation will be settled by mutual agreement or what the amount of any settlements may ultimately be. ICN has advised the Company that in the event a settlement is not reached, ICN will vigorously defend any litigation.


Beginning in 1996, the Company received subpoenas from a Grand Jury in the United States District Court for the Central District of California requesting the production of documents covering a broad range of matters over various time periods. The Company understood that the Company, Mr. Panic, two current senior executive officers, a former senior officer, a current employee, and a former employee of the Company were targets of the investigation. The Company also understood that a senior executive officer and a director were subjects of the investigation. The United States Attorney for the Central District of California (the "Office") advised counsel for the Company that the areas of its investigation included disclosures made and not made concerning the 1994 hepatitis C monotherapy NDA to the public and other third parties; stock sales for the benefit of Mr. Panic following receipt on November 28, 1994 of a letter from the FDA informing the Company that the 1994 hepatitis C monotherapy NDA had been found not approvable; possible violations of the economic embargo imposed by the United States upon the Federal Republic of Yugoslavia, based upon alleged sales by the Company and Mr. Panic of stock belonging to Company employees; and, with respect to Mr. Panic, personal disposition of assets of entities associated with Yugoslavia, including possible misstatements and/or omissions in federal tax filings. The Company has cooperated, and continues to cooperate, in the Grand Jury investigation. A number of current and former officers and employees of the Company were interviewed by the government in connection with the investigation. The Office had issued subpoenas requiring various current and former officers and employees of the Company to testify before the Grand Jury. Certain current and former officers and employees testified before the Grand Jury beginning in July 1998. On March 15, 2001, the Company was notified by the Office that a decision had been made to decline prosecution of all of the individual targets and subjects of the Grand Jury investigation.

On December 17, 2001, ICN plead guilty in the United States District Court for the Central District of California to a single felony count for securities fraud for omitting to disclose until February 17, 1995, the existence and content of the NDA. This guilty plea was entered pursuant to a plea agreement with the Office to settle a six-year investigation. ICN paid a fine of $5,600,000 and became subject to a three-year term of probation. The plea agreement provides that the Office will not further prosecute ICN and will not bring any further criminal charges against ICN or any individuals, except one of the Company's non-officer employees, relating to any matters that have been the subject of the investigation and will close its investigation of these matters.

--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The conditions of the probation require ICN to create a compliance program to ensure no future violations of the federal securities laws and to pre-clear with the FDA any public communication by ICN concerning any matter subject to FDA regulation. The terms of the compliance program include ICN retaining an expert to review its procedures for public communications regarding matters subject to FDA regulation and to develop written procedures for these communications. The compliance program also requires preparation of an annual report by the expert on ICN's compliance with the written procedures and annual certification by ICN management that ICN is complying with the expert's recommendations. ICN has advised the Company that these conditions of probation also apply to the Company unless, after a spin-off or other change in control of the Company occurs, the District Court grants the Company, upon application, early termination of the probation. The Office may oppose any application the Company may make and the District Court may not grant early termination of the probation.

In connection with the US Attorney investigation and SEC litigation, ICN recorded a reserve in the fourth quarter of 2000 of $9,250,000 to cover the potential combined settlement liability and all other related costs, of which $4,625,000 was allocated to Ribapharm. The $5,600,000 fine to be paid by ICN is included in that reserve. There can, of course, be no assurance that the SEC litigation will be settled by mutual agreement or what the amount of any settlements may ultimately be. In the event that a settlement is not reached, ICN will vigorously defend any litigation.

As a subsidiary controlled by ICN, any adverse judgment or settlement of the pending SEC civil litigation against ICN could impose restrictions on the conduct of the Company's business. Furthermore, the pending SEC civil litigation seeks to bar ICN's chairman from acting as an officer or director of any publicly traded company, which would include Ribapharm.

BENEFIT PLANS: ICN has a defined contribution plan that provides all US employees the opportunity to defer a portion of their compensation for pay out at a subsequent date. ICN can voluntarily make matching contributions on behalf of participating and eligible employees. Certain of the employees of ICN who will become employees of Ribapharm participate in this plan. The Company's expense related to such defined contribution plan was not material in 1999, 2000 and 2001.

PRODUCT LIABILITY INSURANCE: The Company is currently self-insured with respect to product liability claims and could be exposed to possible claims for personal injury resulting from allegedly defective products. While to date no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against the Company, a substantial claim, if successful, could have a negative impact on the Company's results of operations and cash flows.

LONG-TERM INCENTIVE PLAN: ICN has a long-term incentive plan, which provides for the issuance of shares of ICN's common stock to senior executives, certain of whom are employees of the Company. Shares issued under the long-term incentive plan are restricted and vest over a four-year period. Although certain current employees of the Company may be eligible for grants under the plan, no such grants have been made.


OTHER:





The Company has employment agreements with several key executives which contain "change in control" benefits. Under the provisions of these employment agreements, the Company may be obligated to pay the executive officers approximately $3 million, based on present compensation, if these executive officers were to terminate their services with the Company after a "change in control". In addition, the vesting of options granted to the executives would be accelerated.


--------------------------------------------------------------------------------

RIBAPHARM INC.
(FORMERLY A DIVISION OF ICN PHARMACEUTICALS, INC.)
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10.  CONVERTIBLE DEBT:

In July 2001, ICN completed an offering of $525,000,000 of 6 1/2% convertible subordinated notes due 2008 (the "Convertible Notes"). The Convertible Notes are convertible into ICN's common stock at a conversion rate of 29.1924 shares per $1,000 principal amount of Convertible Notes. Upon the earlier to occur of the Offering or a spin-off of Ribapharm (if either occurs), Ribapharm will become jointly and severally liable for the obligations under the Convertible Notes. Under an agreement between Ribapharm and ICN entered into on July 18, 2001, ICN has agreed to make all interest and principal payments related to the Convertible Notes. However, Ribapharm will be responsible for these payments to the extent ICN defaults under that agreement and does not make these payments. In that event, the Company would have a claim against ICN for any payments ICN does not make. The Company can only amend this agreement, in a manner adverse to it, with the approval of holders of a majority of its outstanding shares of common stock, excluding shares held by ICN. In the event of a spin-off of Ribapharm, converting note holders would receive ICN's common stock and the number of shares of Ribapharm common stock the note holders would have received had the Convertible Notes been converted immediately prior to the spin-off. If the spin-off had occurred as of December 31, 2001, the Convertible Notes would have been convertible into the equivalent of approximately 23,070,195 shares of Ribapharm common stock, which would be issuable by Ribapharm.

The pro forma balance sheet and statement of income give effect to the joint and several obligation under the Convertible Notes to which the Company becomes liable upon completion of the Offering. The pro forma income statement includes interest expense of $34,125,000 which represents the interest expense that would have been incurred if the Offering had been completed on January 1, 2001. The pro forma information reflects the Company's anticipated accounting treatment for the Convertible Notes. However, it is possible that the accounting treatment related to the accrual of interest expense on the notes reflected in the pro forma income statement may be modified prior to the completion of this offering. There can be no assurance that this accounting treatment will be modified.

--------------------------------------------------------------------------------

                                [RIBAPHARM LOGO]

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by ICN expected to be incurred in connection with the issuance and distribution of the common stock registered hereby, all of which expenses, except for the SEC registration fee, the National Association of Securities Dealers, Inc. filing fee, and the New York Stock Exchange listing fee, are estimated.


---------------------------------------------------------------------------
Securities and Exchange Commission registration fee.........     $99,739.50
NASD filing fee.............................................      30,500.00
New York Stock Exchange listing application fee.............     250,000.00
Printing and engraving fees and expenses....................   1,000,000.00
Legal fees and expenses.....................................   2,600,000.00
Accounting fees and expenses................................     500,000.00
Blue Sky fees and expenses..................................      40,000.00
Transfer Agent and Registrar fees and expenses..............       3,500.00
Miscellaneous expenses......................................     176,260.50
                                                              -------------
          Total.............................................  $4,700,000.00
                                                              =============

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

In connection with the consummation of this offering, we will adopt and file an amended and restated certificate of incorporation and amended and restated bylaws. As permitted by Delaware law, our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

 --   for any breach of duty of loyalty to us or to our stockholders;

 -- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; and

 -- for unlawful payment of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation further provides that we must indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that:

 -- we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to limited exceptions;

 -- we may indemnify our other employees and agents to the extent that we indemnify our officers and directors, unless otherwise prohibited by law, our amended and restated certificate of incorporation, our amended and restated bylaws or agreements;

 -- we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

 --   the rights conferred in the amended and restated bylaws are not exclusive.

We intend to enter into indemnification agreements with each of our directors and officers that would require us to indemnify them against liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them. However, we will not indemnify directors or officers with respect to liabilities arising from willful misconduct of a culpable nature.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

During the three years preceding the filing of this registration statement, Ribapharm has not sold any of its securities without registration under the Securities Act of 1933, except for the issuance of 100 shares of common stock to ICN on May 1, 2000 for $1.00 per share pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS

The following exhibits are filed with this registration statement.


EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
 1.1      Form of Underwriting Agreement, by and among ICN
          Pharmaceuticals, Inc., Ribapharm Inc. and the underwriters named therein.**
 3.1      Form of Amended and Restated Certificate of Incorporation of
          Ribapharm Inc.**
 3.2      Form of Amended and Restated Bylaws of Ribapharm Inc.**
 4.1      Form of Common Stock Certificate.**
 4.2      Indenture, dated as of July 18, 2001, by and among ICN
          Pharmaceuticals, Inc., Ribapharm Inc. and The Bank of New
          York, as trustee, relating to the 6 1/2% Convertible
          Subordinated Notes due 2008. Previously filed as Exhibit 4.1 to ICN Pharmaceuticals, Inc.'s Registration Statement No.
          333-67376 on Form S-3 and incorporated herein by reference.
 4.3      Registration Rights Agreement, dated as of July 18, 2001, by and among ICN Pharmaceuticals, Inc., Ribapharm Inc. and UBS
          Warburg LLC. Previously filed as Exhibit 4.2 to ICN
          Pharmaceuticals, Inc.'s Registration Statement No. 333-67376
          on Form S-3 and incorporated herein by reference.
 5.1      Form of Opinion of Fried, Frank, Harris, Shriver &
          Jacobson.**
10.1      Form of Ribapharm Inc. 2002 Stock Option and Award Plan**
10.2      Form of Ribapharm Inc. Employee Stock Purchase Program.**
10.3      Form of Affiliation and Distribution Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.**
10.4      Form of Management Services Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.**
10.5      Form of Confidentiality Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.**
10.6      Form of Registration Rights Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.**
10.7      Form of Tax Sharing Agreement between ICN Pharmaceuticals,
          Inc. and Ribapharm Inc.**
10.8      Form of Indemnification Agreement between Ribapharm Inc. and its directors and executive officers.**


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------


EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
10.9      Form of Lease between ICN Pharmaceuticals, Inc. and
          Ribapharm Inc.**
10.10     Exclusive License and Supply Agreement between ICN
          Pharmaceuticals, Inc. and Schering-Plough Ltd. dated July
          28, 1995. Portions of this exhibit have been omitted
          pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.**
10.11     Amendment to Exclusive License and Supply Agreement between
          ICN Pharmaceuticals, Inc. and Schering-Plough Ltd. dated
          January 20, 1998. Portions of this exhibit have been omitted pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.**
10.12     Amendment to Exclusive License and Supply Agreement between
          ICN Pharmaceuticals, Inc. and Schering-Plough Ltd. dated
          July 16, 1998. Portions of this exhibit have been omitted
          pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.**
10.13     Agreement among Schering Corporation, ICN Pharmaceuticals,
          Inc. and Ribapharm Inc. dated as of November 14, 2000.
          Portions of this exhibit have been omitted pursuant to an
          application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.**
10.14     Form of Interdebtor Agreement between ICN Pharmaceuticals,
          Inc. and Ribapharm Inc. with respect to the 6 1/2%
          Convertible Subordinated Notes, due 2008.**
10.15     Exchange Agreement among Hoffmann-La Roche, Inc., F.
          Hoffmann-La Roche Ltd., Ribapharm Inc. and ICN Puerto Rico,
          a division of ICN Dutch Holdings, B.V., dated as of June 29,
          2001. Portions of this exhibit have been omitted pursuant to an application for confidential treatment pursuant to Rule
          406 under the Securities Act of 1933, as amended.**
10.16     Transfer Agreement among F. Hoffmann-La Roche Ltd.,
          Hoffmann-La Roche, Inc., and ICN Puerto Rico, dated as of
          June 29, 2001. Portions of this exhibit have been omitted
          pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.**
10.17     License Agreement among Ribapharm Inc., Hoffmann-La Roche,
          Inc., F. Hoffmann-La Roche Ltd., and as to certain
          provisions, ICN Pharmaceuticals, Inc., dated as of June 29,
          2001. Portions of this exhibit have been omitted pursuant to an application for confidential treatment pursuant to Rule
          406 under the Securities Act of 1933, as amended.**
10.18     Development and License Agreement between Metabasis
          Therapeutics, Inc. and ICN Pharmaceuticals, Inc., dated as of October 1, 2001. Portions of this exhibit have been
          omitted pursuant to an application for confidential
          treatment pursuant to Rule 406 under the Securities Act of
          1933, as amended.**
10.19     Form of Executive Officer Employment Agreement.**
10.20     Ribapharm Inc. 2002 Nonemployee Director Retainer Fee
          Plan.**
23.1      Form of Consent of Fried, Frank, Harris, Shriver & Jacobson
          (included in the opinion filed as Exhibit 5.1).**
23.2      Consent of PricewaterhouseCoopers LLP.*
24.1      Power of Attorney.**
99.1      Consent of Johnson Y.N. Lau to serve as director of
          Ribapharm Inc.**
99.2      Consent of Roger Guillemin to serve as director of Ribapharm
          Inc.**


--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
99.3      Consent of Arnold H. Kroll to serve as director of Ribapharm
          Inc.**
99.4      Consent of Hans Thierstein to serve as director of Ribapharm
          Inc.**
99.5      Consent of John Vierling to serve as director of Ribapharm
          Inc.**
99.6      Consent of Roberts A. Smith to serve as a director of
          Ribapharm Inc.**
99.7      Consent of Kim Campbell to serve as director of Ribapharm
          Inc.**

-------------------------
 * Filed herewith.

** Previously filed.

(b) FINANCIAL STATEMENT SCHEDULES

All the schedules are omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this Registration Statement.

ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in the denominations and registered in the names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

(c) The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

PART II
--------------------------------------------------------------------------------

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 3rd day of April, 2002.


                                          RIBAPHARM INC.

                                          By: /s/ ROGER D. LOOMIS, JR.
                                          --------------------------------------
                                          Name: Roger D. Loomis, Jr.
                                          Title:  Vice President and Secretary


Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated.



                       SIGNATURE                                      TITLE                   DATE
                       ---------                                      -----                   ----
*                                                         President and Director          April 3, 2002
--------------------------------------------------------  (Principal Executive Officer)
Milan Panic

*                                                         Vice President, Chief           April 3, 2002
--------------------------------------------------------  Financial Officer, and
Thomas Stankovich                                         Treasurer
                                                          (Principal Financial Officer
                                                          and
                                                          Principal Accounting Officer)

*                                                         Director                        April 3, 2002
--------------------------------------------------------
Johnson Y.N. Lau, MD, PhD

*By: /s/ ROGER D. LOOMIS, JR.
--------------------------------------------------------
     Roger D. Loomis, Jr.
     Attorney-in-Fact


--------------------------------------------------------------------------------

EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
 1.1      Form of Underwriting Agreement, by and among ICN
          Pharmaceuticals, Inc., Ribapharm Inc. and the underwriters named therein.**
 3.1      Form of Amended and Restated Certificate of Incorporation of
          Ribapharm Inc.**
 3.2      Form of Amended and Restated Bylaws of Ribapharm Inc.**
 4.1      Form of Common Stock Certificate.**
 4.2      Indenture, dated as of July 18, 2001, by and among ICN
          Pharmaceuticals, Inc., Ribapharm Inc. and The Bank of New
          York, as trustee, relating to the 6 1/2% Convertible
          Subordinated Notes due 2008. Previously filed as Exhibit 4.1 to ICN Pharmaceuticals, Inc.'s Registration Statement No.
          333-67376 on Form S-3 and incorporated herein by reference.
 4.3      Registration Rights Agreement, dated as of July 18, 2001, by and among ICN Pharmaceuticals, Inc., Ribapharm Inc. and UBS
          Warburg LLC. Previously filed as Exhibit 4.2 to ICN
          Pharmaceuticals, Inc.'s Registration Statement No. 333-67376
          on Form S-3 and incorporated herein by reference.
 5.1      Form of Opinion of Fried, Frank, Harris, Shriver &
          Jacobson.**
10.1      Form of Ribapharm Inc. 2002 Stock Option and Award Plan.**
10.2      Form of Ribapharm Inc. Employee Stock Purchase Program.**
10.3      Form of Affiliation and Distribution Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.**
10.4      Form of Management Services Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.**
10.5      Form of Confidentiality Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.**
10.6      Form of Registration Rights Agreement between ICN
          Pharmaceuticals, Inc. and Ribapharm Inc.**
10.7      Form of Tax Sharing Agreement between ICN Pharmaceuticals,
          Inc. and Ribapharm Inc.**
10.8      Form of Indemnification Agreement between Ribapharm Inc. and its directors and executive officers.**
10.9      Form of Lease between ICN Pharmaceuticals, Inc. and
          Ribapharm Inc.**
10.10     Exclusive License and Supply Agreement between ICN
          Pharmaceuticals, Inc. and Schering-Plough Ltd. dated July
          28, 1995. Portions of this exhibit have been omitted
          pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.**
10.11     Amendment to Exclusive License and Supply Agreement between
          ICN Pharmaceuticals, Inc. and Schering-Plough Ltd. dated
          January 20, 1998. Portions of this exhibit have been omitted pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.**
10.12     Amendment to Exclusive License and Supply Agreement between
          ICN Pharmaceuticals, Inc. and Schering-Plough Ltd. dated
          July 16, 1998. Portions of this exhibit have been omitted
          pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.**
10.13     Agreement among Schering Corporation, ICN Pharmaceuticals,
          Inc. and Ribapharm Inc. dated as of November 14, 2000.
          Portions of this exhibit have been omitted pursuant to an
          application for confidential treatment pursuant to Rule 406 under the Securities Act of 1933, as amended.**
10.14     Form of Interdebtor Agreement between ICN Pharmaceuticals,
          Inc. and Ribapharm Inc. with respect to the 6 1/2%
          Convertible Subordinated Notes due 2008.**

EXHIBIT
NUMBER                            DESCRIPTION
----------------------------------------------------------------------
10.15     Exchange Agreement among Hoffmann-La Roche, Inc., F.
          Hoffmann-La Roche Ltd., Ribapharm Inc. and ICN Puerto Rico,
          a division of ICN Dutch Holdings, B.V., dated as of June 29,
          2001. Portions of this exhibit have been omitted pursuant to an application for confidential treatment pursuant to Rule
          406 under the Securities Act of 1933, as amended.**
10.16     Transfer Agreement among F. Hoffmann-La Roche Ltd.,
          Hoffmann-La Roche, Inc., and ICN Puerto Rico, dated as of
          June 29, 2001. Portions of this exhibit have been omitted
          pursuant to an application for confidential treatment
          pursuant to Rule 406 under the Securities Act of 1933, as
          amended.**
10.17     License Agreement among Ribapharm Inc., Hoffmann-La Roche,
          Inc., F. Hoffmann-La Roche Ltd., and as to certain
          provisions, ICN Pharmaceuticals, Inc., dated as of June 29,
          2001. Portions of this exhibit have been omitted pursuant to an application for confidential treatment pursuant to Rule
          406 under the Securities Act of 1933, as amended.**
10.18     Development and License Agreement between Metabasis
          Therapeutics, Inc. and ICN Pharmaceuticals, Inc., dated as of October 1, 2001. Portions of this exhibit have been
          omitted pursuant to an application for confidential
          treatment pursuant to Rule 406 under the Securities Act of
          1933, as amended.**
10.19     Form of Executive Officer Employment Agreement.**
10.20     Ribapharm Inc. 2002 Nonemployee Director Retainer Fee
          Plan.**
23.1      Form of Consent of Fried, Frank, Harris, Shriver & Jacobson
          (included in the opinion filed as Exhibit 5.1).**
23.2      Consent of PricewaterhouseCoopers LLP.*
24.1      Power of Attorney.**
99.1      Consent of Johnson Y.N. Lau to serve as director of
          Ribapharm Inc.**
99.2      Consent of Roger Guillemin to serve as director of Ribapharm
          Inc.**
99.3      Consent of Arnold H. Kroll to serve as director of Ribapharm
          Inc.**
99.4      Consent of Hans Thierstein to serve as director of Ribapharm
          Inc.**
99.5      Consent of John Vierling to serve as director of Ribapharm
          Inc.**
99.6      Consent of Roberts A. Smith to serve as a director of
          Ribapharm Inc.**
99.7      Consent of Kim Campbell to serve as director of Ribapharm
          Inc.**


-------------------------
  * Filed herewith.

 ** Previously filed.